UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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WASHINGTON MUTUAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1301 Second Avenue
Seattle, Washington 98101

March 14, 2008

Dear Shareholder:

You are cordially invited to attend the Washington Mutual, Inc. Annual Meeting of Shareholders that will be held on Tuesday, April 15, 2008, at 1:00 p.m., local time, at Benaroya Hall, 200 University Street, Seattle, Washington 98101. We will webcast the meeting on our website at www.wamu.com/ir. I look forward to greeting as many of our shareholders as possible at the Annual Meeting.

As set forth in the attached Proxy Statement, we will hold the meeting to consider the following matters:

➢	the election of 13 directors;

➢	the ratification of the appointment of Washington Mutual’s independent auditor for 2008;

➢	the approval of an amendment to the Washington Mutual Amended and Restated 2002 Employee Stock Purchase Plan for the purpose of increasing the number of shares that may be issued under the plan by 4,000,000 to 8,863,590;

➢	two shareholder proposals that are expected to be presented at the meeting; and

➢	to transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s).

Please read the attached Proxy Statement carefully for information about the matters you are being asked to consider and vote upon. Your vote is important. Whether or not you attend the meeting in person, I urge you to promptly vote your proxy as soon as possible via the Internet, by telephone or by mail using the enclosed postage-paid reply envelope. If you decide to attend the meeting and vote in person, you will, of course, have that opportunity.

Thank you for your continued support of Washington Mutual, and again, I look forward to seeing you at the Annual Meeting.

Sincerely,

Kerry Killinger
Chairman and Chief Executive Officer

WASHINGTON MUTUAL, INC.

1301 Second Avenue
Seattle, Washington 98101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 15, 2008

Meeting Date:	Tuesday, April 15, 2008
Meeting Time:	1:00 p.m. (local time)

Record Date:	February 29, 2008

Location:	Benaroya Hall 200 University Street Seattle, Washington 98101

Agenda:

1.	To elect 13 directors, each for a one-year term;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2008;

3.	To approve an amendment to our Amended and Restated 2002 Employee Stock Purchase Plan for the purpose of increasing the number of shares that may be issued under the plan by 4,000,000 to 8,863,590;

4.	To consider a shareholder proposal regarding an independent board chairman if it is properly presented by the shareholder proponent at the meeting;

5.	To consider a shareholder proposal regarding our director election process if it is properly presented by the shareholder proponent at the meeting; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements.

The Board of Directors urges shareholders to vote FOR Items 1 through 3, and AGAINST Items 4 and 5.

All of these items are more fully described in the Proxy Statement that follows. Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. Under new Securities and Exchange Commission rules, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 Annual Report to Shareholders are available at our web site at http://www.wamu.com/ir.

By order of the Board of Directors,

William L. Lynch
Secretary

Seattle, Washington
March 14, 2008

IMPORTANT

     Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your proxy at your earliest convenience via the Internet, by telephone or by mail using the enclosed postage-paid reply envelope. This will ensure the presence of a quorum at the Annual Meeting and will save us the expense of additional solicitation. Sending in your proxy will not prevent you from voting your shares in person at the Annual Meeting if you desire to do so. Your proxy is revocable at your option in the manner described in the Proxy Statement.

WASHINGTON MUTUAL, INC.

1301 Second Avenue
Seattle, Washington 98101

PROXY STATEMENT
For the 2008 Annual Meeting of Shareholders
To Be Held On Tuesday, April 15, 2008

Our board of directors (the “Board of Directors” or the “Board”) is soliciting proxies to be voted at our Annual Meeting of Shareholders on April 15, 2008, at 1:00 p.m., and at any adjournments or postponements thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The Notice, this Proxy Statement and the form of proxy enclosed are first being sent to shareholders on or about March 14, 2008. As used in this Proxy Statement, the terms “Company,” “we,” “us” and “our” refer to Washington Mutual, Inc.

Questions and Answers about these Proxy Materials and the Annual Meeting:

Question: Why am I receiving these materials?

Answer: Our Board of Directors is providing these proxy materials to you in connection with Washington Mutual’s Annual Meeting of Shareholders, to be held on April 15, 2008. As a shareholder of record, you are invited to attend our Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Question: What information is contained in this Proxy Statement?

Answer: This information relates to the proposals to be voted on at our Annual Meeting, the voting process, compensation of our directors and most highly paid executives, and certain other required information.

Question: Who is soliciting my vote pursuant to this Proxy Statement?

Answer: Our Board of Directors is soliciting your vote at our 2008 Annual Meeting.

Question: Who is entitled to vote?

Answer: Only shareholders of record at the close of business on February 29, 2008 will be entitled to vote at our Annual Meeting.

Question: How many shares are eligible to be voted?

Answer: As of the record date of February 29, 2008, we had 882,432,542 shares of common stock outstanding (including 6,000,000 shares of common stock held in escrow). Each outstanding share of our common stock will entitle its holder to one vote on each of the 13 directors to be elected and one vote on each other matter to be voted on at our Annual Meeting.

Question:  What am I voting on?

Answer: You are voting on the following matters:

➢	The election of 13 directors. Our nominees are Stephen I. Chazen, Stephen E. Frank, Kerry K. Killinger, Thomas C. Leppert, Charles M. Lillis, Phillip D. Matthews, Regina T. Montoya, Michael K. Murphy, Margaret Osmer McQuade, Mary E. Pugh, William G. Reed, Jr., Orin C. Smith and James H. Stever.

➢	Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2008.

➢	Approval of an Amendment to our Amended and Restated 2002 Employee Stock Purchase Plan to increase the number of shares subject to the plan by 4,000,000 to 8,863,590.

➢	To consider two shareholder proposals if they are properly presented at the meeting by the respective shareholder proponents.

Question: How does our Board recommend that I vote?

Answer: Our Board recommends that you vote “FOR” each director nominee, “FOR” the ratification of the appointment of Deloitte & Touche as independent auditor, “FOR” approval of the amendment to the Amended and Restated 2002 Employee Stock Purchase Plan and “AGAINST” each shareholder proposal.

Question: How many votes are required to hold the Annual Meeting and what are the voting procedures?

Answer: Quorum Requirement: Washington law provides that any shareholder action at a meeting requires that a quorum exist with respect to that action. A quorum for the actions to be taken at our Annual Meeting will consist of a majority of all of our outstanding shares of common stock that are entitled to vote at the Annual Meeting. Therefore, at the Annual Meeting, the presence, in person or by proxy, of the holders of at least 441,216,271 shares of our common stock will be required to establish a quorum. Shareholders of record who are present at the Annual Meeting in person or by proxy and who abstain are considered shareholders who are present and entitled to vote, and will count towards the establishment of a quorum. This will include brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting.

Required Votes: Each outstanding share of our common stock is entitled to one vote on each proposal at the Annual Meeting.

➢	Election of Directors: If there is a quorum at our Annual Meeting, the 13 nominees who receive the greatest number of votes cast for directors will be elected. There is no cumulative voting for our directors. Please note that our bylaws contain majority voting procedures that apply for all uncontested director elections, including the 2008 Annual Meeting (see page 4 of this Proxy Statement).

➢	Ratification of Independent Auditor, Approval of Employee Stock Purchase Plan Amendment and Approval of the Shareholder Proposals: If there is a quorum, each of these actions will be approved if the number of votes cast in favor of the proposed action exceeds the number of votes cast against it.

If there is a quorum at the meeting, abstentions and broker non-votes will have no impact on the election of directors or the approval of the other proposed actions at the meeting.

Question: How may I cast my vote?

Answer:  If you are the shareholder of record: You may vote by one of the following four methods (as instructed on the enclosed proxy card):

➢	in person at the Annual Meeting,

➢	via the Internet,

➢	by telephone, or

➢	by mail.

Whichever method you use, the proxies identified on the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form: You must provide instructions to the broker or nominee as to how your shares should be voted. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this Proxy Statement and our Annual Report. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee, and you bring the proxy to our Annual Meeting.

If you are a participant in the WaMu Savings Plan, our 401(k) Plan: You have the right to direct Fidelity Management Trust Company, as trustee of the plan, regarding how to vote the shares of Company common stock attributable to your individual account under the plan. The enclosed proxy card can be used as a direction form to provide voting directions to Fidelity. Fidelity will vote shares of common stock attributable to participant accounts as directed by such participants. Fidelity will not vote shares of common stock attributable to participant accounts for which it does not receive participant direction by April 10, 2008.

Question: How may I cast my vote over the Internet or by telephone?

Answer:  Voting over the Internet: If you are a shareholder of record, you may use the Internet to transmit your vote up until 11:59 P.M. Eastern Time April 14, 2008. Visit www.proxyvote.com and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Voting by Telephone: If you are a shareholder of record, you may call 1-800-690-6903 and use any touch-tone telephone to transmit your vote up until 11:59 P.M. Eastern Time April 14, 2008. Have your proxy card in hand when you call and then follow the instructions.

If you hold your shares in “street name,” that is through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Question: How may I revoke or change my vote?

Answer:  If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

➢	submitting a new proxy card,

➢	delivering written notice to our Secretary prior to April 15, 2008, stating that you are revoking your proxy, or

➢	attending the Annual Meeting and voting your shares in person.

Please note that attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.

Question: Who is paying for the costs of this proxy solicitation?

Answer:  Our Company will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies. In addition to mailing these materials, officers and regular employees of our Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication. Our Company will reimburse banks and brokers for their reasonable out-of-pocket expenses related to forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation. We have retained MacKenzie Partners, Inc. and Georgeson Inc. to assist in the solicitation at a cost of approximately $25,000 and $12,500, respectively, plus in each case payment of reasonable out-of-pocket expenses.

Question: Who will count the votes?

Answer:  Broadridge Financial Solutions, Inc., our inspector of elections for the Annual Meeting, will receive and tabulate the ballots and voting instruction forms.

Question: What happens if the Annual Meeting is postponed or adjourned?

Answer:  Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

INFORMATION ABOUT THE MEETING

Our Annual Meeting will be held at 1:00 p.m. (local time) on Tuesday, April 15, 2008, at Benaroya Hall, 200 University Street, Seattle, Washington 98101. We will provide listening devices at the Annual Meeting for shareholders with impaired hearing.

We plan to webcast the Annual Meeting on our website at www.wamu.com/ir during the Annual Meeting and it will be archived on our website for 30 days after the meeting.

ITEM 1. ELECTION OF DIRECTORS
Board Nominees

Our Board of Directors has nominated each of the following persons for election as a director. Each nominee is currently a director and has indicated that he or she is willing and able to continue to serve as a director. We have provided biographical and other information on each of the nominees beginning at page 5 of this Proxy Statement.

Stephen I. Chazen	Charles M. Lillis	Mary E. Pugh
Stephen E. Frank	Phillip D. Matthews	William G. Reed, Jr.
Kerry K. Killinger	Regina T. Montoya	Orin C. Smith
Thomas C. Leppert	Michael K. Murphy	James H. Stever
Margaret Osmer McQuade

If any nominee becomes unable or unwilling to serve, which is not anticipated, the accompanying proxy may be voted for the election of such other person as shall be designated by the Governance Committee of the Board. Proxies granted may not be voted for a greater number of nominees than the 13 named above. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR each of the nominees listed above. Our bylaws currently provide for 14 directors. However, one current director, Anne V. Farrell, is not standing for re-election because she has reached the Board’s mandatory retirement age. We expect to amend our bylaws to decrease the size of the Board to 13 promptly following the Annual Meeting.

Majority Voting for Directors

In February 2007, we amended our bylaws to add majority voting procedures for director elections. The procedures apply to all uncontested director elections, which are elections in which the number of nominees does not exceed the number of directors to be elected. In an uncontested election, any nominee who does not receive the vote of a majority of the shares cast shall promptly offer his or her resignation to the Board following the meeting at which the election occurred. A vote of the majority of shares cast means that the number of shares voted “for” a director exceeds the number of votes affirmatively voted as “withheld” from that director. The Governance Committee of our Board of Directors will promptly consider the resignation offer and make a recommendation to the Board. The Board will then act on the Governance Committee’s recommendation within 90 days following the shareholder meeting at which the election occurred. Thereafter, the Board will promptly disclose publicly its decision whether to accept the director’s resignation offer. The director who tenders his or her resignation pursuant to this provision will not participate in the Governance Committee’s recommendation or the Board’s decision on whether to accept his or her resignation offer. Our Corporate Governance Guidelines contain additional procedures that the Board adopted to implement our majority voting bylaw provisions.

Declassified Board

During 2006, we amended our articles of incorporation and bylaws to declassify our Board of Directors. As a result, each of our directors is eligible to serve for a one-year term.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” EACH OF THE NOMINEES.

Current Directors

Below is information regarding each of our current directors who have been nominated for re-election at the Annual Meeting. Anne V. Farrell, who has served as a director since 1994, is not standing for re-election because she has reached the mandatory retirement age of 72 under our Corporate Governance Guidelines. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

Stephen I. Chazen

Director since 2008

Mr. Chazen, age 61, has served as President and Chief Financial Officer of Occidental Petroleum Corporation, an international oil and gas exploration and production company, since December 2007. Mr. Chazen has served as Occidental Petroleum’s Chief Financial Officer since 1999, also holding the titles of Senior Executive Vice President from 2004 to 2007 and Executive Vice President, Corporate Development from 1999 to 2004.

Stephen E. Frank

Director since 1997

Mr. Frank, age 66, is a director of Aegis Insurance Services, Inc., Puget Energy, Inc. and Northrop Grumman Corporation. On January 1, 2002, Mr. Frank retired as Chairman, President and Chief Executive Officer of Southern California Edison, the largest subsidiary of Edison International, a power company, where he had served since June 1995. From 1990 until 1995, Mr. Frank served as the President, Chief Operating Officer and a director of Florida Power & Light Company. Prior to that, he served as an Executive Vice President and Chief Financial Officer of TRW, Inc. and the Vice President, Controller and Treasurer of GTE Corporation.

Kerry K. Killinger

Director since 1988

Mr. Killinger, age 58, is our Chairman and Chief Executive Officer, and was our President until 2005. Mr. Killinger became our President and a director in 1988, our Chief Executive Officer in 1990 and our Chairman of the Board of Directors in 1991. Mr. Killinger also serves as a director of Safeco Corporation and Green Diamond Resource Company.

Thomas C. Leppert

Director since 2005

Mr. Leppert, age 53, is the Mayor of Dallas, Texas. Mr. Leppert retired as the Chairman and Chief Executive Officer of The Turner Corporation on December 31, 2006. He held those positions since September 1999. Turner is one of the nation’s largest general construction companies with its headquarters in Dallas, Texas. Before joining Turner, Mr. Leppert served as the Trustee of the Estate of James Campbell from 1998-1999. From 1996 through 1997, Mr. Leppert served as the Vice Chairman of the Bank of Hawaii and Pacific Century Financial Corp. Mr. Leppert began his career with McKinsey & Company and was later elected a Principal, where he specialized in the financial services industry. In 1984, he was appointed by President Reagan as a White House fellow and was assigned to the Department of the Treasury and the White House staff, where he worked primarily on banking, finance and international trade issues.

Charles M. Lillis

Director since 2005

Mr. Lillis, age 66, is a co-founder and principal of LoneTree Partners, a private equity investing group with headquarters in Denver, Colorado. He is also a Managing Partner of Castle Pines Capital, a provider of channel finance solutions, with its headquarters in Denver Colorado. Mr. Lillis served as the Chairman of the Board and Chief Executive Officer of MediaOne Group, Inc. from its inception in 1995 through the acquisition of MediaOne by AT&T Corp., which was completed in 2000. Mr. Lillis is a director of SUPERVALU Inc., Williams Companies, Medco Health Solutions, and SomaLogic Inc.

Phillip D. Matthews

Director since 1998

Mr. Matthews, age 69, is currently the Chairman of Zodiac Marine Holdings, a worldwide supplier in marine and pool products. Mr. Matthews served as Chairman of WaterPik Technologies, Inc., a leading developer, manufacturer and marketer of innovative pool products and personal health care products until it merged with Zodiac Marine Holdings in 2007. From 1996 through 2005 he was the Chairman of Worldwide Restaurant Concepts, Inc., a company that operates, franchises or joint ventures restaurants worldwide. From 1981 to 1991, he was owner and Chief Executive Officer of Bell Helmets, Inc. and prior to that he was Executive Vice President and Chief Financial Officer of Dart Industries and its successor, Dart and Kraft, Inc. He is a director of Zodiac Marine Holdings, Wolverine World Wide, Inc., Orco Construction Supply, Inc. and Trojan Battery Company.

Regina T. Montoya

Director since 2006

Ms. Montoya, age 54, has been the Chief Executive Officer of New America Alliance since September 2005, where her responsibilities include developing strategic and tactical plans to fulfill the Alliance’s mission of promoting the advancement of the Latino community with a focus on economic empowerment. From 1996 until 2005, Ms. Montoya was the Founder and President of WORKRules, a Texas-based workforce training and media and community relations company, and from August 2002 until February 2005, Ms. Montoya was the Southwest Regional Director for AARP. A Harvard-trained attorney, Ms. Montoya has served in the White House as an Assistant to the President and Director of the Office of Intergovernmental Affairs.

Michael K. Murphy

Director since 1985

Mr. Murphy, age 71, is the retired Chairman and Chief Executive Officer of CPM Development Corporation, a construction materials manufacturer and the parent company of Central Pre-Mix Concrete Company and Inland Asphalt Company. If he is re-elected, we expect Mr. Murphy not to stand for re-election at the 2009 Annual Meeting of Shareholders in accordance with our director retirement policy described at page 11.

Margaret Osmer McQuade

Director since 2002

Ms. Osmer McQuade, age 69, has been President of Qualitas International, an international consulting firm, since 1993. She also serves as a director of River Capital International LLC.

Mary E. Pugh

Director since 1999

Ms. Pugh, age 48, is founder, President and Chief Executive Officer of Pugh Capital Management, Inc. a fixed income money management company. Ms. Pugh is a trustee of The Seattle Foundation.

William G. Reed, Jr.

Director since 1970

Mr. Reed, age 69, was Chairman of Simpson Timber Company and Simpson Investment Company from 1971 to 1996. He serves as a director for PACCAR Inc. and Safeco Corporation. He was Chairman of the Board of Safeco Corporation from January 2001 through December 2002 and lead independent director from 2002 through 2004.

Orin C. Smith

Director since 2005

Mr. Smith, age 65, was President and Chief Executive Officer of Starbucks Corporation, a coffee retailer, from June 2000 until March 31, 2005. From June 1994 to May 2000, Mr. Smith served as Starbucks’ President and Chief Operating Officer, and from March 1990 to June 1994, he was Starbucks’ Vice President and Chief Financial Officer and later its Executive Vice President and Chief Financial Officer. Mr. Smith also serves on the board of directors of NIKE, Inc. and The Walt Disney Company.

James H. Stever

Director since 1991

Mr. Stever, age 64, retired as Executive Vice President, Public Policy, of US WEST, Inc., a telecommunications company, on December 31, 1996, a position he held since January 1996. He was Executive Vice President, Public Policy and Human Resources, of US WEST, Inc. from November 1994 to January 1996, and Executive Vice President, Public Policy, of US WEST, Inc. and US WEST Communication, Inc. from 1993 until 1994. He was President, Public Policy, of US WEST Communications, Inc. from 1990 until 1993 and President, Business Division, from 1988 until 1990.

Corporate Governance

We value strong corporate governance principles and adhere to the highest ethical standards. These principles and standards, along with our core values of fairness, caring, human, dynamic and driven, help us achieve our corporate mission. To foster strong corporate governance and business ethics, our Board of Directors continues to take many steps to strengthen and enhance our corporate governance practices and principles. To that end, we have adopted Corporate Governance Guidelines to achieve the following goals:

•	to promote the effective functioning of the Board;

•	to ensure that we conduct our business in accordance with the highest legal and ethical standards; and

•	to enhance shareholder value.

The following is a summary of some of our most significant governance principles as embodied in our Corporate Governance Guidelines, and our current practices with respect to many other aspects of strong corporate governance. The full text of our Corporate Governance Guidelines is available on our website at www.wamu.com/ir. Our shareholders may also obtain a written copy of the guidelines at no cost by writing to us at 1301 Second Avenue, Seattle, Washington, 98101, Attention: Investor Relations Department, or by calling (206) 500-1005.

The Governance Committee of our Board of Directors administers our Corporate Governance Guidelines, reviews performance under the guidelines and the content of the guidelines annually and, when appropriate, recommends updates and revisions to our Board of Directors.

Board of Directors Independence

We currently have 14 directors including Anne V. Farrell, who is not standing for re-election because she is retiring from the Board. Our Corporate Governance Guidelines require that the Board consist predominantly of non-employee directors. This means directors who are not currently, and have not been, employed by us during the most recent three years. Currently, our Chief Executive Officer is our only director who is also a member of management.

Our Corporate Governance Guidelines also require that a substantial majority of the Board consist of independent directors. A director is independent for this purpose when our Board affirmatively determines that he or she has no material relationship with us, other than as a director. Our Board makes this determination in accordance with our Corporate Governance Guidelines, which are consistent with the applicable rules of the New York Stock Exchange (the “NYSE”) and federal securities laws.

Our Governance Committee is responsible for reviewing with the Board annually the appropriate criteria and standards for determining director independence consistent with all applicable legal requirements, including the NYSE rules and applicable Securities and Exchange Commission (“SEC”) rules and regulations. In accordance with applicable NYSE rules, we have established categories of immaterial relationships that are deemed not to have any bearing on a director’s independence. Accordingly, our Corporate Governance Guidelines provide that a Company director will not be considered to lack independence solely as a result of any of the following relationships:

•	if currently or at any time during the preceding three years the director was an employee or executive officer of, or a member of his or her immediate family was an employee or an executive officer of another company that makes payments to or receives payments from us for property or services in an amount which is less than $1 million and less than two percent (2%) of the annual consolidated gross revenues of the other company, determined for the most recent completed fiscal year;

•	if currently or at any time during the preceding three years the director or a member of his or her immediate family was a director of another company that makes payments to or receives payments from us for property or services in an amount which is less than the greater of $1 million and two percent (2%) of the annual consolidated gross revenues of the other company, determined for the most recent completed fiscal year;

•	if the director or a member of his or her immediate family is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of indebtedness either of them owes to the other is less than one percent (1%) of the total consolidated assets of the other company;

•	if the director or a member of his or her immediate family serves as an officer, director or trustee of a tax exempt organization, and our discretionary contributions to the organization during the most recent calendar year are no greater than the greater of $250,000 or one percent (1%) of that organization’s total annual consolidated gross revenues (determined for the most recent completed fiscal year). Our automatic matching of employee charitable contributions will not be included in the amount of our contributions for this purpose;

•	if the director or a member of his or her immediate family serves as a non-employee director of another company (and has not been determined by such other company to be non-independent), on whose board one or more other Washington Mutual directors sit as non-employee directors;

•	if the director or a member of his or her immediate family maintains one or more deposit accounts with us, provided that there is no obligation or requirement to maintain the existence of such accounts and such accounts exist on terms and conditions that are no more favorable than those offered to the general public; or

•	if the director maintains a credit card with us or a subsidiary pursuant to our Employee Card program for employees and directors, or if a member of his or her immediate family maintains a credit card account with us or a subsidiary where there is no obligation or requirement to maintain the existence of such account and such account exists on terms and conditions that are generally no more favorable than those widely offered to our employees in the program.

In February 2008, our Board determined that Stephen I. Chazen, Anne V. Farrell, Stephen E. Frank, Thomas C. Leppert, Charles M. Lillis, Phillip D. Matthews, Regina T. Montoya, Michael K. Murphy, Margaret Osmer McQuade, William G. Reed, Jr., Orin C. Smith and James H. Stever are independent directors in accordance with our Corporate Governance Guidelines because they have no relationships with us that are outside of the categorical standards listed above. In addition, the Board found that Kerry K. Killinger and Mary E. Pugh are not independent because of the following:

•	Mr. Killinger is one of our executive officers.

•	Ms. Pugh is the founder and President of Pugh Capital Management, a company with which we transacted business in 2006 and prior years. Our Board has determined that this relationship was a material relationship, and that Ms. Pugh will not be independent until three years after our relationship with Pugh Capital Management ended.

For the Company directors determined to be independent in 2008, the Board considered the following relationships:

•	Each of Messrs. Reed, Smith and Lillis is a member of the board of directors of one or more companies with which our Company transacted business in the ordinary course in 2007. In each instance, the amount of 2007 payments to or by us was significantly below our categorically immaterial amount, as contained in our Corporate Governance Guidelines. In addition, Mr. Leppert is the Mayor of the City of Dallas. We paid immaterial amounts to the City of Dallas in 2007 in the ordinary course of business.

•	Messrs. Stever and Reed, and Mss. Montoya and Farrell, each has one or more deposit accounts with our Company; Mss. Farrell and Osmer McQuade, and Messrs. Frank, Leppert, Lillis, Murphy, Reed and Stever each has a credit card account with our Company pursuant to our Company card program for employees and directors; and Mrs. Farrell’s home mortgage is serviced by our Company.

•	Our donations (or our foundation’s donations) to charitable entities of which a Company director is a trustee or an officer, in amounts that were categorically immaterial under our Corporate Governance Guidelines. For 2007, these included donations to entities affiliated with Mss. Farrell, Montoya and Osmer McQuade and Messrs. Frank, Leppert and Smith.

Our Board also determined in February 2008 that all of the members of our Audit Committee are independent in accordance with our Corporate Governance Guidelines and applicable SEC rules and regulations.

Responsibilities of the Board of Directors

Each director has basic duties of care and loyalty under Washington law. Our Corporate Governance Guidelines also enumerate certain obligations for our directors. Among other things, these obligations require directors to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. In addition, our Board and its committees have the authority to retain and establish the fees of outside legal, accounting or other advisors, as necessary, to carry out their responsibilities.

Our directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. As a result, our directors must disclose all business relationships with us and with any other person doing business with us to the entire Board and recuse themselves from discussions and decisions affecting those relationships. We periodically solicit information from directors in order to monitor potential conflicts of interest and to confirm director independence.

Communication With Directors

Individuals may submit communications to any individual director, including our Lead Independent Director, our Board as a group, or a specified Board committee or group of directors, including our non-employee directors, by sending the communications in writing to the following address: Washington Mutual, Inc., 1301 Second Avenue, Seattle, Washington 98101. All correspondence should indicate to whom it is addressed. A member of our Office of the Corporate Secretary will sort the Board correspondence to classify it based on the following categories into which it falls: shareholder correspondence, commercial correspondence, regulator correspondence or customer correspondence. Each classification of correspondence will be handled in accordance with a policy unanimously approved by the Board.

Director Education and Evaluation

All directors are expected to be knowledgeable about our Company and industry and to understand their duties and responsibilities as directors. They may gain this knowledge by attending Board meetings; periodic director training sessions; educational seminars; and regular meetings with management; and by reading appropriate industry, corporate governance and directorship literature. We periodically conduct in-house director education programs on relevant topics. In addition, our directors are encouraged to attend education sessions provided by third-party groups, and we reimburse them for their reasonable costs of attendance. In 2007, we conducted in-house director education sessions on two occasions.

All of our new directors are required to attend orientation sessions conducted by our management and educational programs intended to satisfy the special qualification requirements for membership on committees of our Board.

Our Board, acting through the Governance Committee, annually evaluates the effectiveness of the Board collectively, and the performance of each standing Board committee. Our Governance Committee determines the appropriate means for this evaluation, which may include surveying the Board and committee membership.

Director Nomination Process

Our Governance Committee is responsible for reviewing with the Board annually the appropriate skills and characteristics required of our Board members, and for selecting, evaluating and recommending nominees for election by our shareholders. The Governance Committee may use one or more third party search firms to assist in this purpose. During 2007 and 2008, an executive search firm assisted the committee in identifying our newest director, Mr. Chazen.

The following are the General Criteria for Nomination to the Board, as adopted by our Board. These General Criteria set forth the traits, abilities and experience that, at a minimum, our Board looks for in determining candidates for election to the Board:

•	Directors should possess personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders and other constituencies.

•	Directors should have reputations, both personal and professional, consistent with the image and reputation of Washington Mutual.

•	Each director should have relevant experience and expertise and be able to add value and offer advice and guidance to our Chief Executive Officer based on that experience and expertise.

•	Other important factors to be considered in seeking directors include current knowledge and contacts in our industry and other industries relevant to our business, ability to work with others as an effective group and ability to commit adequate time as a director.

•	A substantial majority of directors on our Board should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors should be independent of any particular constituency and be able to represent the interests of our shareholders and other constituencies.

•	Each director should have the ability to exercise sound business judgment.

•	Directors should be selected so that our Board of Directors is a diverse body reflecting gender, ethnic background, professional experience, current responsibilities and community involvement.

The Chair of the Governance Committee may authorize our Chairman of the Board or any other representative of our Board, speaking on behalf of the Board, to extend invitations to new director candidates to join the Board. The Board is responsible for making interim appointments of directors to fill Board vacancies, including those created by the resignation or retirement of directors in accordance with our bylaws.

Our shareholders may propose director candidates for consideration by the Governance Committee by submitting the individual’s name and qualifications to our Secretary at 1301 Second Avenue, Seattle, Washington 98101. Our Governance Committee will consider all director candidates properly submitted by our shareholders in accordance with our Corporate Governance Guidelines, and these candidates will be evaluated under the same General Criteria as director candidates proposed by other means. Shareholders who wish to nominate candidates for election to our Board at our Annual Meeting of Shareholders must follow the procedures outlined in “Shareholder Proposals for the 2009 Annual Meeting” set forth at page 75 of this Proxy Statement.

Director Retirement and Resignation Policies

When our directors reach age 72, they may not stand for re-election at the next occurring annual meeting of shareholders. Accordingly, Mrs. Farrell is not standing for re-election and will retire from the Board because she has reached age 72. If he is re-elected at the Annual Meeting, Mr. Murphy will reach age 72 before the 2009 Annual Meeting of Shareholders. Accordingly, he will not stand for re-election at the 2009 Annual Meeting.

We also require that directors tender their resignation when their present position or job responsibility changes significantly. Our Board then decides, in light of the circumstances and the recommendation of the Governance Committee, whether to accept the resignation.

Board Meetings and Executive Sessions

Our Board of Directors currently holds eight regular full Board meetings each year. All of our directors are encouraged to attend each meeting in person. Our management provides all directors with an agenda and appropriate written materials sufficiently in advance of the meetings to permit meaningful review. Any director may submit topics or request changes to the preliminary agenda as he or she deems appropriate in order to ensure that the interests and needs of non-management directors are appropriately addressed. To ensure active and effective participation, all of our directors are expected to arrive at each Board and committee meeting having reviewed and analyzed the materials for the meeting.

All of our non-employee directors generally meet in executive session at every regularly scheduled Board meeting, both with and without our Chief Executive Officer present. All directors who are determined to be independent meet in executive session at least once per year.

Lead Independent Director

Our independent directors annually select one of their own to be the Lead Independent Director. In February 2008, Mr. Frank was selected as the Lead Independent Director. The Lead Independent Director: (i) identifies topics and develops the agenda for regularly scheduled meetings of independent directors, (ii) chairs executive sessions for non-employee or independent directors, (iii) has the authority to call special meetings of the non-employee or independent directors, (iv) has authority to recommend to the Chairman the retention of outside advisors and consultants who report directly to the Board and (v) joins the Chair of the Human Resources Committee in communicating to the CEO the results of the Human Resources Committee’s evaluation of the CEO’s performance. Our Lead Independent Director also assists the Chairman in setting Board meeting agendas and schedules, presides at any meeting of the Board at which the Chairman is not present and serves as a liaison between the independent directors and the Chairman.

Director Attendance at Company Annual Meetings

All of our directors are encouraged to attend every Company annual meeting of shareholders. To help ensure that our directors are available at the time of the annual meeting, we typically schedule Board and Board committee meetings on the day of and the day before the annual meeting. Eleven directors, all except Mr. Leppert and Ms. Osmer McQuade, were able to attend our 2007 Annual Meeting of Shareholders.

Director Contact with Management

All of our directors are invited to contact our Chief Executive Officer at any time to discuss any aspect of our business. In addition, there generally are frequent opportunities for directors to meet with other members of our management team.

Director Stock Ownership Guidelines

We expect each of our non-employee directors to maintain stock ownership in our Company in an amount that is meaningful and which should have a value of at least three times the annual director cash retainer. New directors may achieve this requirement over a three-year period. For purposes of these guidelines, WaMu stock ownership includes shares of our common stock held outright, phantom stock held in our Deferred Compensation Plan, and unvested shares of restricted stock. As of December 2007, all non-employee directors have either exceeded their ownership requirements or are within the three-year period for satisfying them.

Code of Ethics for Senior Financial Officers and Code of Conduct

We have implemented a Code of Ethics applicable to our Chief Executive Officer, President, Chief Financial Officer, Principal Accounting Officer and our other senior financial officers, and a Company Code of Conduct applicable to all of our officers, employees and directors. Our Code of Ethics provides fundamental ethical principles to which these senior financial officers are expected to adhere. Our Code of Conduct operates as a tool to help our officers, employees and directors understand and adhere to the high ethical standards required for employment by, or association with, Washington Mutual. Both our Code of Ethics and our Code of Conduct are available on our Investor Relations website at www.wamu.com/ir. Our shareholders may also obtain written copies at no cost by writing to us at 1301 Second Avenue, Seattle, Washington 98101, Attention: Investor Relations Department, or by calling (206) 500-5200. Any future changes or amendments to our Code of Ethics or Code of Conduct and any waiver that applies to one of our senior financial officers or a member of our Board of Directors will be posted to our Investor Relations website.

Board Meetings and Attendance

During 2007, our Board of Directors met 11 times, including three special meetings and eight regular meetings. All of our directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of all meetings held by committees on which he or she served.

Committees of the Board of Directors

A description of the general functions of each permanent Board committee and the current composition of each is below.

Committees	2007 Meetings and General Committee Functions

AUDIT	Meetings in 2007: 9
Stephen E. Frank (Chair) Stephen I. Chazen Thomas C. Leppert Michael K. Murphy William G. Reed, Jr. Orin C. Smith
 -    Assists with the oversight of the integrity of our financial reporting process and financial statements and systems of internal controls;
 -    Assists with the oversight of our compliance with legal and regulatory requirements;
 -    Selects and retains the independent auditor, and reviews its qualifications, independence and performance; and
 -    Selects the general auditor, and assists with the oversight of the performance of our internal audit function.
 -    Approves and monitors the administration of policies addressing management of operational risk.

Committees	2007 Meetings and General Committee Functions

HUMAN RESOURCES	Meetings in 2007: 6
James H. Stever (Chair) Stephen E. Frank Charles M. Lillis Phillip D. Matthews Margaret Osmer McQuade
 -    Develops and administers our executive and senior officer compensation programs and oversees our talent management process for senior management, including succession planning;
 -    Establishes and administers annual and long-term incentive compensation plans for executives and senior management;
 -    Oversees the administration of our officer and employee benefit plans and any associated plan trust funds; and
 -    Annually evaluates our Chief Executive Officer’s performance and sets our Chief Executive Officer’s compensation level based on such evaluation.

GOVERNANCE	Meetings in 2007: 5
William G. Reed, Jr. (Chair) Anne V. Farrell Thomas C. Leppert Phillip D. Matthews Margaret Osmer McQuade Orin C. Smith James H. Stever
 -    Develops and recommends to our Board of Directors governance guidelines and principles for our Company and takes a leadership role in shaping our corporate governance;
 -    Identifies individuals qualified to become directors consistent with criteria confirmed by the Board, and recommends to our Board candidates for directorship;
 -    Reviews and makes recommendations to our Board concerning the strategic planning process developed by management;
 -    Assists in the operation of our majority voting director election procedures; and
 -    Reviews shareholder proposals and approves responses to be included in our proxy statement.

FINANCE	Meetings in 2007: 5
Mary E. Pugh (Chair) Stephen I. Chazen Anne V. Farrell Stephen E. Frank Charles M. Lillis Regina T. Montoya Margaret Osmer McQuade Michael K. Murphy William G. Reed, Jr.
 -    Approves and monitors the administration of policies addressing our capital allocation and our management of market and credit risk;
 -    Monitors the development and implementation of strategies that guide our financial management activities; and
 -    Reviews and makes recommendations with respect to the payment of dividends, the issuance and repurchase of equity, and the issuance and retirement of debt.

CORPORATE DEVELOPMENT	Meetings in 2007: 1
Kerry K. Killinger (Chair) Stephen E. Frank Charles M. Lillis Phillip D. Matthews James H. Stever	- Reviews, on a case-by-case basis, with our management, all corporate transactions not in the ordinary course of business.

Committees	2007 Meetings and General Committee Functions

CORPORATE RELATIONS	Meetings in 2007: 3
Thomas C. Leppert (Chair) Anne V. Farrell Regina T. Montoya Michael K. Murphy Mary E. Pugh James H. Stever
 -    Monitors our charitable giving and community service activities, including implementation of our ten-year $375 billion Community Commitment initiated in 2001; and
 -    Monitors our public policy and political activities, including political contributions.
 -    Approves and monitors the administration of policies addressing management of reputational risk.

Committee Independence and Additional Information

Our Audit Committee, Governance Committee and Human Resources Committee are currently composed entirely of “independent” directors, as defined by our Corporate Governance Guidelines and applicable NYSE and SEC rules and regulations. Each of our committees has a written charter, which may be obtained on our website at www.wamu.com/ir. Company shareholders may also obtain written copies of the charters at no cost by writing to us at 1301 Second Avenue, Seattle, Washington 98101, Attention: Investor Relations Department, or by calling (206) 500-1005.

The chair of each committee is responsible for establishing committee agendas. The agenda, meeting materials and the minutes of each committee meeting are furnished in advance to those directors serving on the committee, and each committee chair reports on his or her committee’s activities to the full Board.

Audit Committee Financial Expertise

Our Board determined in February 2008 that Messrs. Frank, Chazen and Smith qualify as “audit committee financial experts,” as defined by the rules and regulations of the SEC. The Board further determined that each member of our Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined pursuant to the rules of the NYSE.

Human Resources Committee Processes and Procedures

Overview

Our Human Resources Committee is comprised of five non-employee directors, each of whom has been determined by our Board to be independent under NYSE rules. Members are nominated by the Governance Committee and approved by the Board. The current members of the Committee are:

James H. Stever, Chair
Stephen E. Frank
Charles M. Lillis
Phillip D. Matthews
Margaret Osmer McQuade

How the Human Resources Committee Operates

The Human Resources Committee operates under a written charter that specifies that the Committee is responsible for the general oversight of our compensation policies and practices, including those that relate to the executive officers listed in the Summary Compensation Table at page 38 of this Proxy Statement. In this Proxy Statement we refer to those executives as our “named executives.” The Committee reviews its charter annually and may recommend changes it considers appropriate to the full Board. The Committee also conducts an annual self-evaluation to assess its performance for the year. The Committee has regularly scheduled meetings in January, February, July, October and December, and has special meetings whenever necessary to fulfill its responsibilities. In 2007, the Committee met six times. It also may act by unanimous written consent. With respect to some matters, it may delegate limited authority to one or more Company officers, although it does not delegate to officers the authority to determine the form or amount of an executive officer’s compensation. The members meet in executive session at each meeting to discuss a variety of matters. The Committee also meets with various members of management, outside counsel and outside consultants to gain additional insight and perspective with respect to such matters as management succession, the CEO evaluation, legal matters, pension plan performance and compensation and benefits issues generally.

The Human Resources Committee’s Responsibilities

The Human Resources Committee assists the Board in fulfilling the following responsibilities:

•	Establishing, developing and administering our executive officer compensation programs and long-term incentive plans;

•	Overseeing and administering our benefit plans;

•	Annually evaluating our CEO’s performance and setting his compensation amounts accordingly with input from the full Board;

•	Reviewing and coordinating the approval of the CEO’s goals; and

•	Reviewing the CEO’s succession planning.

Specifically, the Human Resources Committee is responsible for annually reviewing and approving the base salary, the target annual bonus and any long-term incentive awards for the CEO and the other named executives. In this regard, the Committee approves the performance measures to be used in executive, management and broad-based employee incentive plans and the levels of performance for which we will pay incentive compensation.

With respect to the compensation of our CEO, the Human Resources Committee annually approves financial and leadership goals and objectives relevant to the CEO’s compensation and evaluates the CEO’s performance in light of those goals. The Committee determines amounts and forms of the CEO’s compensation, reports this information to the full Board, and considers whether adjustments to the CEO’s compensation are appropriate based on input from the full Board.

The Human Resources Committee is also responsible for approving the base salary, annual target bonus and any long-term incentive awards for all officers subject to Section 16 of the Securities Exchange Act of 1934, which includes our senior executives with a corporate title of Executive Vice President, and certain of our executives with a corporate title of Senior Vice President. In doing so, the Committee considers the CEO’s recommendations with respect to each of these executives and sets the compensation for each executive based on its evaluation of the executive’s performance and its consideration of benchmarking data and internal pay equity. In addition, the Human Resources Committee meets annually to review our Company performance and individual executive performance for purposes of determining the annual incentive bonus paid to named executives and other officers by certifying the results under our Leadership Bonus Plan.

The Human Resources Committee is also responsible for establishing base salary, target annual bonus and long-term incentive awards for newly-hired executives and other senior officers who will be subject to Section 16 of the Securities Exchange Act of 1934 in their roles with our Company. To facilitate negotiations with talented executive candidates, the Committee has approved a standard offer letter and guidelines for base salary, target annual bonus and long-term incentive awards for newly-hired executives who will be members of our Executive Committee, and has delegated authority to the Committee’s Chair to approve employment offer letters that fall within the guidelines. Offers that do not fall within the guidelines must be approved by the full Committee.

The Human Resources Committee is authorized to directly engage its own outside consultants, and for 2007 the Human Resources Committee directly retained Towers Perrin to: (i) assist in gathering benchmarking data and monitoring compensation trends in our industry and among large public companies generally, (ii) advise the Committee regarding compensation best practices and trends, and (iii) assist in the design and development of our executive compensation program. The Committee meets in executive session annually to review the performance of the outside compensation consultant, assess the firm’s objectivity on executive compensation matters in light of other services our management engages the firm to perform, and generally assess the quality of the services Towers Perrin provides. Based on this assessment, the Committee decides whether to retain the outside compensation consultant for the upcoming year, or to conduct a search for a new compensation consultant.

While Towers Perrin has been engaged by, and directly reports to the Committee, the Committee has authorized Towers Perrin to work with management on behalf of the Committee, as necessary. There are a number of reasons for this interaction with Company management. Before regularly scheduled Human Resources Committee meetings, Towers Perrin meets with management to review relevant materials that will be presented to and discussed by the Committee and, when relevant, any proposals on which management will ask the Committee to act. At other times, Towers Perrin may contact management to obtain or confirm information that is necessary for the consultant to effectively advise the Committee on a variety of ad-hoc requests and inquiries made by the Committee. The parameters for this interaction were established when the Committee originally retained Towers Perrin as its advisor. In addition to services performed at the direction of the Committee, Towers Perrin also performs services at the direction of our management under separate engagements. In 2007 this work included actuarial services related to the WaMu Pension Plan and consulting services related to our health and welfare plans.

In February 2008 the Committee adopted a policy requiring the Committee’s pre-approval of Company engagements of the Committee’s outside compensation consulting firm to perform services other than at the direction of the Committee. In pre-approving such other services, the Committee will consider, among other factors, whether the proposed services would affect the compensation consultant’s ability to give impartial recommendations or advice to the Committee with regards to the Committee’s work.

Our CEO provides recommendations to the Human Resources Committee regarding named executives’ compensation (including base salary, target bonus and long-term incentive awards) and is responsible for conducting the performance evaluations for them. Our Chief Human Resources Officer, and members of his department, also support the Human Resources Committee and provide recommendations regarding the amount and form of compensation paid to executive officers.

The Human Resources Committee also administers our Amended and Restated 2003 Equity Incentive Plan, and has delegated the authority to the Chief Human Resources Officer to grant a limited number of stock options, restricted stock and performance shares under that plan to senior officers who are not executive officers.

PRINCIPAL HOLDERS OF COMMON STOCK

This table shows information regarding beneficial ownership of our common stock by the only entities known by us to have owned more than 5% of the outstanding shares of our common stock on December 31, 2007.

	Shares of Common
Name and Address of	Stock Beneficially
Beneficial Owner	Owned		Percent of Class(1)

Capital Research Global Investors	76,109,610	(2)	8.8%
333 South Hope Street Los Angeles, CA 90071
Capital World Investors	69,730,000	(3)	8.0
333 South Hope Street Los Angeles, CA 90071
Brandes Investment Partners, L.P.	50,200,678	(4)	5.8
11988 El Camino Real, Suite 500 San Diego, CA 92130
Capital Group International, Inc.	46,735,110	(5)	5.4
11100 Santa Monica Boulevard Los Angeles, CA 90025
Barrow, Hanley, Mewhinney & Strauss, Inc.	45,047,319	(6)	5.2
2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761
Hotchkis and Wiley Capital Management, LLC	43,488,092	(7)	5.0
725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017

(1)	Based on 868,653,012 shares outstanding (including 6,000,000 shares of Company common stock held in escrow) as of December 31, 2007.

(2)	Based solely on a review of the Schedule 13G filed by Capital Research Global Investors with the SEC on February 11, 2008. As reported on the Schedule 13G, Capital Research Global Investors is an investment advisor registered under the Investment Advisors Act of 1940 and has sole voting power with respect to 29,184,330 shares and sole dispositive power with respect to 76,109,610 shares, and has disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

(3)	Based solely on a review of the Schedule 13G filed by Capital World Investors with the SEC on February 11, 2008. As reported on the Schedule 13G, Capital World Investors is an investment advisor registered under the Investment Advisors Act of 1940 and has sole voting power with respect to 50,000 shares and sole dispositive power with respect to 69,730,000 shares, and has disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

(4)	Based solely on a review of the Schedule 13G filed by Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (collectively, the “Brandes Group”) with the SEC on February 14, 2008. As reported on the Schedule 13G, Brandes Investment Partners, L.P. is an investment advisor and the other members of the Brandes Group are control persons of Brandes Investment Partners, L.P. As further reported on the Schedule 13G, the Brandes Group has shared voting power with respect to 42,425,920 shares and shared dispositive power with respect to 50,200,678 shares. The members of the Brandes Group other than Brandes Investment Partners, L.P. have disclaimed beneficial ownership of these shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, except in the case of Brandes Investment Partners, Inc., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby for an amount that is substantially less than one percent of the number of shares reported on the Schedule 13G.

(5)	Based solely on a review of the Schedule 13G/A filed by Capital Group International, Inc. with the SEC on February 12, 2008. As reported on the Schedule 13G/A, Capital Group International is the parent holding company of a group of investment management companies that provide investment advisory and management services for their respective clients, which include registered investment companies and institutional accounts. As further reported on the Schedule 13G/A, Capital Group International has sole voting power with respect to 25,745,460 shares and sole dispositive power with respect to 46,735,110 shares, and has disclaimed beneficial ownership of the shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

(6)	Based solely on a review of the Schedule 13G filed by Barrow, Hanley, Mewhinney & Strauss, Inc. with the SEC on February 13, 2008. As reported on the Schedule 13G, Barrow, Hanley, Mewhinney & Strauss is an investment advisor registered under the Investment Advisors Act of 1940 and has sole voting power with respect to 5,738,173 shares, shared voting power with respect to 39,309,146 shares and sole dispositive power with respect to 45,047,319 shares.

(7)	Based solely on a review of the Schedule 13G filed by Hotchkis and Wiley Capital Management, LLC with the SEC on February 14, 2008. As reported on the Schedule 13G, Hotchkis and Wiley Capital Management is an investment advisor registered under the Investment Advisors Act of 1940 and has sole voting power with respect to 28,102,446 shares and sole dispositive power with respect to 43,488,092 shares.

SECURITY OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

This table and the accompanying footnotes provide a summary of the beneficial ownership of our common stock as of February 29, 2008, by (i) our directors, (ii) our Chief Executive Officer, (iii) our Chief Financial Officer, (iv) our other named executives and (v) all of our current directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers.

Each listed person individually owns less than 1% of the outstanding shares and voting power of our common stock, and our directors and executive officers as a group hold approximately 1.4%. Except as indicated in the footnotes to the table below, each person has sole voting and investment power with respect to the shares he or she beneficially owns.

				Total		Total
	Common		Options	Beneficial	Phantom	Stock-Based
Name	Stock(1)		Exercisable(2)	Ownership(3)	Stock(4)	Ownership(5)
	A		B	C	D	E

Thomas W. Casey	208,334	(6)	730,666	939,000	30,610	969,610
Ronald J. Cathcart	79,972	(7)	71,932	151,904	—	151,904
Fay L. Chapman	124,567	(8)	419,874	544,441	12,605	557,046
Stephen I. Chazen	—		—	—	—	—
James B. Corcoran	64,911	(9)	43,243	108,154	—	108,154
Anne V. Farrell	24,210	(10)	52,363	76,573	3,114	79,687
Stephen E. Frank	39,457	(11)	45,545	85,002	3,114	88,116
Kerry K. Killinger	1,279,926	(12)	5,702,081	6,982,007	513,044	7,495,051
Thomas C. Leppert	6,475	(13)	7,045	13,520	7,913	21,433
Charles M. Lillis	11,475	(14)	7,045	18,520	3,950	22,470
Phillip D. Matthews	33,797	(15)	45,545	79,342	4,806	84,148
Regina T. Montoya	4,782	(16)	3,712	8,494	305	8,799
Michael K. Murphy	41,163	(17)	45,545	86,708	10,100	96,808
Margaret Osmer McQuade	30,641	(18)	24,730	55,371	3,114	58,485
Mary E. Pugh	12,374	(19)	41,045	53,419	3,114	56,533
William G. Reed, Jr.	191,785	(20)	12,045	203,830	24,668	228,498
Stephen J. Rotella	487,283	(21)	462,899	950,182	58,001	1,008,183
Orin C. Smith	22,853	(22)	7,045	29,898	472	30,370
James H. Stever	47,993	(23)	45,545	93,538	3,114	96,652
All directors and current executive officers as a group (26 persons)(24)	3,227,843		8,774,099	12,001,942	759,539	12,741,482

(1)	All fractional shares in this table have been rounded to the closest whole share.

(2)	In accordance with applicable SEC rules, only options that are exercisable within 60 days after February 29, 2008 are included in this column.

(3)	The amounts in this column are derived by adding shares and options listed in columns A and B of the table.

(4)	This column includes shares of phantom stock attributable to the account of the executive or director based on such individual’s deferral of compensation into our Deferred Compensation Plan. These shares are not shares of Company common stock and confer no voting rights.

(5)	The amounts contained in this column are derived by adding the amounts in columns C and D of the table.

(6)	Includes 199,752 shares of restricted stock.

(7)	Includes 69,708 shares of restricted stock.

(8)	Includes 1,021 shares held by spouse and 84,790 shares of restricted stock.

(9)	Includes 59,128 shares of restricted stock.

(10)	Includes 1,000 shares held by spouse and 6,572 shares of restricted stock.

(11)	Includes 6,571 shares of restricted stock.

(12)	Includes 155,943 shares held by grantor retained annuity trust, 851,094 shares held by living trust and 241,678 shares of restricted stock.

(13)	Includes 4,782 shares of restricted stock.

(14)	Includes 4,782 shares of restricted stock.

(15)	Includes 10,000 shares held in family trust and 6,169 shares of restricted stock.

(16)	Includes 4,782 shares of restricted stock.

(17)	Includes 1,500 shares held by spouse and 6,572 shares of restricted stock.

(18)	Includes 4,782 shares of restricted stock.

(19)	Includes 5,895 shares of restricted stock.

(20)	Includes 6,572 shares of restricted stock.

(21)	Includes 382,998 shares of restricted stock.

(22)	Includes 4,782 shares of restricted stock.

(23)	Includes 1,800 shares held by a family foundation and 6,572 shares of restricted stock.

(24)	Includes 1,520,765 shares of restricted stock and 136 shares held in the WaMu Savings (401(k)) Plan.

Compensation of Non-Employee Directors

Our Board of Directors, acting upon a recommendation from the Governance Committee, annually determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing non-employee director compensation, the Board and the Governance Committee are guided by the following goals:

•	Compensation should consist of a combination of cash and equity awards that are designed to pay the directors fairly for work required for a company of our size and scope;

•	Compensation should align the directors’ interests with the long-term interests of shareholders; and

•	Compensation should assist with attracting and retaining qualified directors.

In making its recommendation, the Governance Committee considers information received from Towers Perrin, the compensation consulting firm, regarding competitive information on outside director compensation for Fortune 500 companies generally and for the peer banks we use to benchmark executive compensation, as discussed at page 24. Towers Perrin also provides recommendations for our non-employee director compensation program. The chair of the Governance Committee engages Towers Perrin to perform the analysis provided to the Committee. The Governance Committee and Board most recently completed this process in December 2007, and determined that our director compensation for 2008 should change slightly from 2007, as noted below. We do not pay director compensation to directors who are also our employees. The elements of compensation paid to non-employee directors for their service on our Board are described below.

     Cash Compensation

Non-employee directors receive the following cash payments for their service on our Board of Directors and Board committees:

•	an annual cash retainer of $60,000;

•	$750 for attendance at each purely telephonic Board meeting or committee meeting;

•	$1,500 for attendance in person or by telephone at each other Board meeting or committee meeting;

•	an annual retainer of $10,000 to the chair of each of the Finance, Human Resources and Governance Committees;

•	an annual retainer of $7,500 to the chair of the Corporate Relations Committee;

•	an annual retainer of $20,000 to the chair of the Audit Committee (increased from $15,000 in 2007); and

•	an annual retainer of $25,000 for the Lead Independent Director (increased from $5,000 in 2007).

Each Corporate Development Committee member other than Mr. Killinger receives an annual cash retainer of $6,000 in lieu of any fees for committee meeting attendance.

Directors who resign or retire from our Board receive a prorated portion of the applicable cash retainers based upon their service on the Board and Board committees during the year. During 2007, we did not provide perquisites to any director in an amount that is reportable under applicable SEC rules and regulations. We directly pay or reimburse all non-employee directors for parking, travel and accommodation expenses in connection with attendance at Board and committee meetings. When a director retires from our Board, it is our practice to make a $10,000 cash donation in the retiring director’s name to a charitable entity selected by the director.

     Stock Compensation

Each non-employee director is eligible for an annual grant of options to purchase Company common stock and shares of restricted stock issued from our Amended and Restated 2003 Equity Incentive Plan, as recommended by our Governance Committee. The options and restricted stock we award to our directors vest on the first anniversary of the date of grant, subject to earlier vesting on termination of service in certain circumstances. Shares of restricted stock for directors accrue regularly-declared Company dividends in the form of additional shares of restricted stock.

     Deferred Compensation

Our directors are also eligible to participate in our Deferred Compensation Plan, which is described in greater detail at page 50 of this Proxy Statement. The Deferred Compensation Plan allows eligible directors to defer their vested restricted stock and their fees and retainers payable for their service on the Board and Board committees.

Director Compensation in 2007

The table below shows compensation we paid our non-employee directors for 2007. Mr. Chazen is not included because he joined our Board in 2008.

				Change in
				Pension Value
	Fees			and Nonqualified
	Earned or	Stock	Option	Deferred	All Other
	Paid in	Awards	Awards	Compensation	Compensation	Total
Name	Cash ($)(1)	($)(2)	($)(3)	Earnings ($)(4)	($)(5)	($)

Anne V. Farrell	97,500	73,879	31,281	—	—	202,680
Stephen E. Frank	127,250	70,233	29,736	206	46,600	274,025
Thomas C. Leppert	82,750	25,190	29,736	—	—	137,676
Charles M. Lillis	90,000	25,190	29,736	—	—	144,926
Phillip D. Matthews	101,250	25,190	29,736	—	—	156,176
Regina T. Montoya	77,500	21,353	28,150	—	—	127,003
Michael K. Murphy	97,500	70,233	29,736	—	—	197,469
Margaret Osmer McQuade	94,500	70,233	29,736	—	—	194,469
Mary E. Pugh	96,250	70,233	29,736	—	—	196,219
William G. Reed Jr.	109,750	70,233	29,736	—	—	209,719
Orin C. Smith	90,750	70,233	29,736	—	—	190,719
James H. Stever	109,750	70,233	29,736	—	—	209,719

(1)	The amounts in this column represent the annual cash retainers and cash meeting fees paid to our non-employee directors for service during 2007.

(2)	This column reflects the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with FAS 123R for awards of unvested restricted stock. The fair value of Company restricted stock is based on the market value of our common stock on the applicable measurement date for accounting purposes. For additional information, see Note 21 to the Washington Mutual, Inc. and Subsidiaries Consolidated Financial Statements contained in the Company’s Form 10-K for the year-ended December 31, 2007. As of December 31, 2007, each non-employee director held the following number of shares of unvested restricted stock (including dividend shares) issued as stock awards: Mrs. Farrell: 3,452, Mr. Frank: 3,451, Mr. Leppert: 1,678, Mr. Lillis: 1,678, Mr. Matthews: 3,053, Ms. Montoya: 1,678, Mr. Murphy: 3,452, Ms. Osmer McQuade: 1,678, Ms. Pugh: 2,781, Mr. Reed: 3,452, Mr. Smith: 1,678, and Mr. Stever: 3,452. The grant date fair value computed in accordance with FAS 123R for each restricted stock award granted in 2007 and reported in this column was $70,043.

(3)	This column reflects the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with FAS 123R for stock option awards. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options, see Note 21 to the Washington Mutual, Inc. and Subsidiaries Consolidated Financial Statements contained in the Company’s Form 10-K for the year-ended December 31, 2007, as supplemented by the table at page 42 of this Proxy Statement. The grant date fair value computed in accordance with FAS 123R for each stock option award granted in 2007 and reported in this column was $29,696. As of December 31,

2007, each non-employee director held the following number of shares of vested and unvested Company stock options granted as option awards:

Name	Vested Stock Options	Unvested Stock Options

Anne V. Farrell	46,333	3,712
Stephen E. Frank	46,333	3,712
Thomas C. Leppert	3,333	3,712
Charles M. Lillis	3,333	3,712
Phillip D. Matthews	48,708	3,712
Regina T. Montoya	0	3,712
Michael K. Murphy	41,833	3,712
Margaret Osmer McQuade	21,018	3,712
Mary E. Pugh	37,333	3,712
William G. Reed Jr.	8,333	3,712
Orin C. Smith	3,333	3,712
James H. Stever	41,833	3,712

(4)	The amount shown for Mr. Frank represents above-market interest on his vested balance in an unfunded deferred compensation plan for certain former directors of Great Western Financial Corporation, for which we assumed responsibility as successor to Great Western. No additional compensation may be deferred under this plan. Interest accrues on fund balances outstanding within the plan at enhanced rates. In accordance with applicable SEC regulations, the reported above-market interest consists of earnings to the extent the interest rate exceeded 120% of the applicable federal long-term rate (the “Benchmark Rate”). Mr. Frank’s enhanced rate for 2007 was 6.31%, which exceeded the Benchmark Rate of 6.27%.

(5)	For Mr. Frank, this column includes certain retirement benefits to which he is entitled under an unfunded directors’ retirement plan for which our Company assumed responsibility as successor to Great Western Financial Corporation. Upon termination of service on Great Western’s board of directors, each eligible director became entitled under the plan to an annual retirement benefit equal to the sum of the annual retainer previously paid to members of the Great Western board plus 12 times the monthly meeting fee, both as in effect at the time of the director’s termination. Benefits are payable for a period equal to the number of years that the eligible director served as a Great Western director and will be provided to the surviving spouse or other designated beneficiary following an eligible director’s death. Pursuant to the plan, Mr. Frank is entitled to receive quarterly payments of $11,650. Mr. Frank is entitled to receive these payments until October 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Human Resources Committee of the Board of Directors, referred to as the Committee in this discussion, oversees and regularly reviews compensation programs for our executive officers, including the named executive officers listed in the Summary Compensation Table at page 38. The Committee sets annual compensation elements for the CEO, and approves annual compensation elements for other executive officers. Where we use the term “named executives” in this Compensation Discussion and Analysis we are referring to the named executive officers. Compensation for our named executives includes annual cash compensation (base salary and annual incentives), long-term incentives in the form of equity compensation, and qualified and non-qualified retirement programs. Company-paid perquisites were eliminated for named executives beginning in 2007. In addition, each executive has either a change-in-control agreement or an employment agreement that provides for payment in the event of termination under certain circumstances following a change-in-control of the Company, and severance benefits are provided for termination under certain other circumstances.

In setting compensation, the Committee considers its compensation objectives, competitive practices of our peers (outlined below), internal pay equity and the roles and responsibilities of each executive. The Committee sets compensation also to align with our current and long-term business strategy and goals. There is no formal weighting of any of these factors; the Committee uses its discretion in setting pay targets and amounts. The Committee reviews and discusses annual pay elements (base salary, bonus targets and equity awards) each year. It evaluates other programs as needed based on changes in compensation objectives, alignment with overall Company direction and business strategy, competitive trends and changes in tax law. Based upon a review of these factors, we have designed our executive compensation programs and have paid total compensation amounts to properly motivate named executives to execute our strategy, achieve our business goals and create shareholder value.

We paid significantly lower compensation to named executives in 2007 than in 2006, reflecting our objective and philosophy of paying for performance. Our emphasis on at-risk performance-based compensation resulted in significantly lower 2007 annual incentive bonus payouts and restricted stock vesting, no payout for the 2005-2007 performance share cycle, and zero in-the-money value of prior stock option grants at December 31, 2007 since our closing stock price on that date was below the exercise price of every outstanding stock option held by named executives. These effects are the direct result of disappointing Company financial results due primarily to the extreme turmoil in the mortgage and credit markets.

For 2008 we have structured our long-term equity incentive and annual incentive bonus programs for named executives to align with our objective to improve Company performance in 2008 and beyond. We continue to provide at least 50% of total direct compensation to executives (over 70% for the CEO) in the form of long-term equity incentive compensation which is directly linked to stock price and total shareholder return. Our 2008 long-term equity incentive compensation awards provide strong incentives to named executives to restore shareholder value through increased stock price by tying stock option vesting to the price of our common stock achieving certain thresholds. Our 2008 annual incentive bonus plan is designed to align executive bonus compensation with the achievement of four objective performance measures that are core to the success of our business: (i) net operating profit, (ii) noninterest expense, (iii) depositor and other retail banking fees, and (iv) customer loyalty. In addition to these objective measures, when determining appropriate bonus payouts after the end of 2008 the Committee will evaluate the Company’s performance in credit risk management and overall corporate profitability in light of actual events and market conditions during the year.

Objectives of Our Compensation Programs

We design our executive compensation programs to achieve the following objectives:

•	Our compensation programs should enable us to attract and retain the key executive talent we need on a long-term basis to manage our business.

•	The substantial majority of each executive’s annual compensation should be performance-based such that executives realize value only if we achieve our business goals and objectives and create shareholder value.

•	Performance targets for incentive compensation should align with our annual and long-term business strategy.

•	Total compensation amounts should balance the need to be competitive with our industry peers while also being consistent with the key business objective of controlling costs.

•	Total compensation amounts among named executives should be consistent with our philosophy of internal pay equity by appropriately reflecting the role, scope and complexity of each executive’s position relative to other executives.

Elements of Executive Compensation

As shown in the table below, our 2007 executive compensation program incorporated a number of diverse elements designed to achieve our compensation objectives in a variety of ways.

Short-term Elements	How Objectives Are Met

Base Salary	Provides an annually fixed level of pay that reflects the role, scope and complexity of each executive’s position relative to other executives.
Cash Bonus	Performance-based compensation payable only upon our achievement of annual performance measures that are aligned with the business strategy and shareholders’ interests.

Long-term Elements	How Objectives Are Met

Stock Options	Performance-based compensation that delivers value to executives based on long-term stock price appreciation.
Restricted Stock	Performance-based compensation that enhances shareholder value because vesting is tied to achievement of current year corporate performance measures, and because value varies based on long-term total shareholder return.
Performance Shares	Performance-based compensation that delivers shares of our stock only if we perform well relative to peers over a multi-year period, and therefore aligns named executives’ interests with our business strategy and long-term shareholder return.
Retirement Programs	Serve as a retention tool for executives and help us attract mid-career top executive talent from other companies.
Severance and Change-in-Control Arrangements	Promote focus and commitment by executives during a potential change-in-control; help retain executives in light of significant business combinations in the financial services industry.

We believe our executive compensation program aligns named executives with short- and long-term current business objectives, effectively motivates named executives to create long-term shareholder value, pays competitively with our peers and provides strong incentives for named executives to join and remain at Washington Mutual.

How We Set Compensation Levels

     Peer Group Analysis

Each year, with the assistance of its consultant, the Committee reviews the composition of the peer group it uses to benchmark compensation, and the compensation levels, programs and practices of those peers, as part of the Committee’s process of setting executive compensation. The Committee used the peer group listed below, comprising our primary competitors in our major business lines and for executive talent, in connection with 2007 executive compensation decisions:

•	Bank of America

•	Bank of New York

•	Capital One Financial Corp.

•	Citigroup

•	Countrywide Financial

•	Fifth Third Bancorp

•	JPMorgan Chase & Co.

•	KeyCorp

•	National City Corp.

•	PNC Financial Services Group

•	Suntrust Bank

•	U.S. Bancorp

•	Wachovia

•	Wells Fargo & Company

The Committee annually evaluates the companies in the peer group and adjusts the list as appropriate. For 2007, the Committee added Capital One Financial Corp. to the peer group. The Committee determined Capital One to have become a primary competitor for two principal reasons: our recent expansion into the credit card business, a core business for Capital One, and Capital One’s expansion into banking. The following table shows the comparator data reviewed by the Committee when it approved 2007 annual executive compensation elements in January 2007.

Element	WaMu	Peer Median	Peer Average

Market Capitalization (in billions)	$42.70	$30.66	$84.25
2005 Assets (in billions)	343.75	177.39	441.07
2005 Revenues (in billions)	21.33	14.33	32.86

The Committee reviews both current year and three-year average peer compensation data when it makes compensation decisions. The use of three-year averages minimizes the potential impact on the Committee’s decision-making process of large upswings or downswings in one-year data as a result of extraordinary compensation amounts that may be paid in a given year by a peer or group of peers.

Compensation Benchmarking and Other Factors in Setting Compensation

A primary compensation objective is to attract, develop and retain high-quality executive officers selected from a national, and in some cases, international, talent pool. To help achieve this objective, as a guideline, we target executive cash compensation (salary and annual bonus) at the median (50th percentile), and separately target long-term equity incentive compensation at the 75th percentile, compared to our peers. We target cash compensation at the 50th percentile to be comparable to peer companies. We consider compensation “comparable” if it is within 10% of the target amount. We believe the 75th percentile, more than just comparable to our peers, is appropriate for our long-term equity incentives because of the great emphasis we place on at-risk compensation that is directly tied to increasing shareholder value.

The Committee does not rigidly set executive compensation in accordance with these target guidelines. Actual compensation can and does vary from target levels depending on Company and individual performance. The Committee believes the proper exercise of its role of overseeing executive compensation requires it to evaluate executive performance and compensation levels by taking into account all relevant factors, of which peer data is only one. The Committee also considers Company performance and individual qualitative factors such as the executive’s performance, business unit performance, previous experience, incumbent time in his or her job and internal pay equity. There is no formal weighting of these internal factors or the market data used by the Committee in making its decisions, and typically specific factors are not called out as the basis for a particular decision.

The following table shows the actual 2007 target total cash and long-term equity incentive (“LTI”) amounts the Committee approved for each named executive, and where those amounts fall relative to peer targets (above or below the 50th or 75th percentile, as applicable). The 2007 LTI award values differ from the sums of the amounts shown for each named executive in the Grant Date Fair Value of Stock and Option Awards column of the Grants of Plan-Based Awards Table at page 41 because the amounts shown at page 41 are the associated accounting expense under FAS 123R. The Committee does not use accounting expense as a starting point for determining LTI awards.

	2007 Target Cash	2007 Target Cash	2007 LTI	2007 LTI
Named Executive	(Actual)	(Benchmark)	(Actual)	(Benchmark)

Kerry K. Killinger	$4,650,000	Below 50th	$11,500,000	At 75th
Thomas W. Casey	1,874,880	At 50th	4,000,000	Above 75th
Stephen J. Rotella	3,724,880	Above 50th	6,000,000	At 75th
James B. Corcoran	1,474,140	At 50th	1,500,000	At 75th
Ronald J. Cathcart	1,651,680	At 50th	1,750,000	Above 75th
Fay L. Chapman	1,060,320	Above 50th	1,350,000	At 75th

Variances from our benchmarking guidelines for some named executives, as shown in the table above, were due to the following reasons:

•	We set Mr. Killinger’s target cash compensation below the 50th percentile guideline because we believe it is less important for CEO cash compensation to be comparable to peers given the substantial portion of CEO total direct compensation delivered in the form of long-term equity incentive compensation.

•	We set Mr. Casey’s long-term incentive compensation value above the 75th percentile primarily due to internal pay equity considerations, in order to place his compensation above other function heads given the importance of the CFO role to our Company.
•	We set Mr. Rotella’s target cash compensation above the 50th percentile because that level of compensation was necessary to recruit Mr. Rotella when he joined us as a mid-career senior executive from one of our competitors, a major diversified financial institution.
•	We set Mr. Cathcart’s long-term incentive compensation value above the 75th percentile primarily due to internal pay equity considerations based on the broad scope of his role relative to other functional unit leaders.
•	We set Ms. Chapman’s target cash compensation above the 50th percentile as a reflection of her long tenure and due to internal pay equity considerations given her position as a Senior Executive Vice President.

Use of Tally Sheets

The Committee receives and reviews rewards profiles that summarize each executive’s total compensation at each regularly scheduled Committee meeting. These profiles are commonly referred to as “tally sheets.” The Committee did not use tally sheets as a primary basis to determine 2007 executive compensation amounts. However, tally sheets are an important reference tool for the Committee because they demonstrate how our executive compensation program is working in practice by summarizing, for each executive, the overall total compensation awarded in the past and the anticipated future value of our various compensation programs. The anticipated future value shown on the tally sheets includes the projected value of compensation payable upon separation of employment under various circumstances, including death or disability, retirement and voluntary or involuntary separation. In this regard, the tally sheets assist the Committee in identifying factors that may be taken into account in setting elements of compensation, such as internal pay equity, retention risk (demonstrated in part by the current retentive value of past equity awards) and the value of past awards both on a long- and short-term basis.

Internal Pay Equity Analysis

Internal pay equity, meaning whether an executive’s compensation appropriately reflects the role, scope and complexity of the executive’s position relative to other executives, is an objective of our executive compensation program. While the structure of Mr. Killinger’s compensation was similar to that of other named executives in 2007, his total compensation amount is significantly more than the other named executives as a reflection that he is most accountable for the overall performance of the Company. Although the percentage of total direct compensation that is “at risk” varies depending on each named executive’s level of influence over specific business unit and overall corporate results, we do not view these differences as material. We consider compensation to be “at risk” when its payment is not fixed or guaranteed, but rather depends upon factors such as satisfaction of performance measures or stock price appreciation. The following table shows the percentages of 2007 named executive total direct compensation that were “at risk” and how total direct compensation was allocated among its three component parts of base salary, target bonus and long-term equity incentive (“LTI”) award value.

	2007 Named Executive Officer Total Direct Compensation (“TDC”)*
	Total%		% of TDC that is	% of TDC that is
Named Executive	At Risk	% of TDC that is LTI	Target Bonus	Fixed (Base Salary)

Kerry K. Killinger	94%	71%	23%	6%
Thomas W. Casey	89	68	20	11
Stephen J. Rotella	91	62	29	9
James B. Corcoran	79	50	29	21
Ronald J. Cathcart	83	51	31	17
Fay L. Chapman	69	56	13	31

*	Due to rounding, certain totals differ slightly from the sum of the component parts shown in the table.

Discussion and Analysis of Compensation Elements

Base Salary

The Committee reviews base salaries each year to ensure they remain competitive and appropriately reflect individual performance and the complexity of each executive’s role and responsibilities. Mr. Killinger did not receive a base salary increase for 2007 and has not received an increase since 1999 in order to maintain the tax deductibility of his salary. Other named executives received regular annual base salary increases for 2007 of up to 4.8% of 2006 amounts. No named executive received a base salary increase for 2008.

Annual Incentive Bonus

The target cash incentive bonus is one of three elements of total direct compensation approved by the Committee each year, and it represents less than half of total direct compensation for each named executive. As shown in the table above, our long-term equity incentive compensation program represents at least 50% of each named executive’s total direct compensation (over 70% for our CEO) and is directly linked to stock price and total shareholder return. The incentive bonus program is designed to align compensation with achievement of annual corporate performance measures that reinforce our near-term business strategies and shareholders’ interests. We set an annual target cash incentive bonus for each named executive with payment based on annual Company performance measures established by the Committee pursuant to the Company’s Leadership Bonus Plan. Mr. Killinger’s target bonus increased to 365% of his base salary for 2007 from 350% in 2006. We increased his target bonus in connection with the elimination of Company-paid perquisites, discussed more fully below. Target bonuses for other named executives changed in amounts ranging from a 9% decrease to a 4% increase, as a percentage of base salary.

Performance Measures

Cash bonus amounts actually paid to our named executives depend upon our corporate results compared to a pre-established formula of performance measures that we believe are drivers for creating shareholder value and achieving our annual strategic goals. Each year the Committee selects performance measures that are typically tied to core measures of corporate operating performance and are challenging but realistic given the expected operating environment at the time they are established. Because our general guideline is to target executive cash compensation (salary and target cash bonus) at the median compared to our peers, the Leadership Bonus Plan performance measures, including the measures for 2007 performance, are generally set to align with our business plan for the year so that bonuses will pay out at 100% of target when the business plan is met. Based on our performance in 2003 and 2004, we paid bonuses to our then-current named executives at 98.1% and 64.2% of target levels, respectively. In 2005 and 2006, our performance against the applicable measures exceeded expectations and resulted in bonus payouts at 118.5% and 116.4% of the respective target amounts. As explained below, our 2007 financial results in the context of unprecedented challenges in the mortgage and credit markets resulted in a total weighted payout percentage of 32.6% under the 2007 Leadership Bonus Plan.

We determined the amount of bonuses paid in January 2008 (for 2007 performance) based on our performance against the following four measures established by the Committee in January 2007. The mix of measures was different in 2007 as compared to 2006. For 2007, we added a noninterest income measure, as a complement to the noninterest expense measure, to balance our focus on both generating income and reducing expense. Also for 2007, we measured customer loyalty rather than customer satisfaction as a reflection of the link between customer loyalty and financial results.

•	Earnings-per-share. The first 2007 performance measure was earnings-per-share, or “EPS”, weighted at 40%, with target EPS depending on the interest rate environment within which our business operated in 2007. The target that applied for the year was determined according to a matrix approved by the Committee in January 2007. The matrix consisted of numerous alternative EPS targets that applied depending on the interest rate conditions that existed over the course of the year, as indicated by the applicable short-term interest rates and the spread between short-term and long-term rates. After the end of 2007, we referred to the EPS matrix to determine which EPS target applied given the year’s interest rate environment. We do not disclose the EPS target matrix because it is confidential and competitively sensitive information.

•	Noninterest Expense. The second performance measure was noninterest expense, weighted at 25%, which was aligned with our strategic goal of reducing expenses and increasing efficiency to remain competitive. Target noninterest expense for 2007 was $8.45 billion. Our 2007 noninterest expense as measured under the plan was $8.68 billion. The following table shows the percentage payouts for this measure at different levels of noninterest expense.

Noninterest		Noninterest
Expense	Payout	Expense
(in billions)	Percentage	(in billions)	Payout Percentage

$7.85	150%	$8.85	70%
$7.95	140%	$8.95	60%
$8.05	130%	$9.05	50%
$8.15	120%	$9.15	40%
$8.30	110%	$9.25	30%
$8.45	100%	$9.35	20%
$8.60	90%	$9.45	10%
$8.75	80%	>$9.55	0%

•	Noninterest Income. The third performance measure was noninterest income, weighted at 25%, which was aligned with our strategic goal of increasing income as well as reducing expenses. Target noninterest income for 2007 was $7.05 billion. Our 2007 noninterest income was $6.04 billion. The following table shows the percentage payouts for this measure at different levels of noninterest income.

Noninterest		Noninterest
Income	Payout	Income
(in billions)	Percentage	(in billions)	Payout Percentage

$7.65	150%	$6.65	70%
$7.55	140%	$6.55	60%
$7.45	130%	$6.45	50%
$7.35	120%	$6.35	40%
$7.20	110%	$6.25	30%
$7.05	100%	$6.15	20%
$6.90	90%	$6.05	10%
$6.75	80%	<$5.95	0%

•	Customer Loyalty. The fourth performance measure was customer loyalty, weighted at 10%, which was determined according to a proprietary measurement system. High levels of customer service, which drive customer loyalty, remain an important aspect of our consumer-oriented business philosophy. We do not publicly disclose overall targets or specific criteria comprising the customer loyalty measure because it is confidential and competitively sensitive information. Our performance in 2007 improved our overall customer loyalty as compared to 2006, but not enough to achieve a 100% payout for this measure.

If our performance for any measure falls between stated percentiles, we interpolate to determine the applicable payout percentage. As shown in the following table, our performance against each of the four 2007 performance measures resulted in a total weighted payout percentage of 32.6% of target bonus amounts.

	Percentage of
	Target Payout Based
	on 2007 Company		Weighted Payout
Performance Measure	Performance	Weighting	Percentage

Earnings-per-share	0%	40%	0%
Noninterest Income	9.2	25	2.3
Noninterest Expense	84.0	25	21.0
Customer Loyalty	92.8	10	9.3
Total Weighted Payout Percentage			32.6%

Our performance results used to calculate EPS and noninterest expense under the 2007 Leadership Bonus Plan excluded the effects of specific restructuring and non-cash goodwill impairment charges we reported in a Current Report on Form 8-K filed with the SEC on December 10, 2007. These charges were excluded because they were not part of our business plan when we established the 2007 Leadership Bonus Plan and they masked management’s achievements in controlling noninterest expense in our operations. If we had not excluded the charges from the calculation, our performance on noninterest expense would have been below threshold, resulting in a weighted payout percentage of 0% for that performance measure and a total weighted payout percentage at 11.6% of target amounts. Excluding the charges from the calculation of EPS performance had no effect on bonus payouts, as EPS performance was below threshold whether or not the charges were excluded.

2007 Bonus for Chief Executive Officer

Our CEO, Kerry Killinger, did not accept a bonus for 2007. Our 2007 performance would have resulted in a payout to Mr. Killinger of $1,189,900 (32.6% of his 2007 target bonus of $3,650,000). The other named executives received bonus payouts equal to 32.6% of their target bonuses, other than Ms. Chapman, who received a bonus payout at 100% of target under the terms of her severance agreement which is discussed below. The amount of Mr. Killinger’s forgone 2007 bonus will be taken into account in the calculation of his benefits under our Executive Target Retirement Income Plan as though he had received the bonus. Also, as more fully discussed below, Mr. Killinger not accepting a bonus had no effect on the percentage of his 2007 restricted stock awards that is eligible to vest, which is based on our total weighted performance under the 2007 Leadership Bonus Plan performance measures.

2008 Bonus Plan Design

The Committee varies the performance measures and the weights assigned to each performance measure from year to year based on current year business objectives. For 2008 bonuses the Committee selected the following performance measures and relative weights which apply to executives and almost 3,000 of our senior managers: net operating profit: 30%, noninterest expense: 25%, depositor and other retail banking fees: 25%, and customer loyalty: 20%. Net operating profit will be calculated before income taxes and excluding the effects of loan loss provisions other than related to our credit card business and expenses related to foreclosed real estate assets. Noninterest expense will be calculated excluding expenses related to business resizing or restructuring and expenses related to foreclosed real estate assets. For each of these performance measures, the Committee established a range of achievement levels from zero to 150% of target. Like the 2007 plan, the 2008 Leadership Bonus Plan bonus payout targets range up to 365% of 2008 base salary, depending on position. In evaluating financial performance, the Committee may adjust results to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment or a business or related to a change in accounting principle.

The foregoing measures of operating performance are critical to the future growth and profitability of the Company. The Committee also will evaluate executive performance with respect to credit risk management in light of the dislocation in the housing and credit markets and the related impact on our financial results. Accordingly, after the end of 2008, the Committee will exercise its discretion under the 2008 bonus plan to determine the final cash bonus payouts for executive officers by:

1)	reviewing and considering performance results for the four pre-established Company performance measures noted above;

2)	reviewing other appropriate factors and measures of Company financial performance; in particular, the Committee will subjectively evaluate Company performance in credit risk management and other strategic actions that impact overall corporate profitability; and

3)	evaluating each executive’s individual performance during 2008 to determine whether it is appropriate to adjust the executive’s final bonus payout from the amount that would be payable based solely on the Committee’s assessment of Company performance under steps (1) and (2) above.

The Committee intends for this structure to maintain the Company’s longstanding practice of tying annual incentive compensation to achievement of critical corporate operating performance goals. The first step above provides the basis for the Committee to reward executive performance against the four objective performance measures and begins the analysis of determining the appropriate bonus payouts. As a second step the Committee will judge how well our executive management team addressed the challenges in the housing, mortgage and credit markets and the impact of those challenges on our financial results. The Committee considered the unprecedented volatility in the markets, the possibility of further interest rate actions or legislation which would significantly impact our business and financial results, and the need for management to maintain a broad and flexible perspective in responding to the business environment. Therefore, the Committee determined that establishing specific, quantified performance measures for credit risk management and overall profitability in advance presented the risk of setting incentives that, when viewed in retrospect after the end of the year, might be inappropriate or misdirected. Accordingly, the Committee determined that it would be best to evaluate this aspect of performance after the end of the year in light of actual events and market conditions during the year. As a third step the Committee will consider each executive’s individual performance in determining the appropriate bonus payout. The Committee remains committed to paying for performance and it will exercise its discretion in alignment with that principle when determining 2008 executive bonuses.

Long-Term Equity Incentive Compensation

We design our long-term equity incentive programs to retain named executives and motivate them to create long-term shareholder value. We believe in paying competitively, and to do so, we do not reduce current year equity awards based on value realized from prior awards. By changing the mix of equity vehicles, we can emphasize one or more compensation objectives each year based on business objectives, market conditions and compensation trends. For 2007, we granted three forms of long-term equity incentive compensation, each promoting our objectives in different ways:

•	Stock Options. Stock options enhance retention by vesting over time, and promote the creation of shareholder value by tying the named executives’ ultimate realized value to stock price appreciation.

•	Restricted Stock. Restricted stock enhances retention by vesting over time, and promotes the creation of shareholder value by focusing named executives on total shareholder return. In addition, performance criteria associated with vesting helps to drive achievement of our business goals and objectives and makes awards tax deductible under Section 162(m) of the federal tax code.

•	Performance Shares. Performance shares enhance retention due to a three-year performance cycle and promote the creation of shareholder value because they are ultimately issued only if we perform well relative to our peers according to an established performance matrix.

As in prior years, for 2007 the Committee offered named executives choices for allocating their total equity award among these three vehicles. The performance share component represented 30% of the award in all three choices, with the relative weighting of stock options and restricted stock varying. As in 2006, for 2007 the Committee fixed the performance share component at 30% to allocate the same proportion of each named executive’s equity award to the riskiest vehicle. The choices for allocating the remaining 70% of their awards were as follows:

	Choice 1	Choice 2	Choice 3

Restricted Stock	35%	45%	25%
Stock Options	35%	25%	45%
Performance Shares	30%	30%	30%

When establishing each executive’s total long-term equity incentive award, the Committee first sets an aggregate dollar amount for the award. The aggregate dollar amount aligns with our guideline of targeting long-term equity incentive compensation at the 75th percentile of peer companies, except where other factors discussed above lead to a different relative position.

After determining an award value, we convert the aggregate dollar amount for each award into a number of shares of restricted stock, performance share awards and stock options, as may be applicable from year to year. To convert the stock option award value into a number of stock options, we use an option valuation model which establishes a binomial value per stock option based on a number of factors, such as risk-free interest rate, stock volatility over the term of the option, the length of the option term, dividend yield, the exercise price of the option and the market price of our stock. For 2007, our option valuation model produced a binomial value of $8.08 per stock option, which we used to convert the stock option award value into a number of stock options. We convert the restricted stock award value and performance share award value into a number of shares by dividing the award value by a representative market price of our stock derived over a period prior to the grant date, with a discount factor applied to reflect the risk associated with any applicable performance criteria. For 2007, we used $38.70 per share as the conversion price for restricted stock and $36.87 per share for performance shares. These conversion methodologies allow us to determine the number of shares subject to each form of award before seeking Committee approval, and also to avoid the effects of events impacting our stock price around the actual time of grant.

Stock Options

Given our relatively stable business and operating environment in early 2007 when we granted 2007 awards, our compensation objectives for stock options were relatively straightforward: to promote retention and align named executives with shareholders through stock price appreciation over time. Therefore, we awarded 2007 annual stock options with terms consistent with our historical practice. The 2007 options vest in three equal annual installments beginning on the first anniversary of the grant date and have a 10-year term.

Restricted Stock

We implemented a number of changes in 2007 to our restricted stock program for named executives. For 2007 awards, dividends payable on restricted stock are reinvested in additional shares that will be subject to the same restrictions and risk of forfeiture as the underlying shares. For previously granted awards, other than employment sign-on awards, quarterly dividends continue to be paid in cash. Also, for 2007 awards, we conditioned vesting on achievement of the Company performance measures used to determine our 2007 bonus payouts under the Leadership Bonus Plan, as described beginning at page 26 above. Therefore, the 2007 restricted stock awards will vest over three years, but only to the extent of the total weighted payout percentage under the 2007 Leadership Bonus Plan. As a result, for named executives other than Ms. Chapman, 67.4% of the 2007 restricted stock awards were forfeited and the remaining 32.6% vest over three years from the date of grant. The following table shows the number of shares each named executive will retain, subject to the three-year vesting schedule, and the number of shares each will forfeit, in each case including dividends accrued since the grant date.

	Shares of 2007	Shares of 2007
	Restricted Stock	Restricted Stock
Named Executive	Eligible to Vest	Forfeited

Kerry K. Killinger	46,644	96,435
Thomas W. Casey	16,222	33,539
Stephen J. Rotella	24,351	50,345
James B. Corcoran	6,070	12,550
Ronald J. Cathcart	5,512	11,396
Fay L. Chapman	17,443	0

Under the terms of our severance agreement with Ms. Chapman, discussed more fully below, the performance conditions applicable to Ms. Chapman’s 2007 restricted stock award were waived meaning that 100% of her 2007 award is eligible to vest over the three-year vesting schedule.

Performance Shares

In 2007 and prior years, performance shares were a significant component of our executive long-term equity incentive program, with 30% of the value of each named executive’s total award being in the form of performance shares. The 2007 performance share awards were stated in terms of a target payout, and the actual payout can range from zero to 250% of target, depending on our performance relative to the performance of our peers. The target payout is at the 60th percentile of the peer group companies, and is payable at 100% of the contingent award. The threshold payout is at the 30th percentile of the peer group companies, and is payable at 25% of the contingent award. There is no payout if our performance is below the 30th percentile of peer group companies. The peer group for this purpose consists of the financial services companies comprising the Standard & Poor’s Financial Index at the time of the award, excluding real estate investment trusts and companies that cease to be public companies during the applicable performance cycle. We use this broader peer group for the three-year performance cycle, as opposed to the smaller peer index used to benchmark compensation, because the Committee believes the broader group is a more appropriate benchmark for corporate performance since it encompasses a wider variety of business models and is less influenced by consolidations in the financial services industry and anomalous results of individual companies. A list of the Standard & Poor’s Financial Index companies in the peer group for the awards in the 2004-2006 performance cycle, for which performance was measured for possible payout in 2007, is included in Appendix A to this proxy statement.

We will issue performance shares, if at all, at the end of a three-year period, called a performance cycle. At the end of the performance cycle, earned awards — together with dividends on the earned shares that are reinvested in our common stock — are paid out in unrestricted shares of our common stock (or cash at the discretion of the Committee). For awards made in 2007, the performance cycle is 2007-2009. Over the performance cycle, we measure our performance relative to our peers with respect to earnings-per-share growth, total shareholder return and average return on tangible common equity. Each of the performance measures has equal weight in determining the payout. Towers Perrin evaluates our performance under the performance share program on a quarterly basis. To measure overall performance, the companies in the peer group (including our Company) are stack-ranked for each measure, and then the sum of their rankings on each measure is used to determine final rank. The following schedule sets forth the payout amounts for our relative performance against peers:

Percentile Rank Among Peers for:
Earnings-Per-Share Growth,	Payout as a
Total Shareholder Return, and	Percentage of
Average Return on Tangible Common Equity	Target

90th or Above	250%
85th	225
80th	200
75th	175
70th	150
60th	100
50th	75
40th	50
30th	25
Below 30th	0

If our relative ranking falls between stated percentiles, the Committee interpolates to determine the payout percentage. For example, if we rank in the 55th percentile for the aggregate sum of our rankings in each of the three performance measures, the payout would be 87.5% of target.

The performance shares program reflects our objective to link compensation to performance, as evidenced by the payout of 0% for the performance cycles that ended in 2005, 2006 and 2007.

Timing of Annual Equity Grants

Our standard practice is to grant annual equity awards on the second business day following release of year-end earnings. We have followed this practice for several years for two reasons. It ensures that our publicly-reported financial results have been absorbed by the market when the exercise price of stock options, which is always our stock’s closing market price on the grant date, is set. It also permits the Committee to consider our final year-end results when approving equity awards.

2005 Special Restricted Stock Award Based on Five-Year Strategic Plan

In 2005, the Committee awarded special performance-based restricted stock to certain named executives in order to align the executives’ interests with our new five-year strategic plan and enhance retention. Messrs. Killinger, Rotella, Casey and Cathcart and Ms. Chapman received this award. The Committee considered the total compensation package of each executive and how critical their efforts were expected to be in achieving the five-year plan when determining the number of shares to award. Mr. Corcoran did not receive this award because he was not with us in 2005. Between 0% and 100% of these awards will vest shortly after December 31, 2009 depending upon our performance, as measured by our average annualized return on tangible common equity over the period beginning on July 1, 2005 and ending on December 31, 2009. We must achieve a threshold performance of 50% of target for any payout to occur. When final results are known, the payout matrix established at the time of grant will be used to determine the number of shares awarded. Dividends payable on these shares are reinvested in shares of our common stock that have the same restrictions as the underlying restricted shares. We have no current plans to make similar awards in the future.

2008 Long-Term Equity Incentive Awards

Due to the significant erosion in shareholder value in the latter half of 2007, providing strong performance-based incentives to our executive officers, including the named executives and particularly the Chief Executive Officer and the Chief Operating Officer, was a primary compensation objective for the 2008 long-term equity incentive awards. Moreover, due to the current unprecedented challenges in the mortgage and credit markets, retaining executive officers and other key employees, including the named executives, also was a primary compensation objective for the awards. In determining the 2008 equity awards, the Committee replaced the performance share component of our long-term equity incentive program with additional stock options. Although performance shares have been used in recent years, including 2007, the Committee concluded that for 2008, the evaluation of Company performance should not be limited to a few discrete criteria but instead that named executives should be motivated to proactively identify and address a wide range of initiatives to restore and create shareholder value through increased stock price. The Committee concluded that stock options with the carefully established vesting terms described below better achieve this objective.

As discussed below, Mr. Killinger’s 2008 award consisted solely of stock options. The 2008 awards made to the other named executives consisted of stock options and restricted stock. Since she is no longer an executive officer, and in accordance with the terms of her severance agreement discussed below, Ms. Chapman did not receive a 2008 equity award.

2008 Long-Term Equity Incentive Award to Chief Executive Officer

The Committee’s primary compensation objective for Mr. Killinger’s 2008 equity award was to provide a strong incentive to restore shareholder value. Accordingly, Mr. Killinger’s 2008 equity award consisted entirely of performance-based stock options with vesting terms tied to the price of our common stock achieving certain thresholds. Mr. Killinger’s 2008 long-term equity incentive award value is approximately 15% greater than his 2007 award value, which resulted in a grant of 3.2 million stock options. Fifty percent of the stock options will vest upon the later of (i) the third anniversary of the grant date, or (ii) the NYSE-reported trading price of our common stock closing at $26 or more per share for 15 consecutive trading days. The remaining 50% of the stock options will vest upon the later of (i) the fourth anniversary of the grant date, or (ii) the NYSE-reported trading price of our common stock closing at $35 or more per share for 15 consecutive trading days. Vesting may also be accelerated upon other events specified in our Amended and Restated 2003 Equity Incentive Plan and standard form of option award agreement, such as a qualifying change-in-control transaction, a qualifying retirement, death or permanent disability. The stock options have a term of seven years.

2008 Long-Term Equity Incentive Awards to Other Named Executives

Each other named executive, other than Ms. Chapman, received a 2008 stock option grant with an award value approximately equal to the aggregate award value of his total 2007 long-term equity incentive award, and a 2008 restricted stock grant in an amount determined by the Committee’s assessment of the executive’s individual performance and the severity of the retention risk associated with him based in part on the significant decline in the current value of the executive’s prior equity awards. The restricted stock will vest in two equal installments on the second and third anniversaries of the grant date, subject to our satisfying one of two 2008 performance conditions established to make the expense associated with the awards tax deductible under Section 162(m) of the Internal Revenue Code.

As with Mr. Killinger, the Committee wanted to provide Mr. Rotella, President and Chief Operating Officer, with a strong incentive to restore shareholder value. Therefore, Mr. Rotella’s stock options were granted on terms identical to Mr. Killinger’s, as discussed above. The Committee determined to provide comparable stock price incentives for equity awards to the other named executives receiving awards, and also placed a greater emphasis on the retention objective for those equity awards. Therefore, stock options granted to Messrs. Casey, Corcoran and Cathcart were granted with stock price vesting terms similar to those under the options granted to Messrs. Killinger and Rotella, except that the options granted to Messrs. Casey, Corcoran and Cathcart will vest 100% on the earlier of (i) the third anniversary of the grant date or (ii) the NYSE-reported trading price of our common stock closing at $26 or more per share for 15 consecutive trading days, and likewise are subject to accelerated vesting upon certain other events specified in our Amended and Restated 2003 Equity Incentive Plan and standard form of option award agreement.

The number of stock options and shares of restricted stock awarded to named executives in 2008 is significantly higher than the number awarded in recent years due primarily to the low valuation per option and restricted share, respectively, resulting from the current relatively low market price of our common stock and, for the stock option grants, the shift in the mix of equity award components in favor of stock options as a replacement for performance shares for a significantly higher percentage of the total award value. Higher overall award values also increased the number of stock options and shares of restricted stock awarded to named executives in 2008.

Perquisites

We eliminated Company-paid perquisites for our executive officers at the end of 2006. For security reasons and to increase his efficiency, our Board of Directors continues to encourage Mr. Killinger to use our aircraft for business-related and personal transportation. However, beginning in 2007, Mr. Killinger reimburses us for our aggregate incremental cost of his personal use of corporate aircraft.

Post-Employment Arrangements

We provide several post-employment arrangements that reflect our goal to provide competitive retirement packages. These arrangements also help us attract and retain top executive talent and focus our named executives on long-term performance by mitigating possible concerns over industry consolidation. In the past several years, we have been able to attract experienced executives both nationally and internationally, and we believe our post-termination arrangements have been an important recruiting and retention tool.

We maintain several retirement plans in addition to our tax-qualified, broad-based WaMu Pension Plan and WaMu Savings (401(k)) Plan. The other retirement plans in which named executives participate are the Supplemental Employees’ Retirement Plan (the “SERP”), the Supplemental Executive Retirement Accumulation Plan (the “SERAP”), and the Executive Target Retirement Income Plan (the “ETRIP”). In addition, we maintain a deferred compensation plan that is available to named executives and other highly compensated employees. Each of our retirement plans is described in detail beginning at page 48.

Nonqualified Retirement Plans

As we have grown, our executive retirement plan program has evolved to remain competitive with an increasingly higher caliber of peer companies in the financial services sector. As a result, named executives continue to participate in one or more executive retirement plans, in addition to the broad-based WaMu Pension Plan and WaMu Savings Plan.

The SERP is an excess plan that makes up for WaMu Pension Plan limitations imposed by the Internal Revenue Code ($225,000 in 2007). In general, the provisions contained in this plan mirror the WaMu Pension Plan, including benefit accrual rates. The SERAP was an existing executive program, which we limited to lower-level executives when we implemented the ETRIP on January 1, 2004. Because participants had vested contractual rights under the SERAP, we did not eliminate current balances for those eligible to participate in the SERAP at that time. However, to prevent plan participants from receiving duplicate retirement benefits, the ETRIP provides for an offset for benefits under the WaMu Pension Plan, the SERP and the SERAP, and Company contributions under the WaMu Savings Plan. As a result, the ETRIP generally establishes the maximum retirement benefit payable to the named executives, although that benefit amount may be paid in part through the other plans mentioned. The ETRIP, SERP and SERAP are more fully described beginning at page 48.

Executive Target Retirement Income Plan Amendments

The Committee recently asked Towers Perrin for a comprehensive review of executive retirement plans. The results of the review indicated that the aggregate benefits payable under our executive retirement plans could be somewhat greater than our peers provide. As a result, in January 2008 the Committee approved amendments to the ETRIP to exclude from participation new named executives hired or otherwise made eligible after December 31, 2007. While the Committee does not establish a competitive market target for retirement plans and it is often difficult to gauge exact comparisons of retirement benefits, by person, due to age and service factors inherent in retirement plans, in its review the Committee determined that the ETRIP may provide a greater level of retirement benefits relative to our peers than was originally intended. As a result, the Committee approved an amendment to the plan providing that, effective December 31, 2012, participants will cease to accrue employment service credits for benefits and vesting purposes, except in the case of a change-in-control, in which case participants would receive an additional three years of service credit as they would before the amendments. In connection with this amendment, the Committee also approved other amendments affecting the benefit calculation formula which are intended to mitigate erosion of current benefits. Effective December 31, 2012, benefits for each participant no longer will be reduced by (i) future Company contributions or credits the participant receives under our other general and executive retirement benefit plans and the WaMu Savings Plan, or (ii) the effects of decreases in base salary and bonus during the five-year measurement period.

Deferred Compensation Plan

We also sponsor an unsecured non-qualified plan known as the Deferred Compensation Plan, which allows named executives and certain other highly compensated employees to defer all or a portion of their base salary, bonus, stock option gains, earned performance shares and vested shares of restricted stock. Balances in the plan receive earnings accrual credits from among several plan options, all of which are described at page 51. Other than earnings accruals, all credits to the Deferred Compensation Plan represent an executive’s compensation previously earned and deferred; we do not provide any matching or similar credits other than dividend equivalents for balances with earnings accrual credits based on the phantom stock method. The plan was designed to allow named executives to defer some of their current income to help them with tax planning, and to help us attract and retain top named executives by providing retirement benefits that are competitive within our peer group. As more fully explained at page 51, in 2007 we allowed participants to make a one-time election to accelerate distributions of previously deferred compensation under the transition rules of Internal Revenue Code Section 409A. Distributions as a result of these elections will begin in July 2008.

Employment, Change-in-Control and Severance Arrangements

Employment and Change-in-Control Arrangements

We provide named executives with agreements that provide for certain specified benefits upon a change-in-control of the Company. These agreements are very useful tools that help us attract and retain our key employees, including the named executives. Such agreements were put in place at various times and reflect a variety of different considerations. We have provided these change-in-control agreements primarily as a result of the Committee’s and its consultant’s periodic assessments of compensation practices in the financial services industry, and in recognition that they are particularly necessary in an industry such as ours where there has been considerable consolidation. Detailed information about these agreements, including a description of payout amounts under a hypothetical change-in-control or termination of the named executives as of the last business day of 2007, is included beginning at page 52.

Given the state of our industry and their unique positions with our Company, Messrs. Killinger and Rotella have employment agreements that provide benefits upon termination under certain circumstances before and after a change-in-control. Mr. Killinger’s employment agreement was negotiated in 1998 when our Board of Directors determined that due to consolidations in the industry, change-in-control protection was appropriate for both our Company and Mr. Killinger. We believe Mr. Killinger’s arrangement was consistent with market practices as they existed at that time and as are still common in both the financial services industry and among other large companies. Mr. Rotella’s employment agreement, negotiated and signed in 2004, is similar to Mr. Killinger’s arrangement. The Committee concluded that Mr. Rotella’s employment agreement was necessary to attract and retain the caliber of executive talent found at his level. Messrs. Killinger’s and Rotella’s agreements were both designed to protect our Company’s and the executive’s interests, and to help us maintain a high level of stability within our executive ranks.

Each of the other named executives other than Ms. Chapman has our standard executive change-in-control agreement which provides benefits only upon a change-in-control. Ms. Chapman’s change-in-control agreement was superseded by her severance agreement, discussed below. The change-in-control arrangements for other named executives are similar to those provided in the employment agreements for Messrs. Rotella and Killinger. The Committee believes that it is important for all top executives to have similar change-in-control protection to ensure the same level of focus and commitment during a potential change-in-control, without concern for their own financial situation and personal career opportunities should such an event occur.

Equity acceleration upon a change-in-control is a common practice within and outside the financial services industry. Equity compensation is an important tool in our compensation portfolio, and allowing vesting upon a change-in-control ensures that named executives’ interests are aligned with those of our shareholders.

As described at page 48, the ETRIP has an acceleration feature upon a change-in-control, providing an additional three years of service credit and additional vesting credit. We designed the plan in this manner under the assumption that the executive would lose the ability to earn retirement credits under this plan if a change-in-control occurred.

Executive Severance Plan

In January 2008, the Committee approved the material terms of a severance plan for executive officers other than Mr. Killinger and Mr. Rotella, whose severance benefits are determined by their employment agreements. The new severance plan entitles each covered executive to a cash payment if we terminate his or her employment for any reason other than cause (as defined in the covered executive’s existing change-in-control agreement) equal to 1.5 times the sum of (i) the executive’s base salary plus (ii) the higher of (A) the executive’s target bonus for the current year or (B) the executive’s actual bonus for the prior year. No benefits under the severance plan will be paid to any covered executive who becomes entitled to benefits under his or her change-in-control agreement. The Committee took this action to promote retention of covered named executives and to provide them with severance protection at a standardized level. Messrs. Casey, Corcoran and Cathcart are included in the group of covered executives under the plan. Because she is no longer an executive officer, Ms. Chapman is not eligible for benefits under the plan.

Agreement with Fay L. Chapman

We entered into a severance and mutual release agreement with Ms. Chapman, our former Chief Legal Officer, in connection with her upcoming retirement from the Company on June 30, 2008. Ms. Chapman ceased serving as Chief Legal Officer and an executive officer in December 2007. Under the severance agreement, we will pay Ms. Chapman a base salary through June 30, 2008 at the annualized rate of $1,062,000. Effective July 1, 2008, we will enter into a two-year consulting arrangement with her under which we will pay her an aggregate of $2,650,000. Under the severance agreement, the performance criteria associated with her 2005 and 2007 annual restricted stock grants were removed and we agreed to pay Ms. Chapman her full 2007 target bonus of $310,000. We entered into the severance agreement in order (i) to ensure Ms. Chapman’s availability to assist us in transitioning to an interim and permanent successor to her as Chief Legal Officer, (ii) to assist us with a number of significant litigation and other matters we currently face and others that may arise in the future, (iii) to acknowledge her long service to our Company which included over 10 years as a senior executive and a similar period of time before that representing us as outside counsel, and (iv) to assist Ms. Chapman in her transition to retirement.

Other Policies and Considerations

Executive Stock Ownership Guidelines

We further align the interests of named executives and shareholders through executive stock ownership guidelines. The following table shows the guidelines applicable to each named executive, as a multiple of base salary. Ms. Chapman no longer is subject to the guidelines since she no longer is an executive officer.

Named Executive	Stock Ownership Guideline

Kerry K. Killinger	10x base salary
Thomas W. Casey	4x base salary
Stephen J. Rotella	4x base salary
James B. Corcoran	4x base salary
Ronald J. Cathcart	3x base salary
Fay L. Chapman	N/A

Named executives can use shares of unvested restricted stock to satisfy the guidelines, and can also use amounts deferred under the Deferred Compensation Plan to the extent that those balances are invested in the plan’s earnings method based on our stock price. We give newly hired named executives a five-year period to satisfy the guidelines. All named executives have either exceeded their ownership requirements or are within the five-year period for satisfying them.

Recovery of Equity Awards and Related Gains

We maintain claw-back provisions within our standard form stock option and restricted stock award agreements for awards made in 2006 and beyond. These agreements also contain provisions assigning intellectual property rights to us. In accordance with these provisions, named executives who violate employee non-solicitation obligations will forfeit all of their outstanding equity awards whether or not they have vested, as of the date of the violation or the date of our discovery of the violation. In addition, the named executives would be required to forfeit any gains realized on our stock or options obtained under these awards if the gain is realized during the 12 months preceding the violation. We first implemented these provisions in 2006 to protect our intellectual property and human capital and to help ensure that the named executives act in our best interests and the best interests of our shareholders.

Tax and Accounting Effects

We consider the tax and accounting treatment of the various components and levels of executive compensation. These considerations generally are not primary factors underlying compensation decisions; however, we balance primary compensation objectives with our desire to put the Company in the best possible position with respect to tax and accounting treatment. In particular, we generally pay compensation to named executives that is “performance-based” and therefore deductible under Section 162(m) of the Internal Revenue Code. For this reason, we have not increased Mr. Killinger’s base salary since 1999. However, we will pay non-deductible compensation when appropriate to achieve our compensation objectives. We believe the stock options and performance shares we awarded in 2007 will qualify as performance-based compensation under Section 162(m).

Report of the Human Resources Committee

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Company management. Based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE
James H. Stever, Chair
Stephen E. Frank
Charles M. Lillis
Phillip D. Matthews
Margaret Osmer McQuade

2007 Summary Compensation Table

The following table shows all 2007 compensation we paid to our Chief Executive Officer, Chief Financial Officer, three most highly paid persons serving as executive officers at the end of 2007 and one former executive officer, Fay L. Chapman, who is also included under SEC rules because she would have been among the three most highly paid other executive officers but for the fact that she ceased serving as an executive officer before December 31, 2007. All individuals listed in the following table are referred to in this Proxy Statement as the “named executives.” Annual Compensation includes amounts deferred at the named executive’s election. The following table also includes 2006 compensation for Messrs. Killinger, Casey, Rotella and Corcoran, but does not include 2006 compensation for Mr. Cathcart or Ms. Chapman in accordance with SEC guidance because they were not named executives in 2006.

							Change in
							Pension
							Value and
						Non-Equity	Nonqual.
						Incentive	Deferred
						Plan	Comp.	All Other
				Stock	Option	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary($)	Bonus ($)	Awards ($)	Awards ($)	($)	($)	($)	Total($)

Kerry K. Killinger	2007	1,000,000	—	669,104	3,183,914	—	—	397,752	5,250,770
Chairman and Chief Executive Officer	2006	1,000,000	—	2,251,139	5,148,464	4,074,000	1,270,684	501,572	14,245,859
Thomas W. Casey	2007	672,000	—	189,338	958,902	391,200	130,053	99,153	2,440,646
Executive Vice President and	2006	620,000	—	878,838	1,517,087	1,356,060	97,613	95,983	4,565,581
Chief Financial Officer
Stephen J. Rotella	2007	922,000	—	(354,332)	2,020,610	912,800	262,861	162,592	3,926,531
President and Chief Operating Officer	2006	900,000	—	2,126,040	1,514,458	3,142,800	639,692	130,004	8,452,994
James B. Corcoran	2007	622,000	—	402,038	365,988	277,100	158,565	756,816	2,582,506
Executive Vice President and	2006	345,769	1,500,000	136,183	135,691	931,200	149,174	102,483	3,300,500
President, Retail Banking
Ronald J. Cathcart	2007	592,000	—	389,124	451,971	153,220	107,623	268,046	1,961,984
Executive Vice President and Chief Enterprise Risk Officer
Fay L. Chapman	2007	752,000	310,000	1,174,079	719,249	—	379,484	61,572	3,086,384
Former Senior Executive Vice President and Chief Legal Officer

Salary

The Human Resources Committee established 2007 base salaries for our named executives in January 2007. As discussed above, Mr. Killinger did not receive a base salary increase in 2007 in order to maintain the tax deductibility of the full amount of his salary under Section 162(m) of the Internal Revenue Code. All other named executives received base salary increases of $22,000 to replace the value of Company-paid perquisites which we no longer provided as of January 1, 2007. In addition, Mr. Casey and Ms. Chapman received 2007 base salary increases of 4.8% and 4.2%, respectively, in recognition of the increasing complexity of each executive’s role. Mr. Corcoran joined our Company in May 2006, so the 2006 salary reported for him represents only a partial year.

Bonus

Under the terms of our severance agreement with Ms. Chapman, discussed at page 36 above, we waived Company performance criteria applicable to her 2007 bonus payout under the Leadership Bonus Plan. As a result, she received 100% of her target bonus payout for 2007. Because the performance criteria were waived, we report this amount in the table as “Bonus” rather than “Non-Equity Incentive Plan Compensation”. The 2006 amount shown for Mr. Corcoran was a cash signing bonus we paid him upon hire.

Stock Awards and Option Awards

These columns reflect the dollar amount recognized for financial statement reporting purposes, in accordance with applicable SEC rules and guidance and FAS 123R, for shares of unvested restricted stock and outstanding performance share awards and for stock options held by the named executives, which may include amounts from awards made in and prior to the years shown. The fair value of our restricted stock is based on the market value of our common stock on the applicable measurement date for accounting purposes. For additional information on the valuation of our 2007 restricted stock and performance share awards, and regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options, see Note 21 to the Washington Mutual, Inc. and Subsidiaries Consolidated Financial Statements contained in the Company’s Form 10-K for the year-ended December 31, 2007, as supplemented for stock options by the table at page 42 of this Proxy Statement. Any amounts realized by the named executives on stock option awards will depend upon whether the options vest and our stock price at the time of exercise.

Amounts shown in the Stock Awards column for Messrs. Killinger, Casey and Rotella include the effects of reversals of previously recorded expenses in the amounts of $2,121,214, $521,964 and $1,276,130, respectively, reported as 2006 compensation in the Summary Compensation Table included in our definitive proxy statement filed with the SEC on March 19, 2007. The expenses were reversed because vesting of prior restricted stock and performance share awards was conditioned on achieving certain corporate performance criteria which we did not fully achieve. In accordance with SEC guidance, we did not include the effects of expense reversals for Mr. Cathcart or Ms. Chapman because the previous expense was not reported in a prior year’s Summary Compensation Table.

Non-Equity Incentive Plan Compensation

This column represents the cash bonuses paid to the named executives for 2007 performance pursuant to our Leadership Bonus Plan. Mr. Killinger did not accept a bonus for 2007.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

As indicated in the following table, this column represents: (i) the actuarial increase or decrease in the present value of the named executives’ benefits under the WaMu Pension Plan and the ETRIP determined using interest rate and mortality rate assumptions consistent with those used in our financial statements; and (ii) above-market interest for 2007 on balances in our Deferred Compensation Plan and Mr. Killinger’s and Ms. Chapman’s SERAP benefit. In accordance with applicable SEC regulations, interest is above market if it is paid at a rate that exceeds the Benchmark Rate, which is 120% of the applicable federal long-term rate. The annual interest rate we paid under these plans, including the Deferred Compensation Plan’s interest method of earnings, was 5.83%, which in each case was lower than the Benchmark Rate of 6.27%. During 2007, the Deferred Compensation Plan’s earnings rate for the interest method of earnings and the interest rate paid under the SERAP was based on a rate comparable to our unsecured junior debt with a ten-year maturity. The present value of Mr. Killinger’s benefits under the ETRIP decreased due to a significant decrease in his average earnings used to calculate his ETRIP benefit. In accordance with SEC guidance, although the value for Mr. Killinger is a negative number, we included zero in this column of the Summary Compensation Table and for purposes of calculating Mr. Killinger’s total compensation as reported in the table.

	WaMu		Deferred
	Pension Plan	ETRIP Actuarial	Compensation Plan	SERAP
	Actuarial	Increase/Decrease	Above-Market	Above-Market
Name	Increase($)	($)	Interest($)	Interest($)	Total ($)

Kerry K. Killinger	33,841	(749,170)	—	—	(715,329)
Thomas W. Casey	8,498	121,555	—	—	130,053
Stephen J. Rotella	8,925	253,936	—	—	262,861
James B. Corcoran	8,169	150,396	—	—	158,565
Ronald J. Cathcart	8,591	99,032	—	—	107,623
Fay L. Chapman	14,763	364,721	—	—	379,484

All Other Compensation

The amount of 2007 All Other Compensation reported for each named executive in the Summary Compensation Table above consisted of the following:

	Perquisites and			Company
	Other Personal		Tax	Credits
Name	Benefits($)(1)	Relocation($)(2)	Payments($)(3)	to SERP($)(4)	Other($)(5)	Total($)

Kerry K. Killinger	—	—	832	387,920	9,000	397,752
Thomas W. Casey	—	—	—	90,153	9,000	99,153
Stephen J. Rotella	—	—	—	153,592	9,000	162,592
James B. Corcoran	—	493,070	251,306	3,440	9,000	756,816
Ronald J. Cathcart	—	221,842	1,572	35,632	9,000	268,046
Fay L. Chapman	—	—	—	52,572	9,000	61,572

(1)	We eliminated Company-paid perquisites and personal benefits as of January 1, 2007. As a result, no named executive had any perquisites or personal benefits in 2007 in an amount required to be reported under SEC rules. Mr. Killinger continues to have access to Company aircraft for personal use but reimbursed the Company for our aggregate incremental cost related to his personal use in 2007.

(2)	The amounts in this column represent Company-paid moving and relocation expenses. This includes our direct payment of costs incurred for travel, temporary housing and shipment of household goods. We paid these amounts under our management-level relocation plan and related procedures.

(3)	The amount in this column for Mr. Killinger represents our payment of his tax liability for the value of gifts received by attendees, including Mr. Killinger and his spouse, of an employee recognition event we held in 2007. The amount in this column for Mr. Corcoran represents Company payments for taxes related to the relocation expenses disclosed in the table. The amount in this column for Mr. Cathcart represents our payment of tax liabilities related to his receipt of gifts at the same employee recognition event as Mr. Killinger, and related to the relocation expenses disclosed in the table. The tax payments related to relocation expenses differed significantly for Mr. Corcoran as compared to Mr. Cathcart because all of the relocation expenses shown in the table for Mr. Corcoran were taxable to him, but almost none of the relocation expenses shown for Mr. Cathcart were taxable to him.

(4)	The amounts in this column represent amounts credited to the accounts of each named executive during 2007 under the SERP. This plan is described beginning at page 51.

(5)	The amounts in this column represent the Company’s matching contributions under the WaMu Savings (401(k)) Plan.

Grants of Plan-Based Awards in 2007

The table below shows all plan-based awards we granted to named executives during 2007.

									All Other
									Option	Exercise
									Awards:	or Base	Grant Date
			Estimated Possible Payouts			Estimated Future Payouts			Numbers of	Price of	Fair Value
	HR		Under Non-Equity Incentive			Under Equity Incentive			Securities	Option	of Stock
	Committee	Grant	Plan Awards			Plan Awards			Underlying	Awards	and Option
Name	Approval Date	Date	Threshold ($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum (#)	Options(#)	($/Sh.)	Awards ($)

Kerry K. Killinger	—	—	0	3,650,000	5,475,000	—	—	—	—	—	—
	1/16/07	1/19/07	—	—	—	23,400	93,600	234,000	—	—	4,148,352
	1/16/07	1/19/07	—	—	—	—	—	133,700	—	—	5,972,379
	1/16/07	1/19/07	—	—	—	—	—	—	355,800	44.67	2,846,400
Thomas W. Casey	—	—	0	1,200,000	1,800,000	—	—	—	—	—	—
	1/16/07	1/19/07	—	—	—	8,125	32,500	81,250	—	—	1,440,400
	1/16/07	1/19/07	—	—	—	—	—	46,500	—	—	2,077,155
	1/16/07	1/19/07	—	—	—	—	—	—	123,800	44.67	990,400
Stephen J. Rotella	—	—	0	2,800,000	4,200,000	—	—	—	—	—	—
	1/16/07	1/19/07	—	—	—	12,200	48,800	122,000	—	—	2,162,816
	1/16/07	1/19/07	—	—	—	—	—	69,800	—	—	3,117,966
	1/16/07	1/19/07	—	—	—	—	—	—	185,600	44.67	1,484,800
James B. Corcoran	—	—	0	850,000	1,275,000	—	—	—	—	—	—
	1/16/07	1/19/07	—	—	—	3,050	12,200	30,500	—	—	540,704
	1/16/07	1/19/07	—	—	—	—	—	17,400	—	—	777,258
	1/16/07	1/19/07	—	—	—	—	—	—	46,400	44.67	371,200
Ronald J. Cathcart	—	—	0	470,000	705,000	—	—	—	—	—	—
	1/16/07	1/19/07	—	—	—	3,550	14,200	35,500	—	—	629,344
	1/16/07	1/19/07	—	—	—	—	—	15,800	—	—	705,786
	1/16/07	1/19/07	—	—	—	—	—	—	75,800	44.67	606,400
Fay L. Chapman	—	—	0	310,000	465,000	—	—	—	—	—	—
	1/16/07	1/19/07	—	—	—	2,850	11,400	28,500	—	—	505,248
	1/16/07	1/19/07	—	—	—	—	—	16,300	—	—	728,121
	1/16/07	1/19/07	—	—	—	—	—	—	43,300	44.67	346,400

The plan-based awards compensation reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table above consisted of the following types of awards. For additional information on each type of award described below, see the “Annual Incentive Bonus” and “Long-Term Equity Incentive Compensation” sections of the Compensation Discussion and Analysis beginning at page 26.

Non-Equity Incentive Plan Compensation

Non-Equity Incentive Plan Compensation amounts represent the threshold (0%), target (100%) and maximum (150%) amounts of cash bonuses that were payable to our named executives for 2007 performance under our Leadership Bonus Plan. The 2007 Leadership Bonus Plan is discussed and analyzed beginning at page 27. We paid awards for 2007 performance in January 2008 at 32.6% of the target amounts reported in the table, other than for Mr. Killinger, who did not accept a bonus, and Ms. Chapman, who received 100% of her target bonus under the terms of her severance agreement described at page 36. The cash payout for each other named executive based on this percentage is reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 38.

Estimated Future Payouts Under Equity Incentive Plan Awards

The awards reported in these columns with threshold (25%), target (100%) and maximum (250%) number of shares of our common stock represent shares that potentially may be issued as future payouts for the performance share awards made to the named executives as part of our 2007 annual equity awards in January 2007 for the 2007-2009 performance cycle. Performance share awards are discussed and analyzed beginning at page 31. Performance share awards are contingent performance awards paid out, in either cash or shares of our common stock at our discretion, at the end of a three-year period only to the extent of our achievement of specified performance measures. There is no payout if our performance is below the 30th percentile of peer group companies. Performance share awards earn dividend equivalents that are accrued in the form of additional performance shares paid in our common stock, or cash at our election, when and to the extent the related performance shares are paid.

The awards reported with only a maximum number of shares represent annual restricted stock awards granted to the named executives in January 2007 under our Amended and Restated 2003 Equity Incentive Plan as part of our annual equity awards. The general terms of our annual restricted stock awards are discussed and analyzed beginning at page 30. As discussed at page 30, for all named executives other than Ms. Chapman, only 32.6% of these shares are eligible to vest over the three-year vesting schedule due to our results under the 2007 Leadership Bonus Plan performance measures. 100% of the shares we granted to Ms. Chapman are eligible to vest under the terms of our severance agreement with her.

All Other Option Awards

The amounts reported in this column represent annual stock option grants made to the named executives in January 2007 as part of our annual equity awards. The grant date differs from the approval date reported in the table because we grant annual stock options on the second business day after the public release of our year-end financial results. We granted the awards under our Amended and Restated 2003 Equity Incentive Plan, which expressly prohibits re-pricing of stock options without shareholder approval. Stock options generally expire ten years after the grant date. The expiration period is accelerated if the holder’s employment with us terminates under certain circumstances.

Option Awards FAS 123R Valuation

The Option Awards column in the Summary Compensation Table at page 38 of this Proxy Statement includes expense related to stock option awards granted to the named executives on the following dates: January 21, 2005; December 15, 2005, January 20, 2006; June 15, 2006 and January 19, 2007. The Option Awards column in the Director Compensation Table at page 21 includes expense related to stock option awards granted to non-employee directors on January 20, 2006 and January 19, 2007. The significant factors and assumptions used in determining the fair value of these stock options is reported in the following table:

	Options		Options
	Granted to		Granted to
	Non-Employee		Non-Employee
	Directors and		Directors and to
	Messrs.		Messrs.		Options
	Killinger,		Killinger,		Granted to
	Casey Rotella	Options	Casey and	Options	all Named
Significant	and Ms.	Granted to	Rotella and Ms.	Granted to	Executives and
Factors and	Chapman on	Mr. Cathcart on	Chapman on	Mr. Corcoran on	Non-Employee Directors
Assumptions	1/21/05	12/15/05	1/20/06	6/15/06	on 1/19/07

Grant Date Fair Value($)	10.71	11.16	8.68	8.96	8.00
Dividend Yield(%)	4.20	4.15	4.70	4.70	4.70
Expected Volatility(%)	31.00	29.08	25.50	24.80	21.90
Risk Free Interest Rate(%)	3.84	4.41	4.28	5.02	4.72
Expected Life (in Years)	7.0	7.0	6.2	6.2	6.3

Outstanding Equity Awards at the End of 2007

This table shows the equity awards that have been previously awarded to each of the named executives and which remained outstanding as of December 31, 2007.

	Option Awards(1)					Stock Awards
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market
									Plan Awards:	or Payout
									Number	Value of
								Market	of Unearned	Unearned
	Number of	Number of				Number of		Value of	Shares,	Shares,
	Securities	Securities				Shares or		Shares or	Units or	Units or
	Underlying	Underlying		Option		Units of		Units of	Other	Other
	Unexercised	Unexercised		Exercise	Option	Stock		Stock That	Rights That	Rights That
	Options (#)	Options (#)		Price	Expiration	That Have		Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable		($)	Date	Not Vested (#)		Vested ($)(12)	Vested (#)(13)	Vested ($)(14)
Kerry K. Killinger	580,442	—		21.92	12/15/08	65,534	(7)	891,918	249,612	3,397,213
	774,105	—		16.96	12/21/09
	795,001	—		33.42	12/19/10
	1,200,000	—		30.79	12/18/11
	900,000	—		36.53	12/17/12
	760,000	—		39.53	12/16/13
	178,666	89,334	(2)	42.17	1/21/15
	152,966	305,934	(3)	43.33	1/20/16
	—	355,800	(4)	44.67	1/19/17
Thomas W. Casey	147,171	—		35.34	10/22/12	28,600	(7)	389,246	99,382	1,352,584
	147,263	—		36.53	12/17/12
	230,000	—		39.53	12/16/13
	60,599	30,301	(2)	42.17	1/21/15
	37,033	74,067	(3)	43.33	1/20/16
	—	123,800	(4)	44.67	1/19/17
Stephen J. Rotella	163,666	81,834	(2)	42.17	1/21/15	97,844	(8)	1,331,652	131,771	1,793,407
	77,766	155,534	(3)	43.33	1/20/16
	—	185,600	(4)	44.67	1/19/17
James B. Corcoran	27,777	55,556	(5)	43.67	6/15/16	12,550	(9)	170,804	9,120	124,127
	—	46,400	(4)	44.67	1/19/17
Ronald J Cathcart	46,666	23,334	(6)	44.18	12/15/15	6,344	(10)	86,340	30,693	417,735
	—	75,800	(4)	44.67	1/19/17
Fay L. Chapman	117,008	—		33.42	12/19/10	33,643	(11)	457,886	42,721	581,439
	130,000	—		36.53	12/17/12
	95,000	—		39.53	12/16/13
	24,999	12,501	(2)	42.17	1/21/15
	12,966	25,934	(3)	43.33	1/20/16
	—	43,300	(4)	44.67	1/19/17

(1)	All option amounts in this table have been adjusted to reflect past stock-splits.

(2)	These options were granted on January 21, 2005 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(3)	These options were granted on January 20, 2006 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(4)	These options were granted on January 19, 2007 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(5)	This option was granted on June 15, 2006 and vests in one-third increments on each of the first three anniversaries of the date of grant.

(6)	This option was granted on December 15, 2005 and vests in one-third increments on each of the first three anniversaries of the date of grant.

(7)	These shares were issued on January 20, 2006 and vest in one-third increments on each of the first three anniversaries of the date of issuance.

(8)	33,334 of these shares were issued on January 20, 2006 and vest in one-third increments on each of the first three anniversaries of the date of issuance. 64,510 of these shares were issued on January 10, 2005 and vest on January 31, 2010.

(9)	These shares were issued on June 15, 2006 and vest in one-third increments (including accrued dividend shares) on each of the first three anniversaries of the date of issuance.

(10)	These shares were issued on December 15, 2005 and vest in one-third increments (including accrued dividend shares) on each of the first three anniversaries of the date of issuance.

(11)	6,200 of these shares were issued on January 28, 2005 and vested on January 28, 2008; 10,000 and 17,443 of these shares were issued on January 20, 2006 and January 19, 2007, respectively, and vest in each case in one-third increments on each of the first three anniversaries of the date of issuance.

(12)	The values contained in this column were calculated by multiplying the number of shares by $13.61, which was the closing price of our common stock reported on the NYSE on December 31, 2007.

(13)	This column includes: (i) the threshold amounts of 5-year performance restricted stock (referred to as “5-Year RS” in the table below) and all accrued dividend shares through the end of 2007; (ii) the threshold amounts of performance share awards (referred to as “PSAs” below) for the 2005-2007, 2006-2008 and 2007-2009 performance cycles; (iii) unvested shares from the 2005 annual restricted stock award (referred to as “2005 RS” below) that were eligible to vest as of December 31, 2007 based on our performance under applicable performance criteria; and (iv) unvested shares from the 2007 annual restricted stock award (referred to as “2007 RS” below) that are eligible to vest based on our performance under applicable performance criteria, as discussed at page 30. Under the terms of her severance agreement discussed at page 36, the remaining performance criteria for the 2005 RS and 2007 RS awards were waived for Ms. Chapman, and those shares are reported with other non-performance based stock awards. The restricted stock and performance share awards reported in this column vest to the extent of our achievement of applicable performance measures on the applicable dates in the following table. The performance criteria for the 2007 RS, PSAs and 5-Year RS are discussed beginning at page 30.

Performance Share Awards and Performance Restricted Stock Vesting Terms

			Shares or Awards
Name	Type of Award	Reported Amount	not Vested	Vesting Dates

Kerry K. Killinger	2005-2007 PSA	Threshold	24,250	Pays out in 2008 depending on Company performance after 2005-2007 results are compared with peers. The payout amount was zero.
	2006-2008 PSA	Threshold	23,100	Pays out in 2009 depending on Company performance after 2006-2008 results are compared with peers.
	2007-2009 PSA	Threshold	23,400	Pays out in 2010 depending on Company performance after 2007-2009 results are compared with peers.
	5-Year RS	Threshold	87,968	Vest after the performance period ends on December 31, 2009 to the extent of the Company’s achievement of specified performance measures.
	2005 RS	Target	44,250	Remaining unvested shares were eligible to vest on January 28, 2008 to the extent of our achievement of specified performance measures. We did not meet the performance criteria, thus the payout amount was zero.
	2007 RS	Target	46,644	These shares are eligible to vest in equal annual installments on January 18, 2008, January 19, 2009 and January 19, 2010.

			Shares or Awards
Name	Type of Award	Reported Amount	not Vested	Vesting Dates

Thomas W. Casey	2005-2007 PSA	Threshold	8,225	Pays out in 2008 depending on Company performance after 2005-2007 results are compared with peers. The payout amount was zero.
	2006-2008 PSA	Threshold	7,825	Pays out in 2009 depending on Company performance after 2006-2008 results are compared with peers.
	2007-2009 PSA	Threshold	8,125	Pays out in 2010 depending on Company performance after 2007-2009 results are compared with peers.
	5-Year RS	Threshold	43,984	Vest after the performance period ends on December 31, 2009 to the extent of the Company’s achievement of specified performance measures
	2005 RS	Target	15,000	Remaining unvested shares were eligible to vest on January 28, 2008 to the extent of our achievement of specified performance measures. We did not meet the performance criteria, thus the payout amount was zero.
	2007 RS	Threshold	16,222	These shares are eligible to vest in equal annual installments on January 18, 2008, January 19, 2009 and January 19, 2010.
Stephen J. Rotella	2005-2007 PSA	Threshold	12,325	Pays out in 2008 depending on Company performance after 2005-2007 results are compared with peers. The payout amount was zero.
	2006-2008 PSA	Threshold	11,750	Pays out in 2009 depending on Company performance after 2006-2008 results are compared with peers.
	2007-2009 PSA	Threshold	12,200	Pays out in 2010 depending on Company performance after 2007-2009 results are compared with peers.
	5-Year RS	Threshold	58,645	Vest after the performance period ends on December 31, 2009 to the extent of the Company’s achievement of specified performance measures
	2005 RS	Target	12,500	Remaining unvested shares were eligible to vest on January 28, 2008 to the extent of our achievement of specified performance measures. We did not meet the performance criteria, thus the payout amount was zero.
	2007 RS	Threshold	24,351	These shares are eligible to vest in equal annual installments on January 18, 2008, January 19, 2009 and January 19, 2010.
James B. Corcoran	2007-2009 PSA	Threshold	3,050	Pays out in 2010 depending on Company performance after 2007-2009 results are compared with peers.
	2007 RS	Threshold	6,070	These shares are eligible to vest in equal annual installments on January 18, 2008, January 19, 2009 and January 19, 2010.

			Shares or Awards
Name	Type of Award	Reported Amount	not Vested	Vesting Dates

Ronald J. Cathcart	2006-2008	Threshold	2,600	Pays out in 2009 depending on Company performance after 2006-2008 results are compared with peers.
	2007-2009	Threshold	3,550	Pays out in 2010 depending on Company performance after 2007-2009 results are compared with peers.
	5-Year RS	Threshold	19,031	Vest after the performance period ends on December 31, 2009 to the extent of the Company’s achievement of specified performance measures
	2007 RS	Target	5,512	These shares are eligible to vest in equal annual installments on January 18, 2008, January 19, 2009 and January 19, 2010.
Fay L. Chapman	2005-2007	Threshold	3,400	Pays out in 2008 depending on Company performance after 2005-2007 results are compared with peers. The payout amount was zero.
	2006-2008	Threshold	2,750	Pays out in 2009 depending on Company performance after 2006-2008 results are compared with peers.
	2007-2009	Threshold	2,850	Pays out in 2010 depending on Company performance after 2007-2009 results are compared with peers.
	5-Year RS	Threshold	33,721	Vest after the performance period ends on December 31, 2009 to the extent of the Company’s achievement of specified performance measures

(14)	The values contained in this column were calculated by multiplying the number of shares by $13.61, which was the closing price of our common stock reported on the NYSE on December 31, 2007.

Exercised Options and Vested Restricted Stock in 2007

This table shows the stock options that were exercised by, and the restricted stock that vested for, each named executive during 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized on	Acquired on		Value Realized on
Name	(#)(1)	Exercise ($)(2)	Vesting (#)(3)		Vesting ($)(7)
Kerry K. Killinger	—	—	44,250		2,004,968
	—	—	32,766		1,463,657
Thomas W. Casey	943	7,855	15,000		679,650
	1,825	13,031	3,418	(4)	138,014
	—	—	14,300		638,781
Stephen J. Rotella	—	—	12,500		566,375
	—	—	16,666		744,470
James B. Corcoran	—	—	6,009	(5)	258,821
Ronald J. Cathcart	—	—	6,344	(6)	96,110
Fay L. Chapman	—	—	5,000		223,350
	—	—	6,200		280,922

(1)	Mr. Casey exercised two stock options during 2007, both of which were granted in 2002.

(2)	In accordance with applicable rules, the amount reported in this column is calculated by determining the difference between (i) the aggregate market price of the underlying shares on the date of exercise of the option and (ii) the aggregate exercise price for the exercised options. In calculating aggregate market price of the underlying shares on the date of exercise, we used the closing price of one share of our common stock, as reported on the NYSE on the applicable date of the exercise of the option.

(3)	This column represents the number of shares of restricted stock that vested for each named executive during 2007. Upon vesting, the transfer restrictions associated with restricted stock lapse. For Messrs. Killinger, Casey and Rotella and Ms. Chapman, the shares in this column include one-third of the shares granted to each of them as part of their 2005 and 2006 annual equity awards.

(4)	These shares were part of Mr. Casey’s sign-on equity award, including accrued dividends, made when he joined our Company in 2002.

(5)	These shares were part of Mr. Corcoran’s sign-on equity award, including dividends, made when he joined our Company in 2006.

(6)	These shares were part of Mr. Cathcart’s sign-on equity award, including dividends, made when he joined our Company in 2005.

(7)	In accordance with applicable rules, the amounts reported in this column were calculated by multiplying the number of shares that vested during 2007 for each named executive by the closing price of one share of our common stock, as reported on the NYSE on the applicable date of vesting.

2007 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executives, including the number of years of service credited to each such named executive, under the WaMu Pension Plan and Executive Target Retirement Income Plan (“ETRIP”) determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. None of the benefits reported in the table below was paid in 2007.

		Years of	Present Value of
		Credited	Accumulated
Named Executive	Plan Name	Service (#)(1)	Benefits ($)(2)

Kerry K. Killinger	WaMu Pension Plan	32.00	321,448
	ETRIP	13.00	3,155,473	(3)
Thomas W. Casey	WaMu Pension Plan	5.00	32,093
	ETRIP	5.25	474,078	(3)
Stephen J. Rotella	WaMu Pension Plan	3.00	17,141
	ETRIP	3.00	1,474,810	(3)
James B. Corcoran	WaMu Pension Plan	2.00	8,169
	ETRIP	1.67	299,570	(3)
Ronald J. Cathcart	WaMu Pension Plan	2.00	8,591
	ETRIP	2.08	244,763	(3)
Fay L. Chapman	WaMu Pension Plan	10.00	77,312
	ETRIP	10.33	1,651,212	(3)

(1)	The ETRIP credits years of executive service only beginning with 1995.

(2)	In accordance with applicable SEC rules, dollar amounts in this column were computed on December 31, 2007, which was the WaMu Pension Plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2007. For purposes of this table, we assume a retirement age of 65, the normal retirement age in the WaMu Pension Plan. Furthermore, we assume a benefit payment date for the ETRIP that is the earlier of age 62 and 5 years of executive service or age 65. Further information on how theses amounts were calculated is given in the narrative below.

(3)	The named executives were vested in the ETRIP as of the end of 2007 in the following amounts: Mr. Killinger: 80%, Mr. Casey: 80%, Mr. Rotella: 40%, Mr. Corcoran: 20%, Mr. Cathcart: 40%, and Ms. Chapman: 80%. Had the named executives been terminated on December 31, 2007 for any reason other than cause, as defined in the plan, the ETRIP benefits for each named executive as of such date would have been as follows: Mr. Killinger: $4,163,078, Mr. Casey: $1,293,336, Mr. Rotella: $959,290, Mr. Corcoran: $103,497, Mr. Cathcart: $159,719, and Ms. Chapman: $1,423,695. The ETRIP generally defines “cause” for this purpose as fraud, embezzlement, theft or any other crime of moral turpitude or dishonesty in the executive’s relationship with the Company (without necessity of formal criminal proceedings being initiated).

Cash Balance Pension Plan

Our cash balance defined benefit plan, the WaMu Pension Plan, provides that participants receive benefit credit accruals as a percentage of eligible compensation and interest accruals on current and prior benefit accruals. The current benefit accrual rate is based on years of service as follows:

•	for benefit service less than five years, the benefit credit is 4.0%;

•	for benefit service from five to less than ten years, the benefit credit is 5.0%;

•	for benefit service from ten to less than fifteen years, the benefit credit is 6.0%;

•	for benefit service from fifteen to less than twenty years, the benefit credit is 7.0%; and

•	for twenty years or more of benefit service, the benefit credit is 8.0%.

Eligible compensation includes base salary, cash incentive payments, bonuses and overtime, up to the annual compensation limitation contained in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), and less any deferrals by the executive into our Deferred Compensation Plan. The WaMu Pension Plan credits interest on all cash balance benefit accruals at the annual rate quoted at the beginning of each year for the average annual yield on U.S. government securities of a constant maturity of 30 years for all business days during the prior November. The Pension Plan credits benefit accruals each pay period and interest on a daily basis, and the annual interest credit rate for 2007 was 4.69%.

In general, all employees, including the named executives, become eligible to participate in the WaMu Pension Plan beginning with the quarter following completion of one year of service with the Company during which they work a minimum of 1,000 hours. An employee’s cash balance in the WaMu Pension Plan becomes vested at a graduated rate after two years of service, with full vesting after five years of active service, except that eligible employees who first began employment after December 31, 2005, vest after five years of service with no graduated vesting. Employees accruing at least one hour of service after December 31, 2007 will be 100% vested after three years of service. There are no employee contributions to the WaMu Pension Plan.

Upon termination, participants may elect to receive a lump sum distribution of their vested cash balances or an annuitized payment from the WaMu Pension Plan’s trust fund. The WaMu Pension Plan is designed to comply with the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The WaMu Pension Plan Present Value of Accumulated Benefits reported in the table above was calculated as follows: for each named executive, the cash balance benefit as of December 31, 2007 was projected to age 65 using an assumed long-term interest crediting rate of 5.40% with no probability of death assumed before age 65. The present value of this projected benefit is established using the same demographic and economic assumptions we used in our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007. The present value is then discounted back to December 31, 2007, using the financial statement discount rate assumption of 6.40% with no probability of death assumed before age 65.

Executive Target Retirement Income Plan

In 2004 we established the ETRIP to provide retirement benefits for our executive officers, including the named executives. The ETRIP replaced the Supplemental Executive Retirement Accumulation Plan (the “SERAP”), discussed below, for our executive officers. The ETRIP was designed to provide a market competitive retirement benefit for participants. The ETRIP provides supplemental retirement benefits that, as a lump sum, are equal to 6.5 times a participant’s average base salary and bonus during the last five calendar years (excluding compensation for years during which the participant was ineligible under the plan), reduced proportionally for executive service of less than 25 years. For this purpose, only executive service beginning with 1995 and beyond is considered. This benefit is offset by a participant’s vested balances in our Supplemental Employees’ Retirement Plan (the “SERP”), the SERAP, the WaMu Pension Plan, and our contributions for that employee to our 401(k) plan. Benefits under the ETRIP vest in 20% increments over five years, counting only full years of executive service on or after January 1, 2004. Upon a change-in-control of the Company, each participant would receive an additional three years of service credit, depending on the participant’s existing change-in-control or employment agreement with us. In addition, our or a successor company’s ability to amend the ETRIP after a change-in-control is strictly prohibited, except to provide for additional offsets for any retirement plans adopted after a change-in-control. In compliance with Section 409A of the Code, six months after termination of employment, each participant receives a lump sum payment equal to his or her balance, except that any participant may make an irrevocable election at least one year before the distribution to receive annual installments over a period of up to 20 years so long as the participant’s plan balance exceeds $500,000 at the time of termination. Anyone who does not make an election will receive a lump sum payment at least six months after termination of employment.

The ETRIP Present Value of Accumulated Benefits reported in the table above is calculated as follows:

•	For each named executive, the average base salary and bonus during the last five calendar years with our Company (excluding compensation for years during which the named executive was ineligible under the plan) is multiplied by 6.5 and is designated the “target benefit.”

•	This target benefit is multiplied by the months of executive service (capped at 300) with a full month credited in the first month as a Company executive, regardless of the actual day within the first month of the executive designation, and then divided by 300. For example, an executive who has been with us for two years would receive 24 months of executive service, which means that he or she would have 8% of the total executive service possible under the plan.

•	This lump sum benefit is assumed payable at the earlier of age 62 with 60 months of executive service, or age 65.

•	The vesting schedule of 20% per projected completed year of executive service at the benefit payment date is then applied and this final amount is the maximum lump sum that is payable from the ETRIP.

Offsets to the Maximum Lump Sum Payable under the Executive Target Retirement Income Plan

Once the maximum lump sum is determined, offsets are calculated, and the ETRIP benefit is reduced by the amount of our contributions or credits to our other retirement plans, as described below. The ETRIP amounts reported in the table above reflect applicable offsets pursuant to the plan. As offsets, the following amounts are subtracted from the maximum ETRIP amount as calculated above:

•	As applicable, each named executive’s Company-provided benefit (including earnings thereon) in the WaMu Savings Plan as of December 31, 2007, projected to the assumed benefit payment date at a compound per annum rate of 7%.

•	As applicable, each named executive’s benefit in the WaMu Pension Plan as of December 31, 2007, projected to the assumed benefit payment date at a compound per annum rate of 4.70%.

•	As applicable, each named executive’s benefit in the SERP as of December 31, 2007, projected to the assumed benefit payment date at a compound per annum rate of 4.70%.

•	As applicable, each named executive’s benefit in the SERAP as of December 31, 2007, projected to the assumed benefit payment date at a compound per annum rate of 5.48%.

For each named executive, the remaining ETRIP benefit after subtracting each applicable component described above is discounted back from the assumed payment date to December 31, 2007, using the same 5.70% discount rate contained in our 2007 financial statements and ignoring mortality before the assumed payment date.

Amounts shown in the “Present Value of Accumulated Benefits” column in the table above are the actuarial present values of the December 31, 2007 accumulated benefits. These amounts do not correspond to actual amounts that would have been payable upon termination on December 31, 2007. For information on amounts payable to the named executives under the ETRIP upon termination on December 31, 2007, see footnote 3 to the Pension Benefits Table at page 47 above.

As discussed above, in January 2008 the Human Resources Committee approved amendments to the ETRIP to exclude from participation new named executives hired or otherwise made eligible after January 1, 2008. The Committee approved an amendment to the plan providing that, effective December 31, 2012, participants will cease to accrue employment service credits for benefits and vesting purposes, except in the case of a change-in-control, in which case participants would continue to receive an additional three years of service credit. In connection with this amendment, the Committee also approved other amendments affecting the benefit calculation formula. Effective December 31, 2012, benefits for each participant no longer will be reduced by (i) Company contributions or credits the participant receives under our other general and executive retirement benefit plans and the WaMu Savings Plan, or (ii) the effects of decreases in base salary and bonus during the five-year measurement period.

2007 Nonqualified Deferred Compensation

We offer two nonqualified defined contribution plans — the Deferred Compensation Plan and the SERP — to the named executives. Both of these plans are described in detail below. In addition, certain highly compensated employees, not including the named executives or other executive officers, participate in the SERAP. Before our adoption of the ETRIP in 2004, some of our executive officers, including the named executives, were eligible to receive benefit accruals in the SERAP based on age and service requirements then in effect under the plan. Mr. Killinger and Ms. Chapman are the only named executives who have an existing SERAP account benefit, which continues to receive interest credits but not further benefit accruals. No other named executive had any SERAP benefit when the executive officer benefit accruals ended in 2004. Mr. Casey elected to receive the withdrawal shown in the table below from the Deferred Compensation Plan at the time of his initial deferral election.

					Aggregate	Aggregate
					Withdrawals/	Balance at
	Executive	Company	Aggregate		Distributions	December 31,
	Contributions in 2007	Contributions in 2007	Earnings in 2007		in 2007	2007
Name	($)(1)	($)(2)	($)		($)	($)

Kerry K. Killinger
– Deferred Compensation Plan	—	—	(14,610,150	)(3)	—	8,027,887
– SERP	—	387,920	159,766		—	3,692,362	(5)
– SERAP	—	—	156,953	(4)	—	2,778,654
– Deferred Bonus Arrangement	—	—	15,866		—	352,170
Thomas W. Casey
– Deferred Compensation Plan	620,449	—	(419,776)		178,479	3,125,793
– SERP	—	90,153	9,352		—	250,672	(5)
Stephen J. Rotella
– Deferred Compensation Plan	2,610,751	—	(366,308)		—	13,476,894	(6)
– SERP	—	153,592	4,483		—	176,704	(5)
James B. Corcoran
– Deferred Compensation Plan	—	—	—		—	—
– SERP	—	3,440	80		—	3,520	(5)
Ronald J. Cathcart
– Deferred Compensation Plan	—	—	—		—	—
– SERP	—	35,632	833		—	36,465	(5)
Fay L. Chapman
– Deferred Compensation Plan	213,340	—	(193,461)		—	1,895,222
– SERP	—	52,572	15,505		—	365,975	(5)
– SERAP	—	—	6,565	(4)	—	116,227

(1)	The amounts reported in this column represent deferrals of compensation by the named executives into our Deferred Compensation Plan, a nonqualified unsecured plan described in the narrative below. We make no contributions into that plan on behalf of any of the named executives.

(2)	The amounts reported in this column represent amounts credited to the account of each named executive during 2007 pursuant to our SERP described below and reported as 2007 compensation in the Summary Compensation Table on page 38.

(3)	The significant decline in Mr. Killinger’s Deferred Compensation Plan balance in 2007 resulted from his selection of the Phantom Stock method of earnings credits (described below) and the significant decline in our stock price during 2007.

(4)	Mr. Killinger and Ms. Chapman were eligible for a benefit under the SERAP because both satisfied the previous age and service requirements under the plan.

(5)	As of December 31, 2007, each named executive is vested in his or her SERP benefit reported above as follows: Mr. Killinger: 100%, Mr. Casey: 100%, Mr. Rotella: 50%, Mr. Corcoran: 0%, Mr. Cathcart: 25%, Ms. Chapman: 100%. Of the amounts shown, the following amounts were reported in the Summary Compensation Table in our definitive proxy statement filed March 19, 2007 (the “2007 Summary Compensation Table”), which was our first proxy statement filed under the SEC’s new executive compensation disclosure rules: Mr. Killinger: $346,800, Mr. Casey: $68,142, Mr. Rotella: $18,200.

(6)	$1,885,680 of this amount was reported as part of Mr. Rotella’s 2006 compensation in the 2007 Summary Compensation Table.

Deferred Compensation Plan

We maintain a nonqualified unsecured Deferred Compensation Plan that allows certain highly compensated employees, including the named executives, to defer compensation. The amounts deferred into this plan and all earnings remain subject to claims of our general creditors until distributed upon a date or event selected by the participant. Eligible employees may elect to defer regular pay, bonuses, gains on exercise of nonqualified stock options, compensation related to the lapse of restrictions on restricted stock, and issuance of common stock or cash in satisfaction of performance share awards. Plan account balances are credited with earnings based on a participant’s selection of one or more of the following methods:

•	Interest Method. This method credits interest at a rate equal to the rate at which unsecured junior debt would be issued. If we did not issue any unsecured junior debt for the year, then the comparable rate for peer institutions is used. We establish this rate on September 30 of the previous year (2007 interest rate: 5.83%).

•	Phantom Stock. This method tracks the performance of our common stock (2007 rate of return: (68.25%)).

•	Vanguard Institutional Index Fund. This fund tracks the performance of the Standard & Poor’s 500 Index (2007 rate of return: 5.5%).

•	Vanguard Small-Cap Index Fund. This fund tracks the Morgan Stanley Capital International (“MSCI”) U.S. Small Cap 1750 Index (2007 rate of return: 1.29%).

•	Vanguard Developed Markets Index Fund. This fund tracks the MSCI Europe and Pacific Region Index (2007 rate of return: 10.99%).

The rates of return for these earnings methods (other than the Interest Method) may be positive or negative and thus may result in gains or losses to a participant’s plan balance. At the time of deferral of any item of compensation, each participant elects the payment commencement date, the earnings accrual method, and the form of payment. The earnings accrual method may be changed by the participant no more than one time per month. Available forms of payment are either lump sum or, if the participant’s balance exceeds $100,000, installment payments for a period of up to ten years. We do not make any contributions into the plan on behalf of participants or match any amounts deferred pursuant to the plan, other than dividend equivalents for balances with earnings accrual credits based on the Phantom Stock method. In compliance with Section 409A of the Code, the payment election must be made at least one year before the distribution. In accordance with applicable SEC rules, we reported compensation deferred into the plan as compensation to the named executive for the year earned.

In 2007, under the transition rules of Internal Revenue Code Section 409A, we allowed participants to make a one-time election to accelerate distributions of previously deferred compensation. This one-time election provided for payments of a lump sum or up to ten annual installments for those whose balance exceeded $100,000. Lump sum or installment payments will begin in July 2008. Of the named executives, Messrs. Killinger and Casey and Ms. Chapman chose to accelerate payment of their full balances in the plan.

Supplemental Employees’ Retirement Plan

The SERP is a non-qualified plan designed to provide certain highly compensated employees, including the named executives, with benefits they would have otherwise received under the WaMu Pension Plan, but for certain restrictions set forth in the Code on the amount of compensation that may be considered as eligible compensation pursuant to the Pension Plan. The SERP is designed to provide participants with a benefit credit equal to the benefit credit they would have received under the Pension Plan (between 4% and 8%, depending on their years of service) had their eligible compensation under the Pension Plan not been limited by applicable restrictions contained in the Code. In addition, an individual’s SERP benefit vests over a five-year period and is credited with earnings at an annual rate that is established in the same manner as the Pension Plan rate discussed above. We establish the rate on November 30 of the prior year, and during 2007 the applicable interest rate for this plan was 4.52%. In compliance with Section 409A of the Code, six months after termination of service for a participant who is a “specified” or “key” employee under Section 409A, the participant will receive a lump sum payment equal to his or her total benefit, except that any participant with a total benefit in excess of $100,000 may elect to receive annual installment payments over a period of up to ten years, if in accordance with Section 409A of the Code, the election is made at least one year before the distribution.

Supplemental Executive Retirement Accumulation Plan

The SERAP is a non-qualified plan designed to provide additional retirement benefits to the named executives and other executive officers. Prior to our adoption of the ETRIP in 2004, our executive officers, including the named executives, were eligible to receive benefit accruals under the SERAP based on a combination of age and service credits. None of the named executives receives any benefit accruals pursuant to the SERAP; however Mr. Killinger’s SERAP benefit continues to receive interest credits. Pursuant to the SERAP, participants receive benefit credits of 1% for each year of Company executive service, with a minimum of 3% and a maximum of 12%. Participants also receive an interest credit based on the rate that would have been paid on our unsecured junior debt (if any) with a ten-year maturity. If we did not issue any unsecured junior debt for the year, then the comparable rate for peer institutions is used. We establish this rate during September of the previous year and for 2007, the applicable interest rate for this plan was 5.83%. The same distribution restrictions under Section 409A described for the SERP above also apply to the SERAP.

Deferred Bonus Arrangement

Pursuant to his 1982 employment agreement with a company we acquired, Mr. Killinger is entitled to a deferred bonus arrangement that we assumed, pursuant to which certain of Mr. Killinger’s deferred bonus amounts and accrued earnings payable to him by the predecessor company are payable by us to Mr. Killinger upon termination of his employment for any reason. Company credits are no longer made to this account and the balance is treated as having been invested in the Principal Funds Equity Income I (A) Fund. The rate of return on this account during 2007 was 4.72%, and as of December 31, 2007, the accrued benefits under this arrangement totaled $352,170.

Potential Payments Upon Termination or Change-in-Control

This section discusses the incremental compensation we would have to pay to each named executive in the event of a change-in-control of the Company or a termination of the named executive’s employment with us for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules, the following discussion assumes:

•	that the triggering event in question — the death, disability, change-in-control or termination — occurred on December 31, 2007, the last business day of 2007; and

•	with respect to calculations based on our stock price, we used $13.61, which was the reported closing price of one share of our common stock on the NYSE on December 31, 2007.

In connection with any actual termination of employment, we may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as deemed appropriate by the Human Resources Committee. The actual amounts that would be paid upon a named executive’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age and service.

Various agreements and plans define each named executive’s rights and obligations in the event of a triggering event. Specifically, each named executive other than Ms. Chapman is a party to an agreement with us called either an “employment agreement” or a “change-in-control agreement”, and each named executive is a party to equity award agreements, and each is or may be a participant in various Company plans, including, without limitation, the Amended and Restated 2003 Equity Incentive Plan, the ETRIP, the SERP, the SERAP, the Leadership Bonus Plan and the new executive severance plan discussed at page 35. Ms. Chapman is a party to a severance agreement, discussed at page 36. These agreements and plans may provide that a named executive is entitled to additional consideration in the event of a triggering event. The change-in-control agreements of Messrs. Casey, Corcoran and Cathcart do not provide any material benefits or compensation to either named executive prior to a change-in-control of the Company; however, our new executive severance plan adopted in 2008 does.

The following is a general discussion of the primary categories of triggering events under the named executives’ employment or change-in-control agreements and Company plans. Where the terms and consequences are unique with respect to a particular named executive, the differences are discussed in the footnotes to the table below for that named executive.

In the footnotes to the tables that follow this discussion, we also disclose the aggregate amount of vested other compensation each named executive could have realized if his or her employment terminated on December 31, 2007, regardless whether a triggering event occurred.

Death or Disability

The employment or change-in-control agreements we have with all named executives other than Ms. Chapman generally provide that we shall make no further cash payments to the named executive, or his estate, in the event of death or disability. Under Ms. Chapman’s severance agreement, upon this triggering event Ms. Chapman would be entitled to receive all cash payments due to her under her severance agreement and related consulting agreement.

Upon death or disability, all of a named executive’s unvested equity shall immediately vest as follows:

•	All unvested stock options vest and remain exercisable until the first to occur of (i) 12 months after the date of death or permanent disability or (ii) the original expiration date of the option.

•	All shares of restricted stock become vested to the extent of our achievement of the applicable Company performance measures for such shares (if any) as of the end of the relevant period.

•	With respect to performance share awards, the named executive or his or her estate receives a prorated award based on the number of weeks of employment during the performance period and prior to the triggering event. This is paid out at the end of the applicable performance cycle to the extent of our achieved performance relative to the peer group.

Upon death or disability, cash bonuses payable to a named executive under our Leadership Bonus Plan are prorated based on the number of days of active service during the calendar year prior to the triggering event. Our performance continues to be measured against the applicable performance measures at the end of the applicable calendar year.

Each named executive, or his or her beneficiaries, will receive payments or benefits under our Deferred Compensation Plan, SERP, SERAP and ETRIP, to the extent of their balances or accrued benefits, pursuant to the terms of those plans. These plans and the named executives’ plan balances or accrued amounts, as applicable, are described in detail beginning at page 48. In general, each of these plans provides for the payment of a lump sum to the named executive or his or her estate if his or her balance is under a threshold amount, or installment payments under certain circumstances. Between the date of the applicable triggering event and the date benefits are distributed, each named executive’s benefits under these plans continue to accrue earnings, and, with respect to the Deferred Compensation Plan, are adjusted by gains or losses based upon his or her investment elections. The benefits under these plans, other than the Deferred Compensation Plan, vest over an established schedule. The SERP and SERAP provide for an acceleration of the unvested balance upon the death or permanent disability of the executive, while the ETRIP provides no acceleration under those circumstances. In the employment or change-in-control agreement for each named executive other than Ms. Chapman, “termination due to disability” is generally defined as the named executive being unable to perform the essential functions of his job for a continuous period of 180 days.

Termination of Employment by the Company without “Cause” before a Change-in-Control of the Company

Messrs. Killinger and Rotella have employment agreements that provide for compensation payments and equity acceleration if we terminate their employment without “cause,” as defined below, before there is a change-in-control of the Company. As discussed at page 35, in January 2008 the Human Resources Committee approved the material terms of a new executive severance plan in which Messrs. Casey, Corcoran and Cathcart will participate. Ms. Chapman will not participate in the new plan because she is no longer an executive officer. For purposes of this discussion and the tables that follow, we have assumed the new executive severance plan was effective as of December 31, 2007.

Equity Acceleration — Messrs. Killinger and Rotella

If we terminate Mr. Killinger or Mr. Rotella without cause and before a change-in-control of the Company, he would be entitled to equity acceleration as follows:

•	All unvested stock options and unvested shares of restricted stock would vest.

•	Mr. Rotella’s performance share awards would continue for the remainder of the performance cycles pursuant to his employment agreement. Because he is over age 55 and has over 10 years of service, Mr. Killinger would not forfeit his performance share awards. In both cases, the payout of performance share awards, if any, would be made at the end of the applicable performance cycle to the extent of our achieved performance relative to its peer group.

Cash Payments — Messrs. Killinger and Rotella

Both Mr. Killinger and Mr. Rotella would be entitled to a lump sum cash severance payment six months after the date of termination. Mr. Killinger’s severance amount would be equal to three times his “annual compensation” and Mr. Rotella’s severance would equal two times his “annual compensation.” For this purpose, “annual compensation” includes only the following:

•	Salary and bonus, calculated as: (i) the greatest of the executive’s annual base salary for (A) the calendar year in which termination occurs, (B) the prior calendar year, or (C) (if applicable) the calendar year immediately preceding the year in which the change-in-control occurred, plus (ii) the greatest of (A) the executive’s unadjusted target bonus for the calendar year in which the termination occurs, (B) the executive’s actual bonus (including, for the avoidance of doubt, any portion of the actual bonus that was deferred or exchanged at the executive’s election for equity awards) for the prior calendar year, or (C) if applicable, the executive’s actual bonus (including, for the avoidance of doubt, any portion of the actual bonus that was deferred or exchanged at the executive’s election for equity awards) for the calendar year immediately preceding the year in which the change-in-control occurred;

•	Benefit accruals made (or anticipated to have been made during the remainder of the year) on behalf of the named executive under the WaMu Pension Plan and the SERP, and Company contributions on behalf of the named executive under the WaMu Savings Plan during the calendar year in which the termination occurs; and

•	The annualized contributions made on behalf of the named executive under our medical, dental, life and long-term disability plans during the calendar year in which the termination occurs.

At the Committee’s discretion, cash bonus payments pursuant to our Leadership Bonus Plan would be prorated based on the number of days of active service during the calendar year prior to the termination. Company performance continues to be measured against the applicable performance measures at the end of the applicable calendar year.

Cash Payments — Other Named Executives

Under our new executive severance plan, all executive officers other than Messrs. Killinger and Rotella, including Messrs. Casey, Corcoran and Cathcart, are entitled to a cash payment upon this triggering event equal to 1.5 times the sum of (i) base salary plus (ii) the higher of (A) target bonus for the current year or (B) actual bonus for the prior year. No benefits under the severance plan will be paid to any covered executive who becomes entitled to benefits under his or her change-in-control agreement.

Under Ms. Chapman’s severance agreement, upon this triggering event Ms. Chapman would be entitled to receive all payments due to her under her severance agreement and related consulting agreement.

Termination by Company with “Cause” or by the Named Executive for Any Reason before a Change-in-Control of the Company

Our employment or change-in-control agreements with all named executives other than Ms. Chapman, and the new executive severance plan, provide that if we terminate the named executive with “cause” before there is a change-in-control of the Company, then the named executive would not be entitled to any cash severance payments. If Ms. Chapman materially breaches the terms of her severance agreement or related consulting agreement at any time whether before or after a change-in-control of the Company, then she would not be entitled to any further payments under either agreement. In addition, in case of a “for cause” termination, all of each named executive’s outstanding stock options (whether vested or unvested), unvested shares of restricted stock and performance share awards for outstanding performance cycles would be immediately forfeited and cancelled pursuant to the applicable equity award agreements. The named executive’s cash bonus payout under our Leadership Bonus Plan for the year in which the termination occurred would be forfeited at the discretion of the Human Resources Committee. The employment and change-in-control agreements generally define “cause” to include (i) recurring violations of our substance abuse policy; (ii) conviction of a felony or certain misdemeanors involving moral turpitude; (iii) entering into a pretrial diversion program in connection with the prosecution for certain crimes; (iv) dishonesty, fraud, destruction or theft of Company property; (v) physical attack on another Company employee; (vi) willful malfeasance or gross negligence in performance; or (vii) or misconduct that causes a material injury to us.

The plan documents for our nonqualified retirement plans, the SERP, SERAP and ETRIP, all generally provide that if the “for cause” termination of the named executive is due to his or her fraud, embezzlement, theft or any other crime of moral turpitude or dishonesty in his or her relationship with us (without necessity of formal criminal proceedings being initiated), then the named executive’s vested and unvested benefits in these plans also would be forfeited.

If the named executive terminates his or her employment for any reason prior to a change-in-control, the employment and change-in-control agreements and plan documents (and severance and consulting agreements for Ms. Chapman) do not provide for any additional compensation or benefits for such named executive. However, the named executive would not forfeit his or her equity awards and retirement plan balances, as described above.

Upon a Change-in-Control of the Company without Termination of the Named Executive’s Employment

The named executives’ employment and change-in-control agreements and Ms. Chapman’s severance and consulting agreements do not provide for any additional compensation payable to the named executives in the event of a change-in-control of the Company (e.g., no “single trigger” payment). However, our Amended and Restated 2003 Equity Incentive Plan provides that as of the consummation of a “company transaction,” all outstanding unvested stock options and unvested shares of restricted stock would vest, unless the Human Resources Committee instead in its discretion provides that such outstanding awards are assumed or substituted by the acquiring company with all existing terms and conditions, including vesting terms, remaining in effect. For this purpose, “company transaction” is generally defined in the Plan as an acquisition of the Company by merger, consolidation, asset acquisition or stock purchase, which is generally the same as a change-in-control of the Company.

As of the closing of the change-in-control (whether or not the named executive is later terminated), the named executives would receive a payout for all performance share awards subject to outstanding performance cycles. The payout would be based on our performance relative to the peer group, as calculated through the most recent month or quarter prior to the date of the change-in-control. In addition, our ETRIP provides that each named executive would be credited with three additional years of “executive service” for the purposes of ETRIP benefit calculations. The SERP and SERAP do not have any acceleration or similar provisions regarding a change-in-control.

Within Three Years after a Change-in-Control of the Company: Termination by the Company for Any Reason or without Cause, as Applicable, or by the Named Executive with Good Reason

In accordance with their employment or change-in-control agreements and applicable benefit plan documents, each named executive other than Ms. Chapman would receive the amounts described in the section entitled “Death or Disability” with any performance criteria related to restricted stock vesting removed, as well as a lump sum cash severance payment equal to three times the named executive’s “annual compensation” in the event that they are terminated for any reason (for Messrs. Killinger and Rotella) or without cause (for Messrs. Casey, Corcoran and Cathcart) or if they terminate their employment with “good reason,” in all cases within three years after a change-in-control of the Company. For this purpose, annual compensation would be calculated in accordance with the description above at page 54.

For Messrs. Killinger and Rotella, “good cause” or “good reason” is generally defined as any of the following: (i) assignment of duties that are materially different from those assigned prior to the change-in-control, or which result in significantly less authority and responsibility; (ii) the removal of named executive from the position held immediately prior to the change-in-control; (iii) a reduction in base salary, or failure to increase base salary each year in a percentage amount at least equal to that of the consumer price index; (iv) a reduction in the named executive’s total compensation to a level below the average total compensation paid by the Company to the named executive during the 24 months prior to the change-in-control; or (v) any change in job duties requiring relocation outside of the greater metropolitan area of the primary work location without the employee’s written consent. In addition, Mr. Rotella’s agreement further defines “good reason” to include (a) the failure of a successor to the Company to assume all of our obligations under the agreement and any related arrangement; or (b) a material breach of the agreement by the Company or its successor.

For other named executives other than Ms. Chapman, “good reason” is generally defined as any of the following: (i) the assignment of duties which (a) are materially different from the executive’s duties immediately prior to the change-in-control, or (b) result in the executive having significantly less authority and/or responsibility than he or she had prior to the change-in-control; (ii) a reduction of executive’s total compensation opportunity from that in effect on the date of the change-in-control, with the exception that changes in the allocation of the executive’s compensation between salary and incentive compensation, and changes to the criteria or method for determining incentive compensation amounts actually earned, shall not constitute “good reason”; or (iii) a relocation by more than 50 miles of the executive’s principal place of employment as in effect on the date of the change-in-control, if the relocation increases the distance between the executive’s principal residence and principal place of employment by more than 25 miles.

The amount we would owe Ms. Chapman if we terminated her for any reason other than her material breach of the terms of her severance or consulting agreement does not change whether or not a change-in-control occurs.

Within Three Years after a Change-in-Control of the Company: Termination by the Named Executive without Good Reason

If the named executive terminates his or her employment without “good reason” within three years after a change-in-control, the employment and change-in-control agreements and plan documents and, for Ms. Chapman, her severance and consulting agreements, do not provide for any additional compensation or benefits.

280G Tax Gross-Up

Our employment and change-in-control agreements with named executives other than Ms. Chapman provide that if any Company payment made upon termination after a change-in-control of the Company constitutes an “excess parachute payment” under Section 280G of the Code, we would make a gross-up payment to the named executive. The gross-up payment would be equal to the amount necessary to cause the net amount retained by the named executive, after subtracting (i) the excise tax imposed on “excess parachute payments” by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount the named executive would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made. Ms. Chapman’s severance agreement does not provide for any gross-up payment.

Post-Employment Recoupment of Equity Awards

The award agreements for restricted stock and stock option grants made in 2006 and beyond to employees, including the named executives, contain certain non-solicitation restrictions that generally apply for one-year after termination of the named executive’s employment with us. If the named executive violates the non-solicitation provisions, he or she will forfeit all of his or her outstanding stock options and restricted stock awarded under the agreement. In addition, the named executive would be required to return to us all gains realized by him or her on restricted stock or stock options obtained pursuant to the agreements during the 12 month period prior to his or her violation.

Kerry K. Killinger

				Termination After
				Change-in-Control(7)(8)
	A	B	C	D	E
		Termination
		before a Change-		Termination by
		in-Control		Company for Any	Termination by
	Death or	by Company	Upon a	Reason or by	Executive
	Disability	without	Change-in-	Executive with	without Good
Type of Benefit	($)	Cause($)	Control($)(7)	Good Reason($)	Reason($)
Cash Severance(1)	—	16,491,635	—	16,491,635	—
Option Vesting(2)	—	—	—	—	—
Restricted Stock Vesting(3)	1,526,736	5,835,945	5,835,945	—	—
Performance Share Vesting(4)	—	—	—	—	—
ETRIP Additional Service Credits	—	—	3,956,073	—	—
280G Tax Gross Up(5)	—	—	—	—	—
Total Value Upon Event(6)	1,526,736	22,327,580	9,792,018	16,491,635	—

Total Value Upon CIC and Termination Events in Column D (Column C+D)				26,283,653

Total Value Upon CIC and Termination Event in Column E (Column C+E)					9,792,018

(1)	Mr. Killinger’s employment agreement provides for a lump sum cash payment in the amount of three times his “annual compensation,” as described at page 54, in the event (i) we terminate his employment, without cause, prior to a change-in-control; or (ii) if within three years following a change-in-control, our successor terminates his employment for any reason or by Mr. Killinger for good reason.

(2)	Mr. Killinger’s employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by us for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by our successor for any reason or by Mr. Killinger for good reason (assuming the vesting of his options and stock does not accelerate on the closing of the change-in-control). The value of stock option vesting reflected in the table is zero as none of his unvested options has an exercise price less than the $13.61 closing price of our stock on December 31, 2007. Because Mr. Killinger meets the age and service requirements for retirement under his stock option agreements (age 55 with 10 years of service), his post-termination exercise period for vested options is 5 years, not to exceed the original expiration date of the option grant.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $13.61, with any performance measures through the end of 2007 factored into the calculation for Death or Disability but not for a Change-in-Control.

(4)	This reflects the anticipated payout rate for performance share awards with uncompleted performance cycles as of December 31, 2007.

(5)	Mr. Killinger’s employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Killinger. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Killinger, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Killinger would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(6)	In addition to the total values payable to Mr. Killinger upon each of the triggering events contained in this table, Mr. Killinger would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on his termination or a change-in-control of the Company: (i) all of his vested stock options reported at page 43, unless he is terminated for cause; (ii) his accrued benefits under our nonqualified deferred compensation plans, as reported at page 50, unless in the case of the SERP and SERAP he is terminated for cause; (iii) his accrued benefits under the WaMu Pension Plan, as reported at page 47, and unless he is terminated for cause, his accrued benefits under the ETRIP, as reported in footnote 3 to the Pension Benefits Table at page 47; (iv) his accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan; and (v) the deferred bonus arrangement described on page 52. As of December 31, 2007, the aggregate of these amounts was $19,972,267, or $8,986,004 if Mr. Killinger had been terminated for cause.

(7)	These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption or substitution of unvested stock options and restricted stock by the acquiring company.

(8)	Note: For a change-in-control and subsequent termination of Mr. Killinger’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination. —

Thomas W. Casey

				Termination After
				Change-in-Control(7)(8)
	A	B	C	D	E
		Termination		Termination by
		before a Change-		Company	Termination by
		in-Control		without Cause or	Executive
	Death or	by Company	Upon a	by Executive	without
	Disability	without	Change-in-	with Good	Good
Type of Benefit	($)	Cause($)	Control($)(7)	Reason($)	Reason($)
Cash Severance(1)	—	3,042,090	—	6,287,391	—
Option Vesting(2)	—	—	—	—	—
Restricted Stock Vesting(3)	610,032	—	2,467,905	—	—
Performance Share Vesting(4)	—	—	—	—	—
ETRIP Additional Service Credits	—	—	1,438,865	—	—
280G Tax Gross Up(5)	—	—	—	3,861,811	—
Total Value Upon Event(6)	610,032	3,042,090	3,906,770	10,149,202	—

Total Value Upon CIC and Termination Events in Column D (Column C+D)				14,055,972

Total Value Upon CIC and Termination Event in Column E (Column C+E)					3,906,770

(1)	Mr. Casey’s change-in-control agreement provides for a lump sum cash payment in the amount of three times his “annual compensation,” as described at page 54, if within three years following a change-in-control, our successor terminates his employment without cause or if Mr. Casey terminates his employment for good reason. In addition, his agreement contains provision that prohibits him from soliciting our employees, contractors or consultants to join one of our competitors, which would apply for one-

year after termination of his employment. The amount shown in Column B represents payments we would have made under our new executive severance plan assuming it had been effective at December 31, 2007.

(2)	The value of stock option vesting reflected in the table is zero as none of the unvested options has an exercise price less than the $13.61 closing price of our stock on December 31, 2007.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $13.61, with any performance measures through the end of 2007 factored into the calculation for Death or Disability but not for a Change-in-Control.

(4)	This reflects the anticipated payout rate for performance share awards with uncompleted performance cycles as of December 31, 2007.

(5)	Mr. Casey’s change-in-control agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, our successor would make a gross-up payment to Mr. Casey. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Casey, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Casey would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(6)	In addition to the total values payable to Mr. Casey upon each of the triggering events contained in this table, Mr. Casey would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on his termination or a change-in-control of the Company: (i) all of his vested stock options reported at page 43, unless he is terminated for cause; (ii) his accrued benefits under our nonqualified deferred compensation plans, as reported at page 50, unless in the case of the SERP and SERAP he is terminated for cause, (iii) his accrued benefits under the WaMu Pension Plan, as reported at page 47, and unless he is terminated for cause his accrued benefits under the ETRIP, as reported in footnote 3 to the Pension Benefits Table at page 47; (iv) his 2007 Leadership Bonus Plan cash bonus payout; and (v) his accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan. As of December 31, 2007, the aggregate of these amounts was $5,145,839, or $3,210,630 if Mr. Casey had been terminated for cause.

(7)	These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption or substitution of unvested stock options and restricted stock by the acquiring company.

(8)	Note: For a change-in-control and subsequent termination of Mr. Casey’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Stephen J. Rotella

					Termination After
					Change-in-Control(10)(11)
	A	B		C	D	E
		Termination			Termination by
		Before a Change-			Company for
		in-Control			Any Reason or	Termination by
		by Company		Upon a	by Executive	Executive
	Death or	without		Change-in-	with Good	without Good
Type of Benefit	Disability($)	Cause($)(8)		Control($)(10)	Reason($)	Reason($)
Cash Severance(1)	—	8,451,952		—	12,677,928	—
Option Vesting(2)	—	—		—	—	—
Restricted Stock Vesting(3)	1,663,069	4,114,717	(9)	4,114,717	—	—
Performance Share Vesting(4)	—	—		—	—	—
ETRIP Additional Service Credits	—	—		3,953,848	—	—
SERP Vesting(5)	88,352	—		—	—	—
280G Tax Gross Up(6)	—	—		—	7,770,005	—
Total Value Upon Event(7)	1,751,421	12,566,669		8,068,565	20,447,933	—

Total Value Upon CIC and Term. Events in Column D (Column C+D)					28,516,498

Total Value Upon CIC and Term. Event in Column E (Column C+E)						8,068,565

(1)	Mr. Rotella’s employment agreement provides for a lump sum cash payment in the amount of (i) two times his “annual compensation,” as described at page 54, in the event the Company terminates his employment, without cause, prior to a change-in-control; and (ii) three times his annual compensation if within three years following a change-in-control, his employment is terminated by the Company for any reason or by Mr. Rotella for good reason.

(2)	Mr. Rotella’s employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by the Company for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by the Company for any reason or by Mr. Rotella for good reason (assuming the options and stock does not accelerate on the closing of the change-in-control). In addition, upon such terminations, Mr. Rotella would continue to hold his performance share awards for all uncompleted performance cycles. Such awards would pay out at the end of the applicable cycles in accordance with the terms of the Performance Share Award Program. The value of stock option vesting reflected in the table is zero as none of the unvested options has an exercise price less than the $13.61 closing price of our stock on December 31, 2007.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $13.61, with any performance measures through the end of 2007 factored into the calculation for Death or Disability but not for a Change-in-Control.

(4)	This reflects the anticipated payout rate for performance share awards with uncompleted performance cycles as of December 31, 2007.

(5)	Mr. Rotella was 50% vested in his SERP benefit as of the end of 2007. This amount represents the portion of Mr. Rotella’s SERP benefit that would become non-forfeitable upon his death or permanent disability. There is no incremental value to Mr. Rotella in other termination situations.

(6)	Mr. Rotella’s employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Rotella. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Rotella, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Rotella would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(7)	In addition to the total values payable to Mr. Rotella upon each of the triggering events contained in this table, Mr. Rotella would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on his termination or a change-in-control of the Company: (i) all of his vested stock options reported at page 43, unless he is terminated for cause; (ii) his accrued benefits under our nonqualified deferred compensation plans, as reported at page 50, unless in the case of the SERP he is terminated for cause; (iii) his accrued benefits under the WaMu Pension Plan, as reported at page 47 and his accrued benefits under the ETRIP, as reported in footnote 3 to the Pension Benefits Table at page 47, in each case unless he is terminated for cause; (iv) his 2007 Leadership Bonus Plan cash bonus payout; and (v) his accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan. As of December 31, 2007, the aggregate of these amounts was $15,465,672, or $13,495,795 if Mr. Rotella had been terminated for cause.

(8)	Under Mr. Rotella’s employment agreement, he would be required to execute a separation agreement with the Company upon termination to receive the benefits reported in this column. The separation agreement would contain a 24 month non-competition and non-solicitation covenant in favor of the Company.

(9)	Mr. Rotella’s employment agreement provides that the Human Resources Committee may exclude any of his particular awards of restricted stock made after March 1, 2005 from acceleration upon the triggering event reported in this column.

(10)	These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption or substitution of unvested stock options and restricted stock by the acquiring company.

(11)	Note: For a change-in-control and subsequent termination of Mr. Rotella’s employment, he would have received the “Total Value Upon Event” specified in the table in column D plus the “Total Value Upon Event” in either column E or column F, depending upon the circumstances of his termination.

James B. Corcoran

				Termination After
				Change-in-Control(8)(9)
	A	B	C	D	E
		Termination		Termination by
		Before a Change-		Company
		in-Control		without Cause or	Termination by
	Death or	by Company	Upon a	by Executive	Executive
	Disability	without	Change-in-	with Good	without Good
Type of Benefit	($)	Cause($)	Control($)(8)	Reason($)	Reason($)
Cash Severance(1)	—	2,329,800	—	4,692,672	—
Option Vesting(2)	—	—	—	—	—
Restricted Stock Vesting(3)	253,421	—	424,229	—	—
Performance Share Vesting(4)	—	—	—	—	—
ETRIP Additional Service Credits	—	—	1,068,458	—	—
SERP Vesting(5)	3,520	—	—	—	—
280G Tax Gross Up(6)	—	—	—	—	—
Total Value Upon Event(7)	256,941	2,329,800	1,492,687	4,692,672	—

Total Value Upon CIC and Term. Events in Column D (Column C+D)				6,185,359

Total Value Upon CIC and Term. Event in Column E (Column C+E)					1,492,687

(1)	Mr. Corcoran’s change-in-control agreement provides for a lump sum cash payment in the amount of three times his “annual compensation,” as described at page 54, if within three years following a change-in-control, our successor terminates his employment without cause or Mr. Corcoran terminates his employment for good reason. In addition, his agreement contains provision that prohibits him from soliciting our employees, contractors or consultants to join one of our competitors, which would apply for one-year after termination of his employment. The amount shown in Column B represents payments we would have made under our new executive severance plan assuming it had been effective at December 31, 2007.

(2)	The value of stock option vesting reflected in the table is zero as none of the unvested options has an exercise price less than the $13.61 closing price of our stock on December 31, 2007.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $13.61, with any performance measures through the end of 2007 factored into the calculation for Death or Disability but not for a Change-in-Control.

(4)	This reflects the anticipated payout rate for performance share awards with uncompleted performance cycles as of December 31, 2007.

(5)	Mr. Corcoran was 0% vested in his SERP benefit as of the end of 2007. This amount represents the portion of Mr. Corcoran’s SERP benefit that would become non-forfeitable upon his death or permanent disability. There is no incremental value to Mr. Corcoran in other termination situations.

(6)	Mr. Corcoran’s change-in-control agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Corcoran. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Corcoran, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Corcoran would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(7)	In addition to the total values payable to Mr. Corcoran upon each of the triggering events contained in this table, Mr. Corcoran would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on his termination or a change-in-control of the Company: (i) all of his vested stock options reported at page 43, unless he is terminated for cause; (ii) his accrued benefits under our nonqualified deferred compensation plans, as reported at page 50, unless in the case of the SERP he is terminated for cause; (iii) his accrued benefits under the WaMu Pension Plan, as reported at page 47 and his accrued benefits under the ETRIP, as reported in footnote 3 to the Pension Benefits Table at page 47, in each case unless he is terminated for cause; (iv) his 2007 Leadership Bonus Plan cash bonus payout; and (v) his accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan. As of December 31, 2007, the aggregate of these amounts was $389,742, or $9,146 if Mr. Corcoran had been terminated for cause.

(8)	These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption of unvested stock options and restricted stock by the acquiring company.

(9)	Note: For a change-in-control and subsequent termination of Mr. Corcoran’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Ronald J. Cathcart

				Termination After
				Change-in-Control(8)(9)
	A	B	C	D	E
		Termination		Termination by
		Before a Change-		Company
		in-Control		without Cause or	Termination by
	Death or	by Company	Upon a	by Executive	Executive
	Disability	without	Change-in-	with Good	without Good
Type of Benefit	($)	Cause($)	Control($)(8)	Reason($)	Reason($)
Cash Severance(1)	—	1,673,700	—	3,417,141	—
Option Vesting(2)	—	—	—	—	—
Restricted Stock Vesting(3)	161,360	—	834,489	—	—
Performance Share Vesting(4)	—	—	—	—	—
ETRIP Additional Service Credits	—	—	855,069	—	—
SERP Vesting(5)	27,349	—	—	—	—
280G Tax Gross Up(6)	—	—	—	1,869,620	—
Total Value Upon Event(7)	188,709	1,673,700	1,689,558	5,286,761	—

Total Value Upon CIC and Term. Events in Column D (Column C+D)				6,976,319

Total Value Upon CIC and Term. Event in Column E (Column C+E)					1,689,558

(1)	Mr. Cathcart’s change in control agreement provides for a lump sum cash payment in the amount of three times his “annual compensation,” as described at page 54, if within three years following a change-in-control, our successor terminates his employment without cause or Mr. Cathcart terminates his employment for good reason. In addition, his agreement contains provision that prohibits him from soliciting our employees, contractors or consultants to join one of our competitors, which would apply for one-year after termination of his employment. The amount shown in Column B represents payments we would have made under our new executive severance plan assuming it had been effective at December 31, 2007.

(2)	The value of stock option vesting reflected in the table is zero as none of the unvested options has an exercise price that is less than the $13.61 closing price of our stock on December 31, 2007.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $13.61, with any performance measures through the end of 2007 factored into the calculation for Death or Disability but not for a Change-in-Control.

(4)	This reflects the anticipated payout rate for performance share awards with uncompleted performance cycles as of December 31, 2007.

(5)	Mr. Cathcart was 25% vested in his SERP benefit as of the end of 2007. This amount represents the portion of Mr. Cathcart’s SERP benefit that would become non-forfeitable upon his death or permanent disability. There is no incremental value to Mr. Cathcart in other termination situations.

(6)	Mr. Cathcart’s change in control agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitute a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Cathcart. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Cathcart, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Cathcart would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(7)	In addition to the total values payable to Mr. Cathcart upon each of the triggering events contained in this table, Mr. Cathcart would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on his termination or a change-in-control of the Company: (i) all of his vested stock options reported at page 43, unless he is terminated for cause; (ii) his accrued benefits under our nonqualified deferred compensation plans, as reported at page 50, unless in the case of the SERP he is terminated for cause; (iii) his accrued benefits under the WaMu Pension Plan, as reported at page 47 and his accrued benefits under the ETRIP, as reported in footnote 3 to the Pension Benefits Table at page 47, in each case unless he is terminated for cause; (iv) his 2007 Leadership Bonus Plan cash bonus payout; and (v) his accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings

(401(k)) Plan. As of December 31, 2007, the aggregate of these amounts was $340,895, or $9,450 if Mr. Cathcart had been terminated for cause.

(8)	These two columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption of unvested stock options and restricted stock by the acquiring company.

(9)	Note: For a change-in-control and subsequent termination of Mr. Cathcart’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Fay L. Chapman

				Termination After
				Change-in-Control(6)(7)
	A	B	C	D	E
		Termination		Termination by
		Before a Change-		Company
		in-Control		without Cause or	Termination by
	Death or	by Company	Upon a	by Executive	Executive
	Disability	without	Change-in-	with Good	without Good
Type of Benefit	($)	Cause($)	Control($)(6)	Reason($)	Reason($)
Cash Severance(1)	3,181,000	3,181,000	—	3,181,000	—
Option Vesting(2)	—	—	—	—	—
Restricted Stock Vesting(3)	457,886	—	1,375,785	—	—
Performance Share Vesting(4)	—	—	—	—	—
ETRIP Additional Service Credits	—	—	1,065,505	—	—
280G Tax Gross Up	—	—	—	—	—
Total Value Upon Event(5)	3,638,886	3,181,000	2,441,290	3,181,000	—

Total Value Upon CIC and Term. Events in Column D (Column C+D)				5,622,290

Total Value Upon CIC and Term. Event in Column E (Column C+E)					2,441,290

(1)	Amounts shown represent $531,000 in base salary through June 30, 2008 under the terms of Ms. Chapman’s severance agreement and $2,650,000 in consulting fees payable under her consulting agreement to be effective July 1, 2008. For purposes of cash severance, “cause” for Ms. Chapman means a material breach by her of the terms of her severance agreement, and “good reason” means a material breach by us of the terms of her severance agreement.

(2)	The value of stock option vesting reflected in the table is zero as none of the unvested options has an exercise price that is less than the $13.61 closing price of our stock on December 31, 2007.

(3)	The value of restricted stock vesting was calculated by multiplying the number of unvested shares by $13.61, with any performance measures through the end of 2007 factored into the calculation for Death or Disability but not for a Change-in-Control.

(4)	This reflects the anticipated payout rate for performance share awards with uncompleted performance cycles as of December 31, 2007.

(5)	In addition to the total values payable to Ms. Chapman upon each of the triggering events contained in this table, Ms. Chapman would have been entitled to receive or retain the following amounts, none of which would have increased or accelerated on her termination or a change-in-control of the Company: (i) all of her vested stock options reported at page 43, unless she is terminated for cause; (ii) her accrued benefits under our nonqualified deferred compensation plans, as reported at page 50, unless in the case of the SERP and SERAP she is terminated for cause; (iii) her accrued benefits under the WaMu Pension Plan, as reported at page 47, and unless she is terminated for cause, her accrued benefits under the ETRIP, as reported in footnote 3 to the Pension Benefits Table at page 47; (iv) her 2007 Leadership Bonus Plan cash bonus payout; and (v) her accrued benefits or amounts under Company plans that do not discriminate in favor of executive officers and that are available generally to all salaried employees, such as the WaMu Savings (401(k)) Plan. As of December 31, 2007, the aggregate of these amounts was $4,293,215, or $2,077,318 if Ms. Chapman had been terminated for cause.

(6)	These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because the Human Resources Committee did not provide for the assumption of unvested stock options and restricted stock by the acquiring company.

(7)	Note: For a change-in-control and subsequent termination of Ms. Chapman’s employment, she would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of her termination.

RELATED-PERSON TRANSACTIONS AND OTHER MATTERS

Related Party Transaction Policy and Procedures

Pursuant to our Board-approved Related Party Transaction Policy and Procedures, the Governance Committee is responsible for reviewing and approving or ratifying all related party transactions that are subject to the policy. This written policy applies to certain transactions involving over $100,000 in any calendar year with related parties, which includes our executive officers, directors and director nominees, and members of their immediate family. The policy also applies to certain transactions with Company shareholders who own more than 5% of our stock. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account material facts of the transaction, including whether it is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The policy also provides for standing pre-approval for certain categories of related party transactions where the risk of a conflict of interest is low.

Transactions With Our Executive Officers

Stewart M. Landefeld, our Executive Vice President and Interim Chief Legal Officer, joined our Company in December 2007 in connection with the retirement of Ms. Chapman as Chief Legal Officer. Before joining us, Mr. Landefeld was a partner, a member of the Executive Committee and Chair of the business law practice at the law firm of Perkins Coie LLP. Mr. Landefeld expects to return to Perkins Coie after a permanent Chief Legal Officer joins our Company. We paid Perkins Coie $1,431,100 for legal services and fees during 2007. Although Mr. Landefeld does not receive compensation from Perkins Coie while he serves as our Interim Chief Legal Officer, as a partner he shared in the profits of Perkins Coie and a portion of his 2007 compensation from Perkins Coie, before he joined our Company, was tied directly to the amount we paid the firm. The Governance Committee has ratified our relationship with Perkins Coie in 2007 and approved the relationship continuing into 2008 under our Related Party Transactions Policy and Procedures.

Certain Legal Proceedings Involving Our Directors and Executive Officers

Lee Family and South Ferry Actions

On November 29, 2005, a shareholder derivative action was filed nominally on behalf of the Company against certain of its officers and directors. The case was removed to federal court, where it is now pending. Lee Family Investments, by and through its Trustee W.B. Lee v. Killinger et al., No. CV05-2121C (W.D. Wa., Filed Nov. 29, 2005) (the “Lee Family Action”). The defendants in the Lee Family Action include Messrs. Killinger and Casey, as well as Company directors, Messrs. Frank, Matthews, Murphy, Reed and Stever, and Mss. Farrell, Pugh and Osmer McQuade. The allegations in the Lee Family Action mirror those in the case currently pending against us and a number of our executive officers in the U.S. District Court for the Western Division of Washington. South Ferry L.P. #2 v. Killinger et al., No. CV04-1599C (W.D. Wa., Filed Jul. 19, 2004) (the “South Ferry Action”). The South Ferry Action alleges violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 under the Exchange Act and Section 20(a) of the Exchange Act by the defendants in various public statements in which the defendants purportedly made misrepresentations and failed to disclose material facts concerning, among other things, alleged internal systems problems and hedging issues. The Lee Family Action further seeks relief based on claims that the independent director defendants failed to respond to and in light of the misrepresentations alleged in the South Ferry Action and that the filing of that action has caused us to expend sums to defend the Company and the individual defendants and to conduct internal investigations related to the underlying claims.

By stipulation, the court ordered the Lee Family Action stayed pending the outcome of the South Ferry Action. Any party may lift the stay in the Lee Family Action on 30-days’ notice to the others, and the court could choose to do so at any time as well. The South Ferry Action is on interlocutory appeal to the United States Court of Appeals for the Ninth Circuit, from the district court’s denial of a motion to dismiss that the defendants in that action filed. The appeal is scheduled to be argued on April 8, 2008.

Pursuant to and as required by the provisions of our current articles of incorporation and bylaws, we have indemnified and are providing a defense for the individual director defendants in the Lee Family Actions. At February 29, 2008, we had advanced $109,732 in such attorneys’ fees and costs.

2007 Securities and Derivative Actions

In November and December 2007, four securities class actions (the “Securities Actions”) were filed against us. Koesterer v. Washington Mutual, Inc., et al., No. 07-CIV-9801 (S.D.N.Y. Filed Nov. 5, 2007); Abrams v. Washington Mutual, Inc., et al., No. 07-CIV-9806 (S.D.N.Y. Filed Nov. 5, 2007). Nelson v. Washington Mutual, Inc. et al., No. C07-1809 (W.D. Wa. Filed Nov. 7, 2007). Garber v.Washington Mutual, Inc., et al., No. (S.D. N.Y. Filed Dec. 20, 2007). The following executive officers were also named in at least one of the Securities Actions: Messrs. Killinger, Casey, Rotella and Corcoran, and David C. Schneider.

The plaintiffs in these cases assert that in light of a supposed conspiracy to inflate appraisals related to loans secured by residential real estate — as alleged in a separate lawsuit brought by the Attorney General of the State of New York in which we were not named — the defendants violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5. The plaintiffs assert that we made false and misleading statements and omissions concerning, among other things, the conspiracy as alleged in the New York Attorney General’s Complaint, as well as various aspects of our performance and accounting in light of that alleged conspiracy and of changing conditions in the home lending and credit markets.

Beginning in early November 2007, a series of shareholder derivative actions (the “Derivative Actions”) were filed nominally on behalf of the Company against certain of its officers and directors. Sneva v. Killinger, et al., No. C07-1826 (W.D. Wa. Filed Nov. 13, 2007); Harrison v. Killinger, et al., No. C07-1827 (W.D. Wa. Filed Nov. 13, 2007); Catholic Medical Mission v. Killinger et al., No. 07-2-36548-6SEA (Wa. Super. Ct. Filed Nov. 16, 2007); Breene v. Killinger, et al., No. 07-2-41042-2SEA (Wa. Super. Ct. Filed Dec. 28, 2007); Gibb v. Killinger, et al., No. 07-2-41044-9SEA (Wa. Super. Ct. Filed Dec. 28, 2007); Slater v. Killinger et al., No. C08-0005 (W.D. Wa. Filed Jan. 3, 2008); Procida v. Killinger et al., No. 08-Civ-0565 (S.D.N.Y. Filed Jan. 18, 2008); Ryan v. Killinger et al., C08-0095 (W.D. Wa. Filed Jan. 18, 2008). The following directors were named in at least one of the Derivative Actions: Messrs. Frank, Killinger, Leppert, Lillis, Matthews, Murphy, Reed, Smith, and Stever and Mss. Farrell, Montoya, and Pugh. In addition, Ms. Chapman and the following current executive officers were named in at least one of the Derivative Actions: Messrs. Casey, Rotella, Corcoran and Cathcart, and Todd H. Baker, Alfred R. Brooks, Daryl D. David, David C. Schneider and Debora D. Horvath.

The allegations in the Derivative Actions mirror those in the Securities Actions, but seek relief based on claims that the defendants, among other things: (i) breached their fiduciary duties to the Company and its shareholders by materially misleading the investing public and/or failing to disclose material adverse information about the Company; (ii) participated in a conspiracy to defraud the Company and its shareholders; (iii) abused their ability to control the Company; (iv) caused an illegal waste of Company assets; (v) have been unjustly enriched; and (vi) improperly profited from the sale of Company stock based on misappropriated, inside information.

On November 28, 2007, we moved before the Federal Judicial Panel on Multi-District Litigation (the “JPML”) for an order that those of the Securities and Derivative Actions, and certain other related actions, then filed in federal court be transferred to the United States District Court for the Western District of Washington. The JPML granted our motion on February 21, 2008. Pursuant to 28 U.S.C. §1407 and JPML Rules 7.2 and 7.5, we previously had filed with the JPML a Notice of Tag-Along Action with respect to each of the Securities, Derivative and certain other related actions filed in federal courts after November 28, 2007 (including, among others, the Garber Securities Action, and the Procida and Ryan Derivative Actions). Should they wish to do so, the plaintiffs in the Garber and Procida Actions, which were not originally filed in the United States District Court for the Western District of Washington, will have 15 days to object to the transfer once the JPML issues a conditional Transfer Order.

In the meantime, stipulations have been negotiated in the federally filed Securities and Derivative Actions pursuant to which the defendants are not required to answer or otherwise respond to the complaints until the later of (i) 60 days from the dates on which the various stipulations were approved by the applicable courts; (ii) 30 days after the JPML’s February 21, 2008 decision or (iii) 30 days after the plaintiffs file superseding or amended complaints. The parties in the state-court filed Derivative Actions have negotiated a similar stipulation.

Pursuant to and as required by the provisions of our current articles of incorporation and bylaws, we have indemnified and are providing a defense for the director and executive defendants in the Securities and Derivative Actions, and in certain other related actions. At February 29, 2008, we had not yet advanced any such attorneys’ fees and costs for the director defendants.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the related rules and regulations, our directors and executive officers and any beneficial owners of more than 10% of any registered class of our equity securities, are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of copies of these reports and on written representations from such reporting persons, we believe that during 2007, all such persons filed all ownership reports and reported all transactions on a timely basis.

ITEM 2. RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT AUDITORS

Deloitte & Touche LLP currently serves as our independent auditor and has conducted the audit of our accounts for 2007. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditor. In February 2008, the Audit Committee appointed Deloitte & Touche LLP to serve as independent auditor to conduct an audit of our accounts for 2008.

Ratification of Independent Auditor

The Audit Committee’s selection of our independent auditor is not required to be submitted to a vote of the shareholders for ratification. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. After doing so, it may retain that firm or another without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment of Deloitte & Touche LLP, the Audit Committee may, at its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions submitted to the Secretary of Washington Mutual in advance of the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT AUDITOR.

FEES

Aggregate fees for professional services rendered to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2007 and 2006 were as follows:

	Year Ended
	2007	2006

Audit Fees	$10,703,000	$9,304,000
Audit-Related Fees	2,109,000	2,041,000
Tax Fees	2,261,000	812,000
All Other Fees	3,000	3,000

Total Fees	$15,076,000	$12,160,000

Audit Fees

Audit Fees consisted of fees related to the audit of our annual financial statements for the years ended December 31, 2007 and 2006, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those years. Audit fees also included fees for services that generally can only be provided by our independent auditor. These services included comfort letters, statutory audits, attest services, and consent filings.

Audit-Related Fees

Audit-Related Fees consisted of assurance and related services by the independent auditors that were reasonably related to the performance of the audit or review of our financial statements for each of 2007 and 2006, including fees for assistance related to mortgage securitizations and other securities offerings, servicing attestations and review of certain agreed-upon procedures. Audit-Related Fees for 2007 include $325,000 that we incorrectly reported as relating to 2006 in our 2007 proxy statement.

Tax Fees

Tax Fees in each of 2007 and 2006 consisted of tax compliance, planning and advisory services including assistance with Federal and State exams and appeals. The increase in Tax Fees for 2007 relates to services provided to support us with respect to examinations by the Internal Revenue Service and assisting us in resolving tax items at the administrative appeals level of the IRS.

All Other Fees

All Other Fees consisted of fees for an on-line accounting reference tool in 2007 and 2006.

The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche.

Audit Committee Pre-Approval Policy

Our Audit Committee believes that maintaining our independence from our independent auditor is critical to the integrity of our financial statements. The Audit Committee has adopted a Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor which requires that services performed for us by the independent auditor must be pre-approved by the Audit Committee, or a designated member thereof. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing year. On at least a quarterly basis, (i) the Committee reviews and, if appropriate, pre-approves, services to be performed by the independent auditor; and (ii) reviews a report summarizing fiscal year-to-date services provided by the independent auditor and related fees. In determining whether to approve services to be performed by the independent auditor, the Audit Committee considers the independent auditor’s knowledge of our Company and whether another firm can provide similar services to us as effectively.

In 2007, 100% of Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee is composed of six directors who have been found by the Board of Directors to be both independent and financially literate as required by the listing standards of the NYSE. In addition, the Board has determined that Messrs. Frank, Chazen and Smith are Audit Committee Financial Experts under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. Mr. Chazen was added to the Committee on February 26, 2008, and did not participate in the Committee’s activities during 2007 and the first two months of 2008.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of our financial reporting process, financial statements and systems of internal controls; our compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; and the performance of our internal audit function. The Audit Committee is responsible for the selection, retention, supervision and termination of (1) the general auditor, including reviewing the adequacy of the authority, responsibilities and functions of our internal audit department, and (2) the independent auditor, including resolving disagreements between management and the independent auditor. The general auditor and the independent auditor report directly to the Audit Committee.

The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent auditor is responsible for auditing and reporting on the conformity of our consolidated financial statements to accounting principles generally accepted in the United States and the effectiveness of our internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with the independent auditor and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;

2. The Audit Committee has discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor the independent auditor’s independence; and

4. Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE

Stephen E. Frank, Chair
Stephen I. Chazen*
Thomas C. Leppert
Michael K. Murphy
William G. Reed, Jr.
Orin C. Smith

* Appointed to the Committee on February 26, 2008

ITEM 3. APPROVAL OF AMENDMENT TO THE WASHINGTON MUTUAL, INC. AMENDED AND RESTATED 2002
EMPLOYEE STOCK PURCHASE PLAN

On February 26, 2008, the Board of Directors unanimously adopted an amendment (the “ESPP Amendment”) to the Amended and Restated 2002 Employee Stock Purchase Plan (the “ESPP”), subject to approval by our shareholders at the Annual Meeting, to increase the number of shares of common stock authorized for issuance under the ESPP by 4,000,000 shares. The other features of the plan remain the same as under the terms of the ESPP previously approved by our shareholders. In order for the ESPP Amendment to take effect, it must be approved by our shareholders.

As of February 29, 2008, 1,202,360 shares of common stock remained available for issuance under the ESPP. The proposed increase in the number of shares authorized for issuance under the ESPP represents approximately 0.45% of our outstanding stock as of the record date.

Pursuant to the ESPP, our employees and employees of our designated subsidiaries may purchase shares of common stock at a discount through payroll deductions made to us during the offering periods. The ESPP is designed to qualify under Section 423 of the Internal Revenue Code.

Why You Should Vote for the ESPP Amendment

The Board believes that the ESPP helps us attract and retain the services of high quality employees, and provides added incentive to them by encouraging stock ownership in our Company. The Board approved the ESPP Amendment to ensure we can continue to grant purchase rights to our employees at appropriate and competitive levels. We believe the ESPP is necessary in order for us to compete effectively with other companies in our peer group. By providing eligible employees with the opportunity to become shareholders and participate in our success, the interests of participating employees are aligned with those of our shareholders. Approximately 11% of our eligible employees participate in the ESPP.

Summary of the ESPP

The following summary of the material terms of the ESPP is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP, as amended, is attached to this Proxy Statement as Appendix B, and is incorporated herein by reference. In the case of any inconsistency between this summary and the ESPP, the ESPP will govern.

     Eligibility

To be eligible to participate in the ESPP, an employee must be employed by us or a subsidiary for at least 20 hours per week, not own 5% or more of the combined voting power or value of our capital stock or that of any related company, and have attained the age of 18 prior to the first day of an offering period. Our non-employee directors are not eligible to participate in the ESPP. In the future, the Board of Directors or the Human Resources Committee may make adjustments to these eligibility requirements by (i) reducing the minimum hours per week for eligible employees; (ii) reducing the minimum threshold period of employment or increasing the period, up to a maximum of two years; and (iii) requiring employees to work a minimum number of months per year, up to a maximum of five months. Approximately 48,000 employees are eligible to participate in the ESPP.

     Offering Periods

The ESPP is divided into offering periods, the beginning and ending dates of which are determined by the Board of Directors or the Human Resources Committee. Currently, the ESPP is divided into quarterly offering periods. During each offering period, participating employees accumulate funds in an account used to buy common stock through payroll deductions, or they may make cash payments to us before the end of an offering period. At the end of each offering period, the purchase price is determined and the participating employee’s accumulated funds are used to purchase the appropriate number of shares of common stock. In the future, the Board of Directors or the Human Resources Committee or, under authority delegated by the Human Resources Committee, the plan administrator, may establish different beginning and ending dates for offering periods, and may establish one or more purchase periods within an offering period.

     Limitations on the Number of Shares Purchased

Payroll deductions accrue at a rate of not less than 1% and not more than 10% of the employee’s base pay during each payroll period in the offering period. Under the ESPP, no employee may purchase more than $25,000 worth of common stock (based on the fair market value of the common stock on the first day of an offering period) during any calendar year under the ESPP or any other employee stock purchase plan intended to meet the requirements of Section 423 of the Code, and no employee may purchase more than 2,000 shares in any offering period or any calendar year.

     Purchase Price

The purchase price per share of common stock currently is 95% of the fair market value of the common stock on the last day of an offering period. On February 29, 2008, the closing price for the Company’s common stock on the New York Stock Exchange was $14.80 per share. In the future, the Board of Directors or the Human Resources Committee or, pursuant to authority delegated by the Human Resources Committee, the plan administrator, may reduce the purchase price per share of common stock under the ESPP; provided, however, that the purchase price per share may not be reduced to less than 85% of the lesser of (i) the fair market value of the common stock on the first day of an offering period and (ii) the fair market value of the common stock on the last day of an offering period.

     Shares Available for Grant

If the ESPP Amendment is approved by shareholders, the maximum aggregate number of shares of common stock that may be issued under the ESPP will be 8,863,590 shares, consisting of 4,000,000 newly authorized shares and a maximum of 4,863,590 shares previously authorized. These amounts are subject to adjustment for stock dividends, stock splits and other events as provided in the ESPP. The common stock issued under the ESPP will be from authorized but unissued shares of the common stock or shares subsequently acquired by us.

     Effect of Termination

Employees have no right to acquire shares under the ESPP upon termination of their employment for any reason prior to the last business day of an offering period. Upon termination of employment, we will pay the balance in the employee’s account to the employee or to his or her estate. No interest will be paid on such amounts. In the event of a Company-approved leave of absence, a participant may elect to continue participation in the ESPP by making cash payments to us; however, such participation may only be continued for the first 90 days of such leave of absence unless the participant’s re-employment rights are guaranteed by statute or contract.

Neither amounts credited to an employee’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the employee, other than by will or the laws of descent and distribution.

     Administration

The Board of Directors or the Human Resources Committee will administer the ESPP. If designated by the Board or the Human Resources Committee, one of our executive officers may also administer the ESPP. The plan administrator of the ESPP is authorized to administer and interpret the ESPP and to make such rules and regulations as it deems necessary to administer the ESPP, so long as such interpretation, administration or application corresponds to the requirements of Section 423 of the Code.

     Amendment and Termination of the ESPP

The Board or the Human Resources Committee has the power to amend, suspend or terminate the ESPP, except that the Board or the Human Resources Committee may not amend the ESPP without shareholder approval if such approval is required by Section 423 of the Code. Unless sooner terminated, the ESPP will terminate on January 15, 2012.

     Corporate Transactions

In the event of a merger, consolidation or other corporate transaction as a result of which Company shareholders receive cash, stock or other property in exchange for their common stock, the offering period during which an employee may purchase stock will be shortened to a specified date before such proposed transaction, unless the successor agrees to assume our obligations under the ESPP. In the event of a proposed liquidation or dissolution of the Company, the offering period during which an employee may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

Federal Income Tax Consequences

We intend that the ESPP qualify as an “employee stock purchase plan” under Code Section 423. The following discussion summarizes the material federal income tax consequences to us and the participating employees in connection with the ESPP under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Under the Code, we are deemed to grant employee participants in the ESPP an “option” on the first day of each offering period to purchase as many shares of common stock as the employee will be able to purchase with the amounts credited to his or her account during the offering period. On the last day of each offering period, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased the number of shares of common stock his or her accumulated payroll deductions or cash payment to us will purchase at the purchase price.

The required holding period for favorable tax treatment upon disposition of common stock acquired under the ESPP is the later of (i) two years after the deemed “option” is granted (the first day of an offering period) and (ii) one year after the deemed “option” is exercised and the common stock is purchased (the last day of an offering period). When the common stock is disposed of after this period, the employee realizes ordinary income to the extent of the lesser of (a) the amount by which the fair market value of the common stock at the time the deemed “option” was granted exceeded the “option price” and (b) the amount by which the fair market value of the common stock at the time of the disposition exceeded the actual price paid for the common stock. “Option price” is equal to 95% of the fair market value of the common stock on the first day of the offering period. Any further gain is taxed at capital gain rates. If the sale price is less than the option price, there is no ordinary income and the employee recognizes long-term capital loss.

When an employee sells the common stock before the expiration of the required holding periods, the employee generally recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock at the date the option was exercised (the last day of an offering period), regardless of the price at which the common stock is sold. If the sale price is less than the fair market value of the common stock at the date of exercise, then the employee will also have a capital loss equal to such difference.

Even though an employee who meets the requisite holding periods must treat part of his or her gain on a disposition of the common stock as ordinary income, we may not take a business deduction for such amount.

However, if an employee disposes of common stock before the end of the requisite holding period, the amount of income that the employee must report as ordinary income qualifies as a business deduction for us for the year of such disposition.

Vote Required

The affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting is required for approval of the ESPP Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED
2002 EMPLOYEE STOCK PURCHASE PLAN.

ITEM 4. SHAREHOLDER PROPOSAL
REGARDING AN INDEPENDENT BOARD CHAIR

The SEIU Master Trust of 11 Dupont Circle, N.W., Suite 900, Washington, D.C. 20036-1202, beneficial owner of 13,800 shares of our common stock, has indicated that it will present the following proposal and supporting statement at the Annual Meeting. The proposal and supporting statement are quoted verbatim below.

Shareholder Resolution

Independent Board Chairman

RESOLVED:  Shareholders of Washington Mutual, Inc. (“WaMu”) request that the Board of Directors adopt a policy that the Chairman of the Board shall be a director who is independent from the Corporation.

For the purposes of this policy, “independent” has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman who was independent at the time he or she was selected is no longer independent, or in the event of the Chairman’s incapacity, the Board of Directors shall select a new Chairman who satisfies the requirements of this policy within 60 days of such determination. Compliance with this policy shall be excused if no director who qualifies as independent is elected by the shareholders or if no director who is independent is willing to serve as Chairman.

SUPPORTING STATEMENT

Currently, WaMu CEO Kerry Killinger serves as the Chairman of the Board. Yet our Board of Directors has several core responsibilities that involve overseeing the CEO, including monitoring CEO performance, compensating the CEO (CEO Killinger received $14.25 million in 2006 alone), and rigorous CEO succession planning.

Likewise, financial services companies are extraordinarily complex, can significantly impact financial markets, and wield enormous power, and WaMu is the largest U.S. Savings and Loan and one of the largest U.S. home loan providers. We believe the Board should establish a policy whereby the role of Chairman and CEO are separated to ensure proper oversight of executives and to increase accountability by executive management to the entire Board.

Even though our Company has implemented a number of governance reforms in recent years, including declassifying its board, it performed lower than 71.6% of S&P 500 companies on corporate governance issues in 2007, according to Institutional Shareholder Services (ISS Proxy Report 3/29/07). Additionally, our Company underperformed its GICS peers for the one- and five-year periods in annualized shareholder returns (ibid.), and it currently faces a shareholder class action lawsuit for alleged securities fraud tied to appraisal improprieties. There is also widespread analyst critique of our Company’s significant sub-prime lending exposures (and related losses) and its massive and rapid branch expansion plans in markets largely unfamiliar to our Company.

For the Board of Directors to better assess these challenges, WaMu’s strategic priorities, and to properly manage our Company’s executives, we urge shareholders to vote FOR this proposal.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal for these reasons:

Our Board of Directors believes adoption of this proposal is unnecessary and not in the best interests of the Company and its shareholders.

The Board values the flexibility it has to select, on a case-by-case basis, the style of leadership best able to meet the Company’s and shareholders’ needs based on the individuals available and circumstances as they exist at the time. The adoption of a mandate that the Chairman be independent would require the separation of the roles of Chairman and CEO and would limit the Board’s ability to select the director best suited to serve as Chairman based on then relevant facts, circumstances and criteria. This mandate would impose an unnecessary restriction on the Board that is not in the best interests of the Company or its shareholders.

The Board has adopted Corporate Governance Guidelines, available on our web site and discussed in greater detail in the Corporate Governance section of this proxy statement. These Corporate Governance Guidelines are designed to promote effective functioning of the Board’s activities, to ensure that we conduct our business in accordance with the highest legal and ethical standards and to enhance shareholder value. While the Corporate Governance Guidelines do not mandate that the positions of Chairman and CEO be filled by different individuals, these Guidelines, and our other governing documents and charters, do outline the practices adopted to ensure the Board continues to focus on the interests of the Company and its shareholders. These practices include:

•	We have a Lead Independent Director. Our Corporate Governance Guidelines provide for a Lead Independent Director who is elected annually by the independent directors. The Lead Independent Director: (i) identifies topics for and develops the agenda for regularly scheduled meetings of independent directors, (ii) chairs executive sessions for non-employee or independent directors, (iii) has the authority to call special meetings of the non-employee or independent directors, (iv) has authority to recommend to the Chairman the retention of outside advisors and consultants who report directly to the Board, and (v) joins the Chair of the Human Resources Committee in communicating to the CEO the results of the Human Resources Committee’s evaluation of the CEO’s performance. Our Lead Independent Director also assists the Chairman in setting Board meeting agendas and schedules, presides at any Board meeting at which the Chairman is not present and serves as a liaison between the independent directors and the Chairman. We believe the Lead Independent Director and the former Presiding Director role have been effective at enhancing the overall functioning of the Board and the role of independent directors in Board governance.

•	Our Board is composed predominately of Independent Directors. All but two, or over 90%, of our current board members and nominees are independent as defined by the New York Stock Exchange Listing Standards, Section 10A(m) of the Securities Exchange Act of 1934, the rules and regulations of the Securities and Exchange Commission under such Act, and our Guidelines for Determining Director Independence.

•	The Independent Directors are active participants in the process. Each director is an equal participant in the major strategic and policy decisions of the Company and the Chairman has no greater vote on matters considered by the Board than any other director. Further, the Lead Independent Director and the other independent directors communicate regularly with the Chairman regarding appropriate board agenda topics and other board-related matters. Any director may submit topics or request changes to the preliminary agenda as he or she deems appropriate in order to ensure that the interests and needs of the non-employee directors are appropriately addressed. Moreover, all directors are bound by fiduciary obligations to act in a manner they believe to be in the best interests of the Company and its shareholders. Separating the offices of Chairman and CEO would not augment or alter these duties.

•	Our key Committees are composed of Independent Directors. Much of the Board’s work is done at the committee level. The Audit Committee, the Human Resources Committee and the Governance Committee each is composed solely of independent directors. Each committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the committee deems appropriate. Further, these committees set their own agendas and each committee is authorized to retain its own outside counsel and other advisors as it determines appropriate.

•	Non-Employee Directors and Independent Directors meet regularly. Non-employee and independent directors generally meet in executive session at every regularly scheduled board meeting. Our Lead Independent Director chairs these executive sessions. Each independent director may submit topics he or she deems appropriate for discussion at executive sessions to the Lead Independent Director in order to ensure that the interests and needs of the independent directors are appropriately addressed.

•	CEO compensation is determined by Independent Directors. The independent Human Resources Committee is responsible for reviewing the performance of the CEO and for determining and approving the compensation, including salary, incentive compensation and equity-based awards, for the CEO and the Company’s other executive officers. Further, the Human Resources Committee has the sole authority and responsibility to approve the engagement of compensation consultants to assist it in the evaluation of CEO compensation and benefits.

Our use of a single individual to serve the dual role of Chairman and CEO is consistent with the practices of other S&P 500 companies. As reported in the Spencer Stuart Board Index 2007, published by Spencer Stuart and available at www.spencerstuart.com, 65% of all S&P 500 boards have a combined chairman/CEO role and only 35% of the S&P 500 companies separate the roles of chairman and CEO.

The Board believes that its current governance structure provides strong and effective oversight of management, including the CEO, and believes that it is important that the Board maintain an appropriate degree of discretion to determine whether we and our shareholders are best served by a Chairman who acts in a dual role as CEO and to determine what other leadership or oversight arrangements will enhance the Board’s ability to perform. Moreover, the Board believes that retaining a flexible approach to board governance, in which the Board can select a Chairman from among all available candidates, best serves the interests of the Company and its shareholders. The Board believes that we are currently best served by having Mr. Killinger assume both responsibilities. Accordingly, the Board believes that the proposal is not in the best interests of the Company and its shareholders.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL
REGARDING AN INDEPENDENT BOARD CHAIR.

ITEM 5. SHAREHOLDER PROPOSAL
REGARDING DIRECTOR ELECTION PROCESS

The Board of Trustees of the International Brotherhood of Electrical Workers Pension Benefit Fund of 900 Seventh Street, NW, Washington, D.C. 20001, beneficial owner of 36,832 shares of the Company’s common stock, has indicated that it will present the following proposal and supporting statement at the Annual Meeting. The proposal and supporting statement are quoted verbatim below.

Shareholder Resolution

Director Election Majority Vote Standard Proposal

RESOLVED:  That the shareholders of Washington Mutual, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT

In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil, and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call or change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal for these reasons:

Our Board of Directors, which has considered this proposal, believes strongly in director and Board accountability and in the value of a majority vote standard in shareholder elections. In February 2007 our Board’s Governance Committee assessed the best practices of public company governance in this area and determined to adopt the majority voting bylaw procedures that were at that time available under the laws of Washington State, our state of incorporation. As a result of that analysis, our Board adopted an amendment to our Restated Bylaws to address the effects of a director nominee receiving fewer “for” votes than “withholds” in an uncontested election. Our Board also amended its Corporate Governance Guidelines to reflect this procedure, and conducted its 2007 Annual Meeting under these procedures. Companies such as Bank of New York, KeyCorp, Medtronic and Johnson & Johnson also have adopted a post-election director resignation policy. Under these procedures, any nominee who does not receive a vote of the majority of the shares cast in an uncontested election must promptly offer his or her resignation to the Board of Directors following the meeting at which the election occurred. A “vote of the majority of shares cast” means that the number of shares voted “for” the nominee exceeds the number of votes affirmatively voted as “withheld” from that nominee. If that occurs, the Governance Committee, without the nominee in question participating, will take into consideration any relevant factors and recommend whether the Board should accept the director’s resignation. The Board will act on the Governance Committee’s recommendation within 90 days following the date of the shareholders’ meeting at which the election occurred and will promptly disclose publicly its decision whether to accept the director’s resignation offer. The Board believes the bylaw amendment it has already adopted to address the voting standard in director elections provides a better structure for giving shareholders a meaningful role in director elections while preserving the ability for the Board to operate efficiently.

In evaluating this proposal, our Board has currently determined that these provisions in our Restated Bylaws and our Corporate Governance Guidelines allow our Board to consider and address shareholder concerns without creating undue uncertainty. In contrast, if we were, for example, to adopt a bylaw provision authorized by a recently enacted Washington state law allowing for majority voting, the term of a director nominee who failed to receive a majority of “for” votes would automatically terminate no later than 90 days from the date on which the voting results were determined. This mandatory termination could be disruptive to the operation of our Board, especially if the director whose term terminates is a key board member, such as the Chair of the Audit Committee, or if the termination occurred at a time when the director is a member of a special Board committee that is evaluating a particularly sensitive matter. Our existing voting provisions ensure that shareholders have a significant voice in the director election process but prevent automatic termination of a director’s term, thus giving our Board the flexibility to respond to the shareholders’ vote on the nominee in a way that best serves the interests of both the Company and the shareholders.

In addition, our Board believes that our existing voting provisions preserve future flexibility so that the Governance Committee and the Board can continue to monitor and assess our position on majority voting in the election of directors. In contrast, the process of amending the articles of incorporation, as requested by the proposal, requires the delay and expense of calling a shareholders’ meeting. By integrating our director voting procedures into our Restated Bylaws, we have recognized and responded to the significance of this issue. Our Board will continue to monitor evolving trends, but believes that, as it adopted our current majority voting procedures only a year ago, there is value in observing the results of that change in more than a single annual meeting before discarding it and moving to another standard.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING OUR DIRECTOR ELECTION PROCESS.

ANNUAL REPORT

We delivered our Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements and schedules, to our shareholders with this Proxy Statement. Additional copies of the Annual Report on Form 10-K for the year ended December 31, 2007 may be obtained without charge by writing to Investor Relations, Washington Mutual, Inc., 1301 Second Avenue, Seattle, Washington 98101. This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2007, are also available at our website, www.wamu.com/ir and from the SEC at its website, www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our agent, Broadridge Financial Solutions, if you hold registered shares. You can notify Broadridge by sending a written request to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling Broadridge at (800) 542-1061.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Under the rules of the SEC and our bylaws, shareholder proposals that meet certain conditions may be included in our Proxy Statement and Form of Proxy for a particular annual meeting if they are presented to us in accordance with the following:

•	Shareholders that intend to present a proposal at our 2009 Annual Meeting of Shareholders must give notice of the proposal to us no later than November 13, 2008 to be considered timely, regardless whether submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or presented otherwise pursuant to our bylaws.

•	If the date of the 2009 Annual Meeting is moved by more than 30 days from the anniversary of our 2008 Annual Meeting, notice of a proposal submitted under Rule 14a-8 must be received by us a reasonable time before we begin to print and mail our proxy materials, or if submitted otherwise pursuant to our bylaws, must be received by us not later than the later of (i) the 90th day before the meeting or (ii) the 10th day following the day on which we publicly announce the date of the meeting either through a broad press release or in an SEC filing.

•	Pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended, the proxies designated by us for the 2009 Annual Meeting will have discretionary authority to vote with respect to any matter presented at the meeting if we have not received notice of the matter by the dates required under our bylaws, as described above, and in certain other instances specified in that rule.

•	Proposals submitted under Rule 14a-8 must be accompanied by the information required under our bylaws. In addition, our bylaws provide that any matter to be presented at the 2009 Annual Meeting must be proper business to be transacted at the Annual Meeting and must have been properly brought before such meeting pursuant to our bylaws. Receipt by us of any proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in our proxy materials or its presentation at the 2009 Annual Meeting.

•	Our Secretary must receive shareholder proposals in writing at the executive offices of the Company at 1301 Second Avenue, Seattle, Washington 98101, Attention: Secretary.

OTHER MATTERS

As of the date of this Proxy Statement, our management knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

William L. Lynch
Secretary

March 14, 2008

Appendix A

Standard & Poor’s Financial Index Companies in the Performance Share Peer Group
for Awards in the 2004-2006 Performance Cycle

ACE Ltd	Federated Investors Inc.	National City Corp
AFLAC Inc	Fifth Third Bancorp	Northern Trust Corp
Allstate Corp (The)	First Horizon National Corp	PNC Financial Services Group Inc.
Ambac Financial Group Inc.	Franklin Resources Inc	Principal Financial Group Inc.
American Express Co	Goldman Sachs Group	Progressive Corp (The)
American International Group Inc	Hartford Financial Services Group Inc. (The)	Prudential Financial Inc
Ameriprise Financial Inc	Huntington Bancshares Inc	Regions Financial Corp
Aon Corp.	Janus Capital Group Inc	Safeco Corp
Bank of America Corp	JPMorgan Chase & Co	Schwab (Charles) Corp
Bank of New York Co Inc. (The)	KeyCorp	SLM Corp
BB&T Corp	Legg Mason Inc	Sovereign Bancorp Inc.
Bear Stearns Companies Inc (The)	Lehman Brothers Holdings Inc	State Street Corp
Capital One Financial Corp.	Lincoln National Corp	SunTrust Banks Inc.
Chicago Mercantile Exchange
Holdings Inc.	Loews Corp	Synovus Financial Corp.
Chubb Corp (The)	M&T Bank Corp	T. Rowe Price Group Inc
Cincinnati Financial Corp	Marsh & McLennan Companies Inc.	Torchmark Corp
CIT Group Inc.	Marshall & Ilsley Corp	Travelers Companies Inc (The)
Citigroup Inc.	MBIA Inc.	U.S. Bancorp
Comerica Inc	Mellon Financial Corp	Unum Group
Commerce Bancorp Inc.	Merrill Lynch & Co Inc	Wachovia Corp
Compass Bancshares Inc.	Metlife Inc.	Washington Mutual Inc
Countrywide Financial Corp	MGIC Investment Corp	Wells Fargo & Co
E*TRADE Financial Corporation	Moody’s Corp.	XL Capital Ltd
Federal Home Loan Mortgage Corp.	Morgan Stanley	Zions Bancorporation

A-1

Appendix B

WASHINGTON MUTUAL, INC.

AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE
PLAN

SECTION 1. PURPOSE

The purposes of the Washington Mutual, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (the “Plan”) are (a) to assist employees of Washington Mutual, Inc., a Washington corporation (the “Company”), and its designated subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code of 1986, as amended, and (b) to encourage employees to remain in the employ of the Company and its subsidiaries.

SECTION 2. DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

“Additional Shares” has the meaning set forth in Section 6.

“Affiliate” means any corporation, a majority of the voting stock of which is directly or indirectly owned by the Company.

“Board” means the Board of Directors of the Company.

“Cash Payment” has the meaning set forth in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Company’s Directors Compensation and Stock Option Committee or any other Board committee appointed by the Board to administer the Plan. Each member of the Committee will remain a member for the duration of the Plan, unless such member resigns or is removed earlier by majority vote of the Board.

“Company” means Washington Mutual, Inc., a Washington corporation.

“Designated Subsidiary” means any domestic Subsidiary Corporation or any other Subsidiary Corporation designated as such by the Board or the Committee.

“Eligible Compensation” means the gross amount of wages, salaries and fees for personal services paid or accrued by the Company or a Designated Subsidiary to an Eligible Employee during any period under consideration pursuant to the terms of the Plan. Such compensation shall include commissions, production incentive compensation, bonuses and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company or a Designated Subsidiary as an Eligible Employee and to the extent the amounts are includable in gross income. Such compensation shall exclude severance pay, moving expenses, long-term disability insurance payments, compensatory time, other fringe benefits or amounts attributable to any employee benefit plan (including without limitation (i) distributions from a deferred compensation plan, except amounts received from an unfunded, nonqualified plan in the year such amounts are includable in the Eligible Employee’s gross income and (ii) amounts contributed by the Company for the Eligible Employee to any deferred compensation program or toward the purchase of a 403(b) annuity contract for the Eligible Employee, regardless of whether such contributions are excludible from the gross income of the Eligible Employee), amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option, and amounts not otherwise described in this sentence that receive special tax benefits.

“Eligible Employee” means any employee (including officers and directors who are also employees) of the Company or a Designated Subsidiary who is in the employ of the Company or any Designated Subsidiary on one or more Offering Dates and who meets the following criteria:

(a) the employee does not, immediately after the Option is granted, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Parent Corporation or Subsidiary Corporation;

(b) the employee’s customary employment is for 20 hours or more per week or any lesser number of hours established by the Plan Administrator for a future Offering;

(c) if specified by the Plan Administrator for any future Offerings, the employee customarily works a minimum of five months per year or any lesser period of time established by the Plan Administrator; and

(d) except as otherwise provided in Section 7.2, the employee has been employed for a minimum of one month prior to the first day of an Offering or any lesser or greater minimum employment period not to exceed two years that is established by the Plan Administrator for a future Offering. If a former Eligible Employee becomes an Eligible Employee again, all prior periods as an Eligible Employee shall be aggregated to determine whether the requirement of the preceding sentence has been met. An employee of a company acquired by the Company may count his or her time of employment with that company for purposes of satisfying the minimum employment period required by this subparagraph (d).

If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this paragraph shall also be considered Eligible Employees.

As a condition of participation, an Eligible Employee must agree in writing to provide all such forms and agreements as may be required by the Company or the Plan Administrator for the proper administration of the Plan and agree to the transfer of any amounts held under the Plan to any successor Plan Administrator selected by the Committee.

“Enrollment Period” has the meaning set forth in Section 7.1.

“ESPP Broker” has the meaning set forth in Section 10.2.

“Fair Market Value” of a share of Stock on any given date shall be:

(a) The closing price of the Stock as traded on the New York Stock Exchange as published in The New York Times or The Wall Street Journal, on the specified date or, if no such price is available for the specified date, the price on the last preceding day for which such price exists.

(b) If the Stock is not traded as described in subparagraph (a), the value determined in good faith by the Committee or the Board.

“Offering” has the meaning set forth in Section 5.1.

“Offering Date” means the first day of an Offering.

“Option” means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

“Parent Corporation” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company, if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 7 and who has not withdrawn from the Plan or whose participation in the Plan is not otherwise terminated.

“Payroll Deductions” has the meaning set forth in Section 9.1.

“Plan” means the Washington Mutual, Inc. 2002 Employee Stock Purchase Plan.

“Plan Administrator” has the meaning set forth in Section 3.1.

“Plan Year” means the 12-month period beginning each January 1, except that the first Plan Year shall begin July 1, 2002 and end December 31, 2002.

“Purchase Date” means the last day of each Purchase Period.

“Purchase Period” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 6.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” means the common stock of the Company, no par value.

“Subscription” has the meaning set forth in Section 7.1.

“Subsidiary Corporation” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company, if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3. ADMINISTRATION

3.1  Plan Administrator

The Plan shall be administered by the Board and/or the Committee or, if and to the extent the Board or the Committee designates an executive officer of the Company to administer the Plan, by such executive officer (each, the “Plan Administrator”). Any decisions made by the Plan Administrator shall be applicable equally to all Eligible Employees.

3.2  Administration and Interpretation by the Plan Administrator

Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless reserved to the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate ministerial duties to such of the Company’s other officers or employees as the Plan Administrator so determines.

SECTION 4. STOCK SUBJECT TO PLAN

Subject to adjustment from time to time as provided in Section 19.1, a maximum of 8,863,590 shares shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or from shares subsequently acquired by the Company.

SECTION 5. OFFERING DATES

5.1  Offerings

(a) Except as otherwise set forth below, the Plan shall be implemented by a series of offerings that each last six months (each, an “Offering”), such Offerings to commence on January 1 and July 1 of each year and to end on the next June 30 and December 31, respectively. The first Offering shall begin on July 1, 2002 and shall end on December 31, 2002.

(b) Notwithstanding the foregoing, the Plan Administrator may establish (i) a different term for the initial Offering or for one or more future Offerings and (ii) different commencing and ending dates for any such Offerings; provided, however, that an Offering may not exceed 27 months.

(c) In the event the first or the last day of an Offering is not a regular business day, then the first day of the Offering shall be deemed to be the next regular business day and the last day of the Offering shall be deemed to be the last preceding regular business day.

5.2  Purchase Periods

(a) Each Offering shall consist of one or more consecutive purchase periods (each, a “Purchase Period”). The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. Except as otherwise set forth below, a Purchase Period shall commence on January 1 and July 1 of each year and shall end on the next June 30 and December 31, respectively. The first Purchase Period shall begin on July 1, 2002 and shall end on December 31, 2002.

(b) Notwithstanding the foregoing, the Plan Administrator may establish (i) a different term for the initial Purchase Period or for one or more future Purchase Periods and (ii) different commencing and ending dates for any such Purchase Periods.

(c) In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

SECTION 6. PURCHASE PRICE

(a) The purchase price (the “Purchase Price”) at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option shall be 85% of the lesser of (i) the Fair Market Value of the Stock on the Offering Date of such Offering and (ii) the Fair Market Value of the Stock on a Purchase Date during the Offering.

(b) Notwithstanding the foregoing, if an increase in the number of shares authorized for issuance under the Plan (other than an annual increase pursuant to Section 4) is approved and all or a portion of such additional shares are to be issued during one or more Offerings that are underway at the time of shareholder approval of such increase (the “Additional Shares”), then, if as of the date of such shareholder approval, the Fair Market Value of a share of Stock is higher than the Fair Market Value on the Offering Date for any such Offering, the Purchase Price for the Additional Shares shall be 85% of the lesser of (i) the Stock’s Fair Market Value on the date of such shareholder approval and (ii) the Fair Market Value of the Stock on the Purchase Date.

SECTION 7. PARTICIPATION IN THE PLAN

7.1 Initial Participation

An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the “Enrollment Period”) a subscription (the “Subscription”):

(a) indicating the Eligible Employee’s election to participate in the Plan;

(b) authorizing Cash Payments or Payroll Deductions and stating the amount to be deducted regularly from the Participant’s Eligible Compensation; and

(c) authorizing the purchase of Stock for the Participant in each Purchase Period.

An Eligible Employee who does not deliver a Subscription as provided above during the Enrollment Period shall not participate in the Plan for that Offering or for any subsequent Offering unless such Eligible Employee subsequently enrolls in the Plan by filing a Subscription with the Company during the Enrollment Period for such subsequent Offering. For the first Offering, each participant in the Prior Plan as of June 30, 2002 will be deemed to have delivered a Subscription to the Plan Administrator that authorizes that method of payment (cash payments or payroll deductions) elected by such participant under the Prior Plan and, in the case of payroll deductions, the same percentage of compensation elected under the Prior Plan shall apply to participation in the Plan, provided such participant is an Eligible Employee as of the Offering Date and has not affirmatively elected to withdraw from the Plan or change the type or amount of contributions under the Plan by delivering a new Subscription to the Company. The Company may, from time to time, change the Enrollment Period for a future Offering as deemed advisable by the Plan Administrator, in its sole discretion, for the proper administration of the Plan.

Except as otherwise provided in Section 7.2, an employee who becomes eligible to participate in the Plan after an Offering has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering. Eligible Employees may not participate in more than one Offering at a time.

7.2  Alternative Initial Participation

Notwithstanding any other provision of the Plan, the Board or the Committee may provide that any employee of the Company or any Designated Subsidiary who first qualifies as an Eligible Employee after an Offering Date shall, on a date or dates specified in the Offering that coincide with the day on which such person first meets such requirements or that occur on a specified date thereafter, receive an Option under that Offering which Option shall thereafter be deemed to be a part of that Offering. Until otherwise provided by the Board or the Committee for a future Offering, any employee of the Company or any Designated Subsidiary who has been employed for a minimum of one month prior to the first day of the second calendar quarter during an Offering and otherwise qualifies as an Eligible Employee as of such date shall receive an Option under that Offering, provided such employee delivers a Subscription in accordance with Section 7.1.

Any Option granted pursuant to this Section 7.2 shall have the same characteristics as any Options originally granted under the Offering, except that

(a) the date on which such Option is granted shall be the “Offering Date” of such Option for all purposes, including determining the Purchase Price of such Option; provided, however, that if the Fair Market Value of the Stock on the date on which such Option is granted is less than the Fair Market Value of the Stock on the first day of the Offering, then, solely for the purpose of determining the Purchase Price of such Option, the first day of the Offering shall be the “Offering Date” for such Option;

(b) the Purchase Period(s) for such Option shall begin on its Offering Date and end coincident with the remaining Purchase Date(s) for such Offering; and

(c) the Board or the Committee may provide that if such person first meets such requirements within a specified period of time before the end of a Purchase Period for such Offering, he or she will not receive an Option for that Purchase Period.

7.3  Continued Participation

A Participant who has elected to participate in an Offering shall automatically participate in the next Offering until such time as such Participant withdraws from the Plan pursuant to Section 11.2 or terminates employment as provided in Section 12.

SECTION 8. LIMITATIONS ON RIGHT TO PURCHASE SHARES

8.1  Number of Shares Purchased

(a) No Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, a Parent Corporation or a Subsidiary Corporation) with a Fair Market Value exceeding $25,000 (such value determined as of the Offering Date for each Offering or such other limit as may be imposed by the Code) in any calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 8.1).

(b) A Participant may not purchase more than 2,000 shares of Stock during any Purchase Period or any Plan Year, except that a Participant may not purchase more than 1,000 shares of Stock under the Plan during the first Plan Year beginning July 1, 2002 and ending December 31, 2002.

(c) For a future Offering, the Board or the Committee may specify a different maximum number of shares of Stock that may be purchased by any Participant during a Purchase Period or other specified period, as well as specifying a maximum aggregate number of shares that may be purchased by all Participants during a specified period.

8.2  Pro Rata Allocation

In the event the number of shares of Stock that might be purchased by all Participants exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan unless the Plan Administrator determines otherwise for a future Offering.

SECTION 9. PURCHASE OF STOCK

9.1  General Rules

A Participant may pay for Stock that is acquired pursuant to the exercise of all or any portion of an Option by (a) making a cash payment to his or her employer that shall be at least 1% but may not exceed 10% of his or her Eligible Compensation (a “Cash Payment”) and/or (b) directing his or her employer to withhold a fixed dollar amount or percentage of his or her Eligible Compensation that shall be at least 1% but shall not exceed 10% of his or her Eligible Compensation for any Plan Year (a “Payroll Deduction”); provided, however, that if a Participant elects to make a combination of Cash Payments and Payroll Deductions, such Participant’s aggregated contributions may not exceed 10% of his or her Eligible Compensation; and provided further that the Board or the Committee may specify different percentage limitations for a future Offering or Plan Year. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant’s Eligible Compensation during each pay period shall be determined by the Participant’s Subscription.

9.2  Method of Payment

(a) A Participant may make Cash Payments to the Participant’s employer in such manner as is provided by the Committee. Any Cash Payment elected to be made by a Participant shall be made by a deadline specified by the Committee that shall not be later than the close of the Plan Year.

(b) Payroll Deductions shall commence on the first payday following an Offering Date and shall continue through the last payday of the Offering unless sooner altered or terminated as provided in the Plan.

9.3  Memorandum Accounts

Individual accounts shall be maintained for each Participant for memorandum purposes only. All Cash Payments and/or Payroll Deductions from a Participant’s Eligible Compensation shall be credited to such account but shall be deposited with the general funds of the Company. All Cash Payments and/or Payroll Deductions received or held by the Company may be used by the Company for any corporate purpose.

9.4  No Interest

No interest shall be paid on Cash Payments and/or Payroll Deductions received or held by the Company.

9.5  Acquisition of Stock

On each Purchase Date of an Offering, each Participant shall automatically acquire, pursuant to the exercise of the Participant’s Option, the number of shares of Stock arrived at by dividing the total amount of the Participant’s accumulated Cash Payments and/or Payroll Deductions for the Purchase Period by the Purchase Price, including fractional shares, unless the Plan Administrator has determined for a future Offering that fractional shares may not be issued under the Plan; provided that the number of shares of Stock purchased by the Participant shall not exceed the limitation on the number of shares for which Options have been granted to the Participant pursuant to Section 8.1.

9.6  Refund of Excess Amounts

If the purchase of fractional shares is not permitted for any future Offering, any cash balance remaining in the Participant’s account at the termination of a Purchase Period that is not sufficient to purchase a whole share of Stock shall be applied to the purchase of Stock in the next Purchase Period, provided the Participant participates in the next Purchase Period and the purchase complies with Section 8.1. All other amounts remaining in a Participant’s account after a Purchase Date shall be refunded to the Participant as soon as practical after the Purchase Date without the payment of any interest.

9.7  Withholding Obligations

At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, a Participant shall make adequate provision for local, state, federal and foreign withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

9.8  Termination of Participation

No Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in a current Offering or the Plan has terminated on or before such Purchase Date or if the Participant has otherwise terminated employment prior to a Purchase Date.

9.9  Procedural Matters

The Company may, from time to time, establish (a) limitations on the frequency and/or number of any permitted changes in the amount withheld during an Offering, as set forth in Section 11.1, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, and (d) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.10 Leaves of Absence

During leaves of absence approved by the Company and meeting the requirements of the applicable treasury regulations promulgated under the Code, a Participant may elect to continue participation in the Plan by delivering cash payments to the Company on the Participant’s normal paydays equal to the amount of his or her Cash Payments and/or Payroll Deductions under the Plan had the Participant not taken a leave of absence. Currently, the treasury regulations provide that a Participant may continue participation in the Plan only during the first 90 days of a leave of absence unless the Participant’s reemployment rights are guaranteed by statute or contract.

SECTION 10. STOCK PURCHASED UNDER THE PLAN

10.1 Restrictions on Transfer of Stock

(a) Shares of Stock purchased under the Plan may be registered in the name of a nominee or held in such other manner as the Plan Administrator determines to be appropriate. Each Participant will be the beneficial owner of the Stock purchased under the Plan and will have all rights of beneficial ownership in such Stock, except that the Participant may not transfer or otherwise dispose of such Stock for any period of time (a “Holding Period”) following the Purchase Date for such Stock specified for any future Offering by the Board or the Committee.

(b) The Company or the ESPP Broker will retain custody of the Stock purchased under the Plan for a period of time ending no earlier than the expiration of any Holding Period. A book entry stock account will be established in each Participant’s name (a “Stock Account”).

(c) Cash dividends paid on Stock in a Participant’s Stock Account due to any Holding Period or because the Participant has not made a request for delivery shall be used by the custodian of such Stock to purchase additional shares of Stock, which shall be credited to the Participant’s Stock Account. Dividends paid in the form of shares of Stock with respect to Stock in a Participant’s Stock Account shall be credited to such Stock Account. Stock credited to a Participant’s Stock Account due to cash or stock dividends with respect to Stock that is subject to any Holding Period shall be restricted for the same period as the Stock with respect to which the dividend was paid.

(d) Upon termination of the Participant’s employment because of retirement, disability or death, any Holding Period will be deemed to be satisfied as of the date of such termination.

10.2 ESPP Broker

If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the “ESPP Broker”) to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant’s name with the ESPP Broker. A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time after expiration of a Holding Period set forth in Section 10.1(a), but, in the absence of such a disposition, the shares of Stock must remain in the Participant’s account at the ESPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Stock for which the holding periods set forth above have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant’s choosing or request that a stock certificate be issued and delivered to him or her. Dividends paid in the form of shares of Stock with respect to Stock in a Participant’s account shall be credited to such account. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

10.3 Notice of Disposition

By entering the Plan, each Participant agrees to promptly give the Company notice of any Stock disposed of within the later of one year from the Purchase Date and two years from the Offering Date for such Stock, showing the number of such shares disposed of and the Purchase Date and Offering Date for such Stock. This notice shall not be required if and so long as the Company has a designated ESPP Broker.

SECTION 11. CHANGES IN WITHHOLDING AMOUNTS AND
VOLUNTARY WITHDRAWAL

11.1 Changes in Withholding Amounts

(a) Unless the Plan Administrator establishes otherwise for a future Offering, during a Purchase Period, a Participant may elect to reduce Payroll Deductions to 0% by completing and filing with the Company an amended Subscription authorizing cessation of Payroll Deductions. The change in rate shall be effective as of the beginning of the next payroll period following the date of filing the amended Subscription, provided the amended Subscription is filed prior to any date required by the Plan Administrator. If not filed prior to such date, the change in rate shall be effective as of the beginning of the next succeeding payroll period. All Payroll Deductions accrued by a Participant as of such effective date shall continue to be applied toward the purchase of Stock on the Purchase Date, unless a Participant withdraws from the Plan pursuant to Section 11.2. An amended Subscription shall remain in effect until the Participant changes such Subscription in accordance with the terms of the Plan.

(b) Unless the Plan Administrator determines otherwise for a future Offering, a Participant may elect to increase or decrease the amount to be withheld from his or her compensation for future Purchase Periods within an Offering by filing with the Plan Administrator an amended Subscription; provided, however, that notice of such election must be delivered to the Plan Administrator at least ten days prior to such Purchase Period in such form and in accordance with such terms as the Plan Administrator may establish for an Offering. An amended Subscription shall remain in effect until the Participant changes such Subscription in accordance with the terms of the Plan.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423 and Section 8.1, a Participant’s Payroll Deductions or Cash Payments shall be decreased to 0% during any Purchase Period if the aggregate of all the Participant’s Payroll Deductions or Cash Payments accumulated with respect to one or more Purchase Periods ending within the same calendar year exceeds $25,000 of Fair Market Value of the Stock determined as of the first day of an Offering ($21,250 to the extent the Purchase Price may be 85% of the Fair Market Value of the Stock on the Offering Date of the Offering). Payroll Deductions or Cash Payments shall re-commence at the rate provided in such Participant’s Subscription at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless the Participant terminates participation in the Plan as provided in Section 11.2 or indicates otherwise in an amended Subscription. Also notwithstanding the foregoing, a Participant’s Payroll Deductions or Cash Payments shall be decreased to 0% at such time that the aggregate of all Payroll Deductions or Cash Payments accumulated with respect to an Offering exceeds the amount necessary to purchase (i) 2,000 shares of Stock in any Purchase Period or Plan Year (or such other number as the Board or Committee shall specify for a future Offering). Payroll Deductions or Cash Payments shall re-commence at the rate provided in such Participant’s Subscription at the beginning of the next Purchase Period, provided the Participant continues to participate in the Plan and such participation complies with Section 8.1.

11.2 Withdrawal From the Plan

A Participant may withdraw from the Plan by completing and delivering to the Plan Administrator a written notice of withdrawal on a form provided by the Plan Administrator for such purpose. Such notice must be delivered prior to the end of the Purchase Period for which such withdrawal is to be effective, or by any other date specified by the Plan Administrator for a future Offering.

11.3	Notice of Withdrawal; Effect of Withdrawal on Prior Purchase Periods; Re-enrollment in the Plan

(a) The Company may, from time to time, impose a requirement that any notice of withdrawal be on file with the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

(b) If a Participant withdraws from the Plan after the Purchase Date for a Purchase Period, the withdrawal shall not affect Stock acquired by the Participant in any earlier Purchase Periods.

(c) In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may participate in any subsequent Offering by again satisfying the definition of Eligible Employee and re-enrolling in the Plan in accordance with Section 7.

11.4 Return of Cash Payments and/or Payroll Deductions

Upon withdrawal from the Plan pursuant to Section 11.2, the withdrawing Participant’s accumulated Cash Payments and/or Payroll Deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant’s interest in the Plan shall terminate. Such accumulated Cash Payments and/or Payroll Deductions may not be applied to any other Offering under the Plan.

SECTION 12. TERMINATION OF EMPLOYMENT

(a) Termination of a Participant’s employment with the Company for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant’s participation in the Plan. The Cash Payments and/or Payroll Deductions credited to the Participant’s account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant’s death, to the Participant’s legal representative or designated beneficiary as provided in Section 13.2, and all the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 12.

(b) The former Participant’s account may be continued with the Plan Administrator at the Participant’s expense, or the account may be closed after which a stock certificate for the full number of shares in the account will be delivered to the former Participant with a check for any fractional shares and cash in the account.

SECTION 13. RESTRICTIONS ON ASSIGNMENT

13.1 Transferability

An Option granted under the Plan shall not be transferable, and such Option shall be exercisable during the Participant’s lifetime only by the Participant. The Company will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant of the Participant’s interest in the Plan, of his or her Option or of any rights under his or her Option. Any attempted assignment, transfer, pledge or other disposition of any rights under the Plan shall be null and void, and shall automatically terminate all rights of a Participant under the Plan.

13.2 Beneficiary Designation

A Participant may designate on a Company-approved form a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event that the Participant dies after the Purchase Date for an Offering but prior to delivery to such Participant of such shares and cash. In addition, a Participant may designate on a Company-approved form a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event that the Participant dies before the Purchase Date for an Offering. Such designation may be changed by the Participant at any time by written notice to Employee Benefits or other individual performing similar functions.

SECTION 14. NO RIGHTS AS SHAREHOLDER UNTIL SHARES
ISSUED

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, a certificate or its equivalent has been issued to the Participant for the shares following exercise of the Participant’s Option.

SECTION 15. LIMITATIONS ON SALE OF STOCK PURCHASED
UNDER THE PLAN

The Plan is intended to provide Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of his or her own affairs. Subject to the limitations set forth in Section 10, therefore, a Participant may sell Stock purchased under the Plan at any time he or she chooses subject to compliance with Company policies and any applicable federal and state securities laws. A Participant assumes the risk of any market fluctuations in the price of the Stock.

SECTION 16. AMENDMENT, SUSPENSION OR TERMINATION OF
THE PLAN

(a) The Board or the Committee may amend the Plan in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (i) increase the total number of shares as to which Options may be granted under the Plan, (ii) modify the class of employees eligible to receive Options, or (iii) otherwise require shareholder approval under any applicable law or regulation; and provided, further, that, except as provided in this Section 16, no amendment to the Plan shall make any change in any Option previously granted that adversely affects the rights of any Participant.

(b) The Plan shall continue in effect for ten years after the date of its adoption by the Board. Notwithstanding the foregoing, the Board or the Committee may at any time and for any reason suspend or terminate the Plan. During any period of suspension or upon termination of the Plan, no Options shall be granted.

(c) Except as provided in Section 19, no such termination of the Plan may affect Options previously granted, provided that the Plan or an Offering may be terminated by the Board or the Committee on a Purchase Date or by the Board’s or the Committee’s setting a new Purchase Date with respect to an Offering and a Purchase Period then in progress if the Board or the Committee determines that termination of the Plan and/or the Offering is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the Offering would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan.

SECTION 17. NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Parent Corporation or Subsidiary Corporation or to affect the right of the

Company or a Parent Corporation or Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

SECTION 18. EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent Corporation or Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company, any Parent Corporation or Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company, a Parent Corporation or Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

SECTION 19. ADJUSTMENTS

19.1 Adjustment to Shares

The maximum number and kind of shares of Stock with respect to which Options hereunder may be granted and which are the subject of outstanding Options shall be adjusted by way of increase or decrease as the Committee determines (in its sole discretion) to be appropriate, in the event that:

(a) the Company effects one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events;

(b) the Company or an Affiliate engages in a transaction to which Code Section 424(a) applies; or

(c) there occurs any other event that in the judgment of the Board or the Committee necessitates such action;

provided, however, that if an event described in subparagraph (a) or (b) above occurs, the Board or the Committee shall make adjustments to the limits on purchases specified in Section 8.1(b) that are proportionate to the modifications of the Stock that are on account of such corporate changes.

19.2 Dissolution or Liquidation of the Company

In the event of the proposed dissolution or liquidation of the Company, the Offering then in progress shall be shortened by setting a new Purchase Date and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board or the Committee. The new Purchase Date shall be a specified date before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each Participant in writing prior to the new Purchase Date that the Purchase Date for the Participant’s Option has been changed to the new Purchase Date and that the Participant’s Option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11.

19.3 Company Transaction

Upon a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Stock (a “Company Transaction”), each outstanding Option shall be assumed or an equivalent option substituted by the successor company or parent thereof (the “Successor Company”). In the event that the Successor Company refuses to assume or substitute for the Option, any Offering then in progress shall be shortened by setting a new Purchase Date. The new Purchase Date shall be a specified date before the date of the Company Transaction. The Plan Administrator shall notify each Participant in writing, prior to the new Purchase Date, that the Purchase Date for the Participant’s Option has been changed to the new Purchase Date and that the Participant’s Option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11.

19.4 Limitations

The grant of Options shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 20. REGISTRATION; CERTIFICATES FOR SHARES

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

To the extent that the Plan or any instrument evidencing shares of Stock provides for issuance of stock certificates to reflect the issuance of such shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

SECTION 21. EFFECTIVE DATE

The Plan shall become effective on the date it is approved by the Company’s shareholders, so long as such approval is obtained within 12 months of the date on which the Plan was adopted by the Board.

1301 SECOND AVENUE, SEATTLE, WA 98101
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 15, 2008 at 1:00 p.m.
Benaroya Hall
200 University Street
Seattle, Washington 98101

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
WASHINGTON MUTUAL, INC.

The undersigned shareholder(s) of Washington Mutual, Inc. (the “Company”) hereby appoints William L. Lynch and Stewart M. Landefeld, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on February 29, 2008, at the Annual Meeting of Shareholders of the Company to be held at 1:00 p.m., Tuesday, April 15, 2008, and at any and all adjournments thereof. Each share of Common Stock is entitled to one vote per share on each of the items properly presented at the Annual Meeting.

If you are a participant in the WaMu Savings Plan (the “Plan”), you have the right to direct Fidelity Management Trust Company (“Fidelity”), as trustee of the Plan, regarding how to vote the shares of Company Common Stock attributable to your individual account under the Plan, and the enclosed proxy card acts also acts as a direction form to provide voting directions to Fidelity. Fidelity will vote shares of Common Stock attributable to participant accounts as directed by such participants. Fidelity will not vote shares of Common Stock attributable to participant accounts for which it does not receive participant direction by April 10, 2008.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE IN ITEM 1, “FOR” ITEMS 2 AND 3, AND “AGAINST” ITEMS 4 AND 5. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” EACH NOMINEE IN ITEM 1, “FOR” ITEM 2, “FOR” ITEM 3, and “AGAINST” ITEMS 4 and 5, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

(Please sign as name(s) appear on this proxy and date this proxy. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.)

(Continued and to be signed on the reverse side)

P
R
O
X
Y

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time April 14, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Washington Mutual, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To signup for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time April 14, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Washington Mutual, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☑

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE IN ITEM 1, “FOR” ITEM 2, “FOR” ITEM 3, “AGAINST” ITEMS 4 AND 5

1. Election of Directors:
Nominees (Terms will expire in 2009):	For	Withhold

01 Stephen I. Chazen	☐	☐
02 Stephen E. Frank	☐	☐
03 Kerry K. Killinger	☐	☐
04 Thomas C. Leppert	☐	☐
05 Charles M. Lillis	☐	☐
06 Phillip D. Matthews	☐	☐
07 Regina T. Montoya	☐	☐
08 Michael K. Murphy	☐	☐
09 Margaret Osmer McQuade	☐	☐
10 Mary E. Pugh	☐	☐
11 William G. Reed, Jr.	☐	☐
12 Orin C. Smith	☐	☐
13 James H. Stever	☐	☐

Signature	Date

	FOR	AGAINST	ABSTAIN

2. Company proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2008	☐	☐	☐

3. Company proposal to approve an amendment to the Company’s Amended and Restated 2002 Employee Stock Purchase Plan	☐	☐	☐

4. Shareholder proposal regarding an independent board chair	☐	☐	☐

5. Shareholder proposal regarding the Company’s director election process	☐	☐	☐

Signature (Joint Owners)		Date